Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-135267

CITIZENS NATIONAL BANCSHARES, INC. Proxy Statement for Special Meeting of Shareholders September 21, 2006, 3:00 p.m. local time 201 North Main Street, Nicholasville, Kentucky	FARMERS CAPITAL BANK CORPORATION Prospectus in connection with an offer of up to 600,000 shares of its common stock

PROPOSED MERGER - YOUR VOTE IS VERY IMPORTANT

The boards of directors of Citizens National Bancshares, Inc. and Farmers Capital Bank Corporation have each agreed to the acquisition of Citizens by Farmers Capital. Citizens will be merged with and into FCBC Acquisition Subsidiary, LLC, a wholly-owned subsidiary of Farmers Capital. We are sending this proxy statement prospectus to Citizens’ shareholders to ask them to approve the merger at a special meeting of shareholders to be held at Citizens National Bank of Jessamine County, 201 North Main Street, Nicholasville, Kentucky, on September 21, 2006, at 3:00 p.m. local Nicholasville, Kentucky time. Farmers Capital shareholders are not required to approve the merger. At the special meeting, you will be asked to approve the plan of merger among Farmers Capital, FCBC Acquisition and Citizens.

The total merger consideration, which will be composed of a combination of cash and Farmers Capital common stock, $.125 par value per share, will equal $30,000,000, less the amount (if any) by which Citizens’ consolidated equity capital (as adjusted under the terms of the merger agreement) at the time of the merger closing is less than $12,350,000. Citizens’ anticipated equity capital as of March 31, 2006, as adjusted in accordance with the terms of the merger agreement, was $12,348,000, resulting in a capital shortfall of $2,000. Citizens has informed Farmers Capital that due to anticipated earnings between March 31, 2006 and the anticipated closing date of September 29, 2006, Citizens does not anticipate any capital shortfall will exist at the time of the closing of the merger.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described in this proxy statement-prospectus, for cash, shares of Farmers Capital common stock, or a combination of each, representing its pro rata share of the merger consideration. Farmers Capital common stock is quoted on The NASDAQ Capital Market under the symbol “FFKT”.

If the merger had closed on August 7, 2006, each outstanding share of Citizens common stock would have received either $152.59 cash or shares of Farmers Capital common stock with a value of $152.59, as determined by the plan of merger. As Citizens and Farmers Capital have agreed to set the total cash paid in the merger at no more than $15,000,000 and set limits on the total stock issued in the merger, the per share merger consideration you receive may be different than $152.59, as more fully described in this proxy-statement prospectus.

You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 28.

We are very excited about the opportunities the proposed merger brings to both Citizens’ and Farmers Capital’s shareholders, and we thank you for your consideration.

Benjamin F. Brown President and CEO Citizens National Bancshares, Inc.	G. Anthony Busseni President and CEO Farmers Capital Bank Corporation

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of Farmers Capital common stock to be issued in the merger are not deposits nor savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated August 7, 2006 and is first being mailed to Citizens shareholders on or about August 9, 2006.

APPENDIX A	PLAN OF MERGER
APPENDIX B
AGREEMENT AND PLAN OF MERGER, DATED APRIL 11, 2006, AS AMENDED BY AMENDMENT NO. 1 DATED JUNE 16, 2006, BY AND AMONG CITIZENS NATIONAL BANCSHARES, INC., FCBC ACQUISITION SUBSIDIARY, LLC (SUCCESSOR BY ASSIGNMENT TO FCBC SUBSIDIARY, INC.) AND FARMERS CAPITAL BANK CORPORATION

APPENDIX C	FULL TEXT OF SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT
APPENDIX D	CONSOLIDATED FINANCIAL STATEMENTS - CITIZENS NATIONAL BANCSHARES, INC.
APPENDIX E	FAIRNESS OPINION OF PROFESSIONAL BANK SERVICES, INC.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Farmers Capital or Citizens since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Farmers Capital”, “Citizens” and “FCBC Acquisition” refer to Farmers Capital Bank Corporation, Citizens National Bancshares, Inc. and FCBC Acquisition Subsidiary, LLC. Where the context requires, “Farmers Capital” may refer to Farmers Capital Bank Corporation and its subsidiaries, which includes FCBC Acquisition, the entity formed and owned entirely by Farmers Capital for the sole purpose of effectuating the merger, and its other operating subsidiaries which include seven banks, an insurance agency, a mortgage brokerage company, a data processing company and a subsidiary holding a 50% interest in a life insurance company. Where the context requires, “Citizens” may refer to Citizens National Bancshares, Inc. and its only subsidiary, Citizens National Bank of Jessamine County.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Farmers Capital to “incorporate by reference” the information it files with the SEC. This permits Farmers Capital to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Farmers Capital has filed or will file with the SEC (File No. 000-14412) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2005;

•	its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, as amended by Form 10-Q/A filed with the SEC on June 15, 2006;

•	each of its Current Reports on Form 8-K filed on April 12, 2006, April 18, 2006 and June 2, 2006;

•
those portions of Farmers Capital’s definitive Proxy Statement for it’s Annual Meeting of Shareholders held on May 9, 2006 that are incorporated by reference into Items 11, 12, 13 and 14 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	the description of the Company’s common stock contained in the Farmers Capital’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including all amendments or reports filed for the purpose of updating such description; and

•	all documents filed by Farmers Capital with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after filing the registration statement of which this proxy statement-prospectus forms a part and prior to the earlier of the date of the Citizens shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Farmers Capital that is not included in, or delivered with, this document. This information is described above and may be obtained through the SEC website at http://www.sec.gov. This information is also available to you without charge upon written or verbal request. To obtain this information, Citizens shareholders should contact:

Farmers Capital Bank Corporation
Attn: C. Douglas Carpenter
Senior Vice-President and Chief Financial Officer
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1686

In order to obtain timely copies of such information you must request the information no later than September 14, 2006.

CITIZENS NATIONAL BANCSHARES, INC.
201 North Main Street
Nicholasville, Kentucky 40356

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 21, 2006

Citizens National Bancshares, Inc. will hold a special meeting of shareholders at Citizens National Bank of Jessamine County, 201 North Main Street, Nicholasville, Kentucky 40356, on September 21, 2006 at 3:00 p.m., local Nicholasville, Kentucky, time.

The purpose of the special meeting is to approve and adopt an Amended and Restated Plan of Merger included in an Agreement and Plan of Merger, dated April 11, 2006, as amended by Amendment No. 1, dated June 16, 2006, by and among Citizens National Bancshares, Inc., Farmers Capital Bank Corporation and FCBC Acquisition Subsidiary, LLC (successor by assignment to FCBC Subsidiary, Inc.). This plan of merger contemplates that Farmers Capital will acquire Citizens pursuant to the merger of Citizens with and into FCBC Acquisition, a subsidiary of Farmers Capital. A copy of the plan of merger is attached to this proxy statement-prospectus as Appendix A and a copy of the merger agreement, including its amendment, is attached to this proxy statement-prospectus as Appendix B.

Only shareholders of record at the close of business on August 4, 2006, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the plan of merger requires the affirmative vote of a majority of the outstanding shares of Citizens common stock.

AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF MERGER.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Citizens’ corporate secretary, or by filing a properly executed proxy of a later date with Citizens’ corporate secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

Citizens shareholders have dissenters’ rights with respect to the merger under the Kentucky Business Corporation Act. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Appendix C to this proxy statement-prospectus.

By Order of the Citizens National Bancshares, Inc. Board of Directors

Benjamin F. Brown	August 7, 2006
President and Chief Executive Officer

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:
You are being asked to approve the plan of merger attached to this proxy statement-prospectus as Appendix A, which provides for the acquisition of Citizens, including its subsidiary, Citizens National Bank of Jessamine County (“Citizens National”).

Q:	How does my board of directors recommend I vote on the merger?

A:	The Citizens board of directors unanimously recommends that you vote “FOR” approval of the plan of merger.

Q.	What vote is required to approve the plan of merger?

A.
Approval of the plan of merger requires the affirmative vote of the holders of a majority of Citizens’ outstanding common stock. Each director and executive officer of Citizens has signed a voting agreement committing to vote the shares each of them owns of record for the plan of merger. Collectively, they have agreed to vote a total of 34,859 shares of Citizens common stock (or approximately 17.7% of those outstanding) in favor of the plan of merger at the special meeting. See “Special Shareholders’ Meeting of Citizens National Bancshares, Inc. - Record Date; Quorum and Vote Required” on page 33.

Q:	Why is my board of directors recommending that I vote for approval of the plan of merger?

A:
The board considered many factors in deciding to recommend the approval of the merger, including the value of the merger consideration as compared to remaining independent, and the fairness opinion of Citizens’ financial advisor, Professional Bank Services, Inc. See “The Merger - Reasons for the Merger: Citizens” on page 36.

Q:	What will I receive in the merger?

A:
The total merger consideration, which will be composed of a combination of cash and Farmers Capital common stock, $.125 par value per share, will equal $30,000,000 less the amount of any Citizens capital shortfall. Under the merger agreement, a “capital shortfall” is the extent to which Citizens consolidated equity capital as of the closing of the merger, reduced for (1) professional fees and other obligations of Citizens and its subsidiaries to attorneys, accountants, investment bankers, consultants, financial advisors and other non-employee representatives in connection with the merger and (2) the special bonus payments of approximately $1,769,000 being made to Citizens’ four executive officers at the closing of the merger, is less than $12,350,000. In calculating Citizens’ consolidated equity capital, any adjustments required by Financial Accounting Standards Board Statement No. 115 (FASB 115) or specifically requested by Farmers Capital will be excluded. As of March 31, 2006, Citizens’ equity capital was approximately $12,348,000, after (1) deducting the anticipated special bonus payments of $1,769,000 and estimated professional fees related to the merger of $525,000, (2) taking into account the tax effect of such payments and fees and (3) removing a $255,000 adjustment required by FASB 115, all as required by the merger agreement. Consequently, if the merger had closed on March 31, 2006, the total merger consideration would have been $29,998,000. Citizens has informed Farmers Capital that due to anticipated earnings between March 31, 2006 and the anticipated closing date of September 29, 2006, Citizens does not anticipate any capital shortfall will exist at the time of the closing of the merger, resulting in total merger consideration of $30,000,000.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described below, for cash, shares of Farmers Capital common stock, or a combination of each, representing each share’s pro rata share of the merger consideration. For purposes of calculating the amount of the per share merger consideration, the shares of Farmers Capital common stock to be issued in the merger will be valued at the average per share closing price of Farmers Capital common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day before the anticipated close of the merger (“the 15 day trading average”).

On August 7, 2006, there were 196,600 shares of Citizens common stock outstanding, Citizens had no capital shortfall as discussed above and the Farmers Capital common stock’s 15 day trading average was $31.44 per share. Consequently, if the merger had closed on August 7, 2006, each outstanding share of Citizens common stock would have been entitled to receive under the merger either $152.59 cash or 4.853 shares of Farmers Capital common stock. These 4.853 shares of Farmers Capital common stock would have had a deemed value of $152.59 ($31.44 per share) under the terms of the plan of merger.

Farmers Capital and Citizens have agreed to certain “collars” on the Farmers Capital stock price in order to establish a range for the total number of shares of Farmers Capital common stock that may be issued in the merger. If the 15 day trading average is more than $35.85, then Farmers Capital common stock will be capped at $35.85 for purposes of determining the total number of Farmers Capital shares to be issued in the merger. If the 15 day trading average of Farmers Capital common stock for the same period is less than $28.54, then Farmers Capital common stock will be fixed at $28.54 for purposes of determining the total number of Farmers Capital shares to be issued in the merger. However, in the event the 15 day trading average is less than $25.69, Farmers Capital may either terminate the merger agreement or choose to close, in which case the total number of Farmers Capital shares to be issued in the merger will be determined based on the 15 day trading average and not the collar, but the total number of shares to be issued will be reduced by 5%.

Consequently, the total value of the merger consideration, based on the 15 day trading average, could be more or less than $30,000,000 (or $152.59 per share, based on Citizens common stock outstanding on the record date) to the extent that the 15 day trading average is outside the agreed collars (more than $35.85 or less than $28.54). If the 15 day trading average is less than $25.69, the total merger consideration paid by Farmers Capital will be reduced by 2.5%. Based on a 15 day trading average of $25.69, the total merger consideration paid by Farmers Capital will be reduced to $28,502,102 (assuming no capital shortfall), resulting in per share merger consideration of $144.98 in cash or 5.643 shares of Farmers Capital common stock for each share of Citizens common stock. The per share merger consideration, based on several varying 15 day trading averages, is discussed in more detail at pages 42-43.

Your election may be subject to proration so that $15,000,000 of the total merger consideration is paid in cash, and the balance in Farmers Capital common stock. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the 15 day trading average.

Q.	Will the shares of Farmers Capital that I receive in the merger be freely transferable?

A.
The Farmers Capital common stock issued in the merger will be transferable free of restrictions under federal and state securities laws, except for shares of Farmers Capital common stock received by persons who are deemed to be “affiliates” of Citizens as defined under applicable federal securities laws. See “The Merger - Resale of Farmers Capital Common Stock” on page 54.

Q:	When do you expect the merger to be completed?

A:	We currently expect to close the merger on September 29, 2006, or as soon thereafter as is practicable.

Q:	What should I do now?

A:
After carefully reading and considering the information in this proxy statement-prospectus, please indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed pre-addressed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the proposal to approve the plan of merger.

Q:	What if I do not vote on the merger?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock on the plan of merger only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will be counted toward a quorum, but your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to Citizens’ corporate secretary. Second, you can submit a new properly executed proxy with a later date to Citizens’ corporate secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be revoked by your vote in person. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my Citizens stock certificates now?

A:
If you wish to elect to receive all or a portion of the consideration for your shares in stock of Farmers Capital, you should send your Citizens stock certificates with the separately enclosed election form but not with your proxy. If the merger is completed and you have not already submitted your certificates, Farmers Capital’s exchange agent will send all of Citizens shareholders written instructions for exchanging Citizens common stock certificates for the merger consideration.

Q:	Will I necessarily receive the form of consideration I elect to receive?

A:
No. You will find included with this proxy statement-prospectus an election form which you may use to indicate your preference as to whether you want your merger consideration to be cash or shares of Farmers Capital common stock or a combination of both. Citizens’ and Farmers Capital’s boards of directors, however, have agreed to fix the total cash consideration at $15,000,000. Consequently, there is no assurance that you will receive the form of consideration that you elect on the election form with respect to all shares of Citizens common stock you hold. If the elections result in an oversubscription or undersubscription of the pool of Farmers Capital common stock, the exchange agent appointed by Farmers Capital to pay the appropriate merger consideration in exchange for Citizens stock certificates will allocate cash and Farmers Capital common stock to Citizens shareholders following the proration procedures described in the merger agreement. Farmers Capital is permitted, but not obligated, under the merger agreement to adjust the fixed amount of cash consideration to more closely match the actual elections of Citizens shareholders. See “The Merger Agreement - Allocation and Proration Procedures.”

Q:	What happens if I don’t make an election for cash or shares of Farmers Capital common stock?

A:
If you fail to make an election prior to the election deadline, you will be deemed to have elected to receive cash consideration subject to an adjustment as required by the merger agreement. For more information concerning the merger consideration and election procedures, see “The Merger Agreement - Shareholder Elections for Stock Consideration”.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:
Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Kentucky law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the plan of merger, and you must strictly comply with all of the applicable requirements of the Kentucky Business Corporation Act summarized under the heading “Dissenters’ Rights”, page 63, in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of the Kentucky Business Corporation Act as Appendix C to this proxy statement-prospectus.

SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Farmers Capital common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. You may obtain the information about Farmers Capital that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting in person at the special meeting of Citizens’ shareholders.

Each item in this summary refers to the page of this proxy statement-prospectus on which that subject is discussed in more detail.

The Companies (See page 66 for Farmers Capital and page 68 for Citizens)

Farmers Capital Bank Corporation
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502)-227-1668

Farmers Capital is a Kentucky corporation and a registered financial holding company headquartered in Frankfort, Kentucky. Farmers Capital’s operating subsidiaries provide a wide range of banking and bank-related services to customers throughout Kentucky. The bank subsidiaries owned by Farmers Capital are:

•	Farmers Bank & Capital Trust Company (Frankfort, Kentucky);
•	United Bank & Trust Company (Versailles, Kentucky);
•	Lawrenceburg National Bank (Harrodsburg, Kentucky);
•	First Citizens Bank (Elizabethtown, Kentucky);
•	Farmers Bank & Trust Company (Georgetown, Kentucky);
•	Kentucky Banking Centers, Inc. (Glasgow, Kentucky); and
•	Citizens Bank of Northern Kentucky, Inc. (Newport, Kentucky).

On June 1, 2006, Farmers Capital entered an agreement to sell all of its ownership in Kentucky Banking Centers, Inc. to a third party for $20,000,000 in cash. This sale is anticipated to be consummated in close proximity to the time of the merger.

Farmers Capital also owns:

•
FCB Services, Inc., a nonbank data processing subsidiary located in Frankfort, Kentucky, which provides services to Farmers Capital’s bank subsidiaries as well as Citizens’ subsidiary, Citizens National;

•	Kentucky General Life Insurance Company, Inc., a nonbank insurance agency subsidiary located in Frankfort, Kentucky;
•	FFKT Insurance Services, Inc., a captive insurance company whose only clients are other subsidiaries of Farmers Capital; and
•
Kentucky General Holdings, LLC, in Frankfort, Kentucky. Kentucky General holds a 50% voting interest in KHL Holdings, LLC, which acquired the Kentucky Home Life Insurance Company effective January 1, 2005.

Farmers Capital’s bank subsidiaries provide a broad range of financial services to individuals, corporations and others through their combined 31 banking locations in 20 communities throughout Kentucky, exclusive of its

Kentucky Banking Centers operations. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental and trust activities.

As of March 31, 2006, Farmers Capital had consolidated total assets of approximately $1.65 billion, consolidated total loans of approximately $1.08 billion, consolidated total deposits of approximately $1.34 billion and consolidated shareholders’ equity of approximately $155 million.

Citizens National Bancshares, Inc.
201 North Main Street
Nicholasville, Kentucky 40356
(859) 885-0900

Citizens is a Kentucky corporation and registered bank holding company headquartered in Nicholasville, Kentucky. Citizens has one wholly-owned, operating subsidiary, Citizens National Bank of Jessamine County, a national banking association. Citizens National is a traditional full service bank headquartered in Nicholasville, Kentucky.

As of March 31, 2006, Citizens had consolidated total assets of approximately $157 million, consolidated total loans of approximately $126 million, consolidated total deposits of approximately $138 million and consolidated shareholders’ equity of approximately $14 million.

The Merger (See page 35)

Under the terms of the plan of merger and the merger agreement, Farmers Capital will acquire Citizens pursuant to the merger of Citizens with and into FCBC Acquisition, a wholly-owned subsidiary of Farmers Capital formed for the sole purpose of completing the merger. After the merger, Citizens will cease to exist. The plan of merger is attached to this document as Appendix A and the merger agreement, including the amendment to the merger agreement, are attached to this document as Appendix B. Both the plan of merger and the merger agreement are incorporated into this proxy statement-prospectus by reference. We encourage you to read carefully the entire merger agreement, including the plan of merger to be voted upon at the special meeting, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page 42)

The total merger consideration, which will be composed of a combination of cash and Farmers Capital common stock, $.125 par value per share, will equal $30,000,000 less the amount of any Citizens capital shortfall. Under the merger agreement, a “capital shortfall” is the extent to which Citizens consolidated equity capital as of the closing of the merger, reduced for (1) professional fees and other obligations of Citizens and its subsidiaries to attorneys, accountants, investment bankers, consultants, financial advisors and other non-employee representatives in connection with the merger and (2) the special bonus payments of approximately $1,769,000 being made to Citizens’ four executive officers at the closing of the merger, is less than $12,350,000. In calculating Citizens’ consolidated equity capital, any adjustments required by FASB 115 or specifically requested by Farmers Capital will be excluded. As of March 31, 2006, Citizens’ equity capital was approximately $12,348,000, after (1) deducting the anticipated special bonus payments of $1,769,000 and estimated professional fees related to the merger of $525,000, (2) taking into account the tax effect of such payments and fees and (3) removing a $255,000 adjustment required by FASB 115, all as required by the merger agreement. Consequently, if the merger had closed on March 31, 2006, the total merger consideration would have been $29,998,000. Citizens has informed Farmers Capital that due to anticipated earnings between March 31, 2006 and the anticipated closing date of September 29, 2006, Citizens does not anticipate any capital shortfall will exist at the time of the closing of the merger, resulting in total merger consideration of $30,000,000.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described below, for cash, shares of Farmers Capital common stock, or a combination of each, representing each share’s pro rata share of the merger consideration. For purposes of calculating the amount of the per share merger consideration, the shares of Farmers Capital common stock to be issued in the merger will be valued at the average per share closing price of Farmers Capital common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day before the anticipated close of the merger (“the 15 day trading average”).

On August 7, 2006, there were 196,600 shares of Citizens common stock outstanding, Citizens had no capital shortfall as discussed above and the Farmers Capital common stock’s 15 day trading average was $31.44 per share. Consequently, if the merger had closed on August 7, 2006, each outstanding share of Citizens common stock would have been entitled to receive under the merger either $152.59 cash or 4.853 shares of Farmers Capital common stock. These 4.853 shares of Farmers Capital common stock would have had a deemed value of $152.59 ($31.44 per share) under the terms of the plan of merger.

Farmers Capital and Citizens have agreed to certain “collars” on the Farmers Capital stock price in order to establish a range for the total number of shares of Farmers Capital common stock that may be issued in the merger. If the 15 day trading average is more than $35.85, then Farmers Capital common stock will be capped at $35.85 for purposes of determining the total number of Farmers Capital shares to be issued in the merger. If the 15 day trading average of Farmers Capital common stock for the same period is less than $28.54, then Farmers Capital common stock will be fixed at $28.54 for purposes of determining the total number of Farmers Capital shares to be issued in the merger. However, in the event the 15 day trading average is less than $25.69, Farmers Capital may either terminate the merger agreement or choose to close, in which case the total number of Farmers Capital shares to be issued in the merger will be determined based on the 15 day trading average and not the collar, but the total number of shares to be issued will be reduced by 5%.

Consequently, the total value of the merger consideration, based on the 15 day trading average, could be more or less than $30,000,000 (or $152.59 per share, based on Citizens common stock outstanding on the record date) to the extent that the 15 day trading average is outside the agreed collars (more than $35.85 or less than $28.54). If the 15 day trading average is less than $25.69, the total merger consideration paid by Farmers Capital will be reduced by 2.5%. Based on a 15 day trading average of $25.69, the total merger consideration paid by Farmers Capital will be reduced to $28,502,102 (assuming no capital shortfall), resulting in per share merger consideration of $144.98 in cash or 5.643 shares of Farmers Capital common stock for each share of Citizens common stock.

Your election may be subject to proration so that $15,000,000 of the total merger consideration is paid in cash, and the balance in Farmers Capital common stock. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the 15 day trading average.

Your Expected Tax Treatment as a Result of the Merger (See page 59)

If you receive a combination of cash and Farmers Capital common stock in the merger, you will recognize gain (but not loss) equal to the lesser of (1) the cash and the fair market value of the Farmers Capital common stock received, less your tax basis in Citizens common stock, or (2) the amount of cash received. In connection with the merger, Stoll Keenon Ogden PLLC, counsel to Farmers Capital, will deliver to Farmers Capital and Citizens a tax opinion that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that Citizens shareholders will not recognize a gain or loss in connection with the exchange of their shares (except with respect to any cash received) for Farmers Capital common stock.

If you receive all stock in the merger, you will not recognize any gain or loss in the merger, except with respect to cash received instead of a fractional share of Farmers Capital common stock.

If you receive all cash in the merger, either as a result of not electing stock consideration or perfecting dissenters’ rights under Kentucky law, you will recognize gain to the extent the cash received exceeds your tax basis in your Citizens common stock. See “Material Federal Income Tax Consequences of the Merger” beginning on page 55 for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal, state, local or other tax consequences of the merger to you.

You Will Have Dissenters’ Rights as a Result of the Merger (See page 63)

If the merger is completed, those shareholders of Citizens who do not vote for the merger and who follow certain procedures as required by Kentucky law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under the Kentucky Business Corporation Act. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of Citizens stock in cash as determined in accordance with the Kentucky Business Corporation Act. Appendix C includes the relevant provisions of the Kentucky Business Corporation Act regarding these rights. See “Dissenters’ Rights” beginning on page 63 of this proxy statement-prospectus.

Comparative Stock Prices (See page 67 and 70)

On April 11, 2006, the last trading day prior to the public announcement of execution of the merger agreement, the last sale price of Farmers Capital common stock on The NASDAQ Capital Market was $31.64, and on August 4, 2006, the last practicable date before mailing this proxy statement-prospectus, the last sale price of Farmers Capital common stock was $32.25.

There is no established public trading market for shares of Citizens common stock. The last known sales price for a share of Citizens common stock prior to the public announcement of the execution of the merger agreement was $100 on August 5, 2005, pursuant to a privately negotiated transaction.

Reasons for the Merger (See page 36)

Citizens’ directors considered a number of factors in approving the terms of the merger, including:

•	the value of the consideration to be received by Citizens shareholders relative to the book value and profits per share of Citizens common stock;

•	the financial condition, results of operations and business prospects of Farmers Capital;

•
the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Farmers Capital;

•
the fact that the merger will enable Citizens shareholders to exchange (on a tax free basis) all or a portion of their relatively illiquid shares of Citizens common stock for shares of a more widely-held and actively-traded stock such as Farmers Capital common stock;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally; and

•	the fairness opinion of Citizens’ financial advisor, Professional Bank Services, Inc. See Appendix E.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 33)

The board of directors of Citizens has unanimously approved the merger agreement and plan of merger and believes that the merger is in the best interests of Citizens’ shareholders. The board unanimously recommends that you vote FOR approval of the plan of merger.

Information About the Shareholders’ Meeting (See page 33)

The special meeting of shareholders of Citizens will be held on September 21, 2006, at 3:00 p.m., local Nicholasville, Kentucky, time. The meeting will be held at Citizens National Bank, 201 North Main Street, Nicholasville, Kentucky. At the special meeting, the shareholders of Citizens will vote on the plan of merger described above and in the notice for the meeting. If Citizens shareholders approve the plan of merger and the other conditions to completing the merger are satisfied, we expect to complete the merger on September 29, 2006, if all regulatory approvals are received and the other conditions to the merger are satisfied.

Quorum and Vote Required at the Meeting (See page 33)

Shareholders who own Citizens common stock at the close of business on August 4, 2006, will be entitled to vote at the special meeting. A majority of the issued and outstanding shares of Citizens common stock as of the record date for the special meeting must be present in person or by proxy at the special meeting in order for a quorum to be present. If a quorum is not present at the special meeting, the special meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the plan of merger requires the affirmative vote of a majority of the shares of Citizens common stock outstanding on the record date.

Share Ownership of Management (See pages 67 and 70)

As of the record date for the special meeting, directors and executive officers of Citizens had or shared voting or dispositive power over approximately 51.58% of the issued and outstanding shares of Citizens common stock. These individuals have signed voting agreements committing to vote the Citizens shares they own of record (approximately 17.7% of the outstanding shares) in favor of the plan of merger.

As of the record date for the special meeting and now, none of Farmers Capital or any Farmers Capital subsidiary owns any shares of Citizens common stock. As of the record date for the special meeting and now, directors and executive officers of Farmers Capital had or shared no voting or dispositive power over any of the issued and outstanding Citizens common stock.

Shareholders of Farmers Capital are not required to vote on approval of the plan of merger. Farmers Capital’s directors and executive officers, as of March 1, 2006, had or shared voting or dispositive power over approximately 10.0% of the issued and outstanding shares of Farmers Capital common stock. The merger, while having somewhat of a dilutive effect on this 10.0% ownership by the Farmers Capital directors and executive officers, will not cause a material change to this ownership percentage.

Management and Operations after the Merger (See page 46)

Citizens will cease to exist after the merger and FCBC Acquisition will be the surviving entity, but Farmers Capital intends to immediately thereafter merge FCBC Acquisition into Farmers Capital, which will cause the separate existence of FCBC Acquisition to cease. The current officers of FCBC Acquisition, Frank W. Sower, Jr., Chairman of Farmers Capital, G. Anthony Busseni, President and Chief Executive Officer of Farmers Capital, and C. Douglas Carpenter, Chief Financial Officer of Farmers Capital, will remain as the only officers of FCBC Acquisition until such time as it ceases to exist.

Following the above-contemplated mergers, Citizens National will become a wholly-owned subsidiary of Farmers Capital.

Farmers Capital anticipates that the current officers of Citizens National will remain unchanged immediately following the merger. The parties anticipate that following the merger, the directors of the Citizens National will be composed of its current directors and approximately two new directors that are current directors or officers of Farmers Capital. However, these director determinations have not been finalized and are not binding on Farmers Capital who will ultimately control all Citizens National director positions following the merger.

We Must Obtain Regulatory Approval to Complete the Merger (See page 54)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. The merger also requires approval from the Kentucky Office of Financial Institutions (the “Kentucky Office”). All regulatory applications and notices required to be filed prior to the merger are being filed. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 47)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	Citizens shareholders must approve of the plan of merger by the required vote;

•	receipt of the consents of any third parties to contracts required for closing the merger, which if not obtained would have a material adverse effect on any party to the merger;

•	Citizens National’s average total deposits for the month immediately preceding the month in which the closing occurs are not less than $127,500,000;

•	Citizens National’s total loans as of the closing are not less than $116,000,000;

•	the Farmers Capital common stock component of the merger consideration will have been approved for listing on The NASDAQ Capital Market;

•	receipt of a written opinion from Stoll Keenon Ogden PLLC to Farmers Capital and Citizens that the merger qualifies as a tax-free reorganization;

•
each of the directors and executive officers of Citizens and Citizens National executes an agreement setting forth undertakings and acknowledgments regarding the ownership and transfer of the shares of Farmers Capital common stock he or she receives in the merger;

•	the special bonus payments of approximately $1,769,000 to Citizens’ four executive officers are made at the closing of the merger;

•	there are no events since the date the merger agreement was entered into that have a material adverse effect on Citizens or Farmers Capital;

•
the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate;

•	the parties must have performed in all material respects all of their obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

The party in whose favor any of the above conditions runs, may waive an unsatisfied condition. If all regulatory approvals are received and the other conditions to completion are satisfied, Farmers Capital and Citizens contemplate that they will complete the merger soon after the special shareholders’ meeting.

Termination and Termination Fee (See page 50)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Farmers Capital or Citizens terminates the merger agreement because a proposed acquisition transaction involving Citizens has been publicly announced, Farmers Capital is not then in material breach of the representations, warranties or covenants in the merger agreement and Citizens enters an agreement or closes on an acquisition transaction on or before March 31, 2007, Citizens must pay Farmers Capital a termination fee of $1.2 million.

Citizens’ Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 51)

The executive officers and directors of Citizens have interests in the merger in addition to their interests as shareholders of Citizens generally. The members of Citizens’ board of directors know about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•	the continued employment of Citizens National’s executive officers after the merger;

•	the continuation of employee benefits;

•	the retention of the directors of Citizens as directors of Citizens National after the merger;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Citizens for certain liabilities;

•
special bonuses, totaling approximately $1,769,000, to be paid to the four executive officers of Citizens National pursuant to separate special bonus agreements entered between each of these executive officers and Citizens National on or about December 2, 2005; and

•
Farmers Capital’s covenant under the merger agreement to cause Citizens National to purchase the real property it currently leases for the operation of its Wilmore, Kentucky branch office from Log Cabin Bankers, Inc., a Kentucky corporation owned by all of the directors of Citizens, for $1,000,000.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Employee Benefits of Citizens and its Subsidiaries after the Merger (See page 51)

Farmers Capital has agreed to offer to all current employees of Citizens and Citizens National who remain employees following the merger substantially similar employee benefits to those offered by Farmers Capital and its subsidiaries to their employees in similar positions.

Differences in Rights of Citizens Shareholders after the Merger (See page 59)

Citizens shareholders who receive Farmers Capital common stock in the merger will become Farmers Capital shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Kentucky law and by Farmers Capital’s articles of incorporation and bylaws. The rights of Farmers Capital shareholders are different in certain respects from the rights of Citizens shareholders. Some of the principal differences are described later in this proxy statement-prospectus in the section entitled “Certain Differences in Rights of Shareholders.”

Accounting Treatment (See page 55)

Farmers Capital is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

SELECTED HISTORICAL FINANCIAL DATA FOR FARMERS CAPITAL AND CITIZENS

Selected Financial Information of Farmers Capital

The following table sets forth selected historical consolidated financial information of Farmers Capital for the periods and dates indicated. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Farmers Capital contained in its annual report on Form 10-K for the year ended December 31, 2005 and the consolidated financial statements and related notes of Farmers Capital contained in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2006, as amended by Form 10-Q/A filed on June 15, 2006, both of which are incorporated by reference in this proxy statement-prospectus.

(In thousands, except per share data)	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Income Statement Data
Interest income	$23,117	$17,108	$73,925	$61,902	$58,413	$66,291	$77,039
Interest expense	9,454	6,006	27,610	19,176	19,883	25,746	34,357
Net interest income	13,663	11,102	46,315	42,726	38,530	40,545	42,682
Provision for loan losses	(171)	(47)	718	2,129	2,592	4,748	2,448
Net income	4,391	4,056	15,772	13,392	12,963	12,561	14,671
Per Share Data
Net income
Basic	$0.59	$0.60	$2.31	$1.99	$1.93	$1.83	$2.10
Diluted	0.59	0.59	2.30	1.98	1.92	1.82	2.09
Cash dividends declared	0.33	0.33	1.32	1.32	1.29	1.25	1.21
Book value	20.97	19.29	20.87	19.38	18.83	18.52	17.89
Selected Ratios
Percentage of net income to:
Average shareholders' equity (ROE) (1)	11.55%	12.51%	11.74%	10.46%	10.39%	10.04%	11.93%
Average total assets (ROA) (1)	1.06%	1.14%	1.08%	0.99%	1.04%	1.04%	1.28%
Percentage of dividends declared to net income	55.41%	55.23%	56.82%	66.43%	66.91%	68.38%	57.70%
Percentage of average shareholders' equity to average total assets	9.22%	9.13%	9.19%	9.50%	9.98%	10.37%	10.75%
Balance Sheet Data
Total shareholders' equity	$154,822	$131,024	$154,236	$131,450	$126,471	$125,773	$123,560
Total assets	1,653,287	1,418,230	1,672,576	1,397,144	1,318,565	1,275,602	1,183,530
Long-term debt	76,286	52,682	76,881	53,158	56,413	57,152	10,913
Weighted Average Shares Outstanding
Basic	7,385	6,791	6,831	6,737	6,727	6,870	6,982
Diluted	7,413	6,839	6,864	6,780	6,770	6,910	7,025

(1) Percentages for the three months ended March 31, 2006 and 2005 are annualized.

Selected Financial Information of Citizens

The following table sets forth selected historical consolidated financial information of Citizens for the periods and dates indicated. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Citizens contained in its audited financial statements for the year ended December 31, 2005 and its unaudited quarterly financial statements for the three months ended March 31, 2006, which are attached to this proxy statement-prospectus as Appendix D and incorporated herein by reference.

(In thousands, except per share data)	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Income Statement Data
Interest income	$2,360	$2,115	$8,961	$8,083	$8,340	$9,158	$10,298
Interest expense	955	696	3,286	2,396	2,686	3,505	5,392
Net interest income	1,405	1,419	5,675	5,687	5,654	5,653	4,906
Provision for loan losses	75	150	450	642	600	600	475
Net income	326	337	1,420	1,493	1,507	1,493	1,324
Per Share Data
Net income
Basic	$1.66	$1.71	$7.22	$7.60	$7.54	$7.47	$6.62
Cash dividends declared	0.00	0.00	2.00	2.00	1.00	1.00	0.00
Book value	69.22	64.22	67.86	62.15	58.51	52.98	45.82
Selected Ratios
Percentage of net income to:
Average shareholders' equity (ROE) (1)	9.18%	10.18%	10.91%	12.16%	13.34%	14.73%	14.32%
Average total assets (ROA) (1)	.84%	.91%	.93%	1.05%	1.09%	1.11%	1.02%
Percentage of dividends declared to net income	0.00%	0.00%	27.68%	26.56%	13.27%	13.40%	0.00%
Percentage of average shareholders' equity to average total assets	8.72%	8.50%	8.53%	8.66%	8.19%	7.56%	7.13%
Balance Sheet Data
Total shareholders' equity	$13,607	$12,609	$13,340	$12,418	$11,702	$10,596	$9,164
Total assets	156,855	149,793	153,449	145,750	137,464	136,753	129,280

Weighted Average Shares Outstanding
Basic	197	197	197	200	200	200	200
(1) Percentages for the three months ended March 31, 2006 and 2005 are annualized.

PRO FORMA MERGER DATA

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet at March 31, 2006 and unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and the three months ended March 31, 2006, give effect to the proposed merger. The unaudited pro forma condensed combined financial statements are based on the audited consolidated financial statements of Farmers Capital and Citizens for the year ended December 31, 2005 and the unaudited consolidated financial statements of Farmers Capital and Citizens as of, and for the three months ended, March 31, 2006.

The unaudited pro forma condensed combined balance sheet at March 31, 2006 has been prepared as if the Citizens merger and sale by Farmers Capital of Kentucky Banking Centers (“KBC”) are consummated on the same date. The unaudited pro forma information assumes that the sale of KBC was consummated on the date of the presentation of the information.

Citizens Bancorp, Inc. (“Citizens Northern KY”) is included in the Unaudited Condensed Pro-Forma Balance Sheet as of March 31, 2006 and is included in the pro-forma income statements since its acquisition by Farmers Capital on December 6, 2005.

The unaudited pro forma condensed combined financial statements give effect to the merger using the purchase method of accounting under GAAP. Fixed assets, loans and deposit liabilities are included in the unaudited pro forma information based on their current values, based on the assumption and expectation that fair value adjustments for these items at the time of closing will be immaterial. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different from those presented.

The unaudited pro forma information is provided for information purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, includes the sale of KBC and purchase of Citizens Northern KY as indicated above, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited consolidated financial statements and the notes thereto of Farmers Capital incorporated by reference in this proxy statement-prospectus and the audited and unaudited financial statements of Citizens at Appendix D to this proxy statement-prospectus.

The unaudited pro forma stockholders’ equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Farmers Capital common stock or the actual or future results of operations of Farmers Capital for any periods. Actual results may be materially different than the pro forma data presented.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2006 (A1)

(In thousands)	Farmers Capital	Citizens	Citizens Adjustments Debits Credits				Subtotal	Deconsolidation of KBC (A5)		Sale of KBC	KBC Sale Adjustments Debits Credits				Pro Forma
Assets
Cash & due from banks	$78,622	$5,336	$15,000	B	$17,714	M1	$81,244	$42		$(2,886)	$20,000	B, M2	$18,685	B,M	$79,715
Interest bearing deposits in other banks	1,827						1,827	340		(138)					2,029
Federal funds sold & securities purchased under agreements to resell	31,352	3,986					35,338	8,563		(8,563)					35,338
Total cash & cash equivalents	111,801	9,322	15,000		17,714		118,409	8,945		(11,587)	20,000		18,685		117,082
Total investment securities	345,208	15,256					360,464			(24,486)					335,978
Loans, net of unearned income	1,079,441	127,564			555	N	1,206,450			(80,397)					1,126,053
Allowance for loan losses	(12,158)	(1,409)	555	N			(13,012)			1,167					(11,845)
Loans, net	1,067,283	126,155	555		555		1,193,438			(79,230)					1,114,208
Premises & equipment, net	34,368	3,404	1,000	H			38,772			(4,188)					34,584
Company-owned life insurance	31,935						31,935			(1,541)					30,394
Investment in unconsolidated subsidiaries	4,127						4,127								4,127
Mortgage servicing asset	592						592								592
Core deposit intangible	5,473		8,825	C			14,298								14,298
Customer list intangible	1,696						1,696								1,696
Goodwill	29,678		12,371	D			42,049								42,049
Other real estate owned	8,640	556					9,196			(50)					9,146
Other assets	12,486	2,162					14,648	9,472	P	(1,401)			9,472	P	13,247
Total assets	$1,653,287	$156,855	$37,751		$18,269		$1,829,624	$18,417		$(122,483)	$20,000		$28,157		$1,717,401
(continued on page 16)

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2006 (A1)
(continued from page 15)
(In thousands)	Farmers Capital	Citizens	Citizens Adjustments Debits Credits				Subtotal	Deconsolidation of KBC (A5)	Sale of KBC	KBC Sale Adjustments Debits Credits				Pro Forma
Liabilities
Noninterest bearing deposits	$202,436	$26,281					$228,717	$42	$(10,765)					$217,994
Interest bearing deposits	1,134,503	112,193					1,246,696	340	(99,788)					1,147,248
Total deposits	1,336,939	138,474					1,475,413	382	(110,553)					1,365,242
Federal funds purchased & securities sold under agreements to repurchase	71,512	3,577					75,089	8,563	(369)					83,283
Other borrowed funds	50,657				$15,000	B	65,657		(1,492)	$15,000	B			49,165
Subordinated notes payable to unconsolidated trusts	25,774						25,774							25,774
Other liabilities	11,151	1,197			3,089	K	15,437		(597)					14,840
Dividends payable	2,432						2,432							2,432
Total liabilities	1,498,465	143,248			18,089		1,659,802	8,945	(113,011)	15,000				1,540,736
Shareholders’ Equity
Common stock	1,108	1,966	1,966	E	58	G	1,166	300	(300)					1,166
Capital surplus	39,987	2,941	2,941	E	14,942	G	54,929	5,953	(5,953)					54,929
Retained earnings	158,754	8,955	8,955	E			158,754	3,387	(3,387)			$6,843	Q	165,597
Treasury stock	(41,907)						(41,907)							(41,907)
Accumulated other comprehensive loss	(3,120)	(255)			255	E	(3,120)	(168)	168					(3,120)
Total shareholders' equity	154,822	13,607	13,862		15,255		169,822	9,472	(9,472)			6,843		176,665
Total liabilities & shareholders’ equity	$1,653,287	$156,855	$13,862		$33,344		$1,829,624	$18,417	$(122,483)	$15,000		$6,843		$1,717,401

Unaudited Pro Forma Condensed Combined Statement of Income for the Three Months Ended March 31, 2006 (A1)
(In thousands, except per share data)	Farmers Capital	Citizens	Citizens Adjustments Debits Credits		Subtotal	Deconsolidation of KBC (A5)	Sale of KBC	KBC Sale Adjustments Debits Credits		Pro Forma
Interest Income
Interest and fees on loans	$18,962	$2,162			$21,124		$(1,585)			$19,539
Interest on investment securities:
Taxable	2,631	103			2,734		(246)			2,488
Nontaxable	988	34			1,022		(45)			977
Interest on deposits in other banks and other	13	13			26	$1	(1)			26
Interest on federal funds sold and securities purchased under agreements to resell	523	49	16	M	556	46	(46)			556
Total interest income	23,117	2,361	16		25,462	47	(1,923)			23,586
Interest Expense
Interest on deposits	7,667	921			8,588	1	(766)			7,823
Interest on federal funds purchased and securities sold under agreements to repurchase	869	12			881	46	(3)			924
Interest on other borrowed funds	524	23			547		(13)			534
Interest on subordinated notes payable to unconsolidated trusts	394				394					394
Total interest expense	9,454	956			10,410	47	(782)			9,675
Net interest income	13,663	1,405	16		15,052		(1,141)			13,911
Provision for loan losses	(171)	75			(96)		80			(16)
Net interest income after provision for loan losses	13,834	1,330	16		15,148		(1,221)			13,927
Noninterest Income
Service charges and fees on deposits	2,321	333			2,654		(175)			2,479
Allotment processing fees	697				697					697
Other service charges, commissions, and fees	715				715		(38)			677
Data processing income	318				318	96		96	F	318
Trust income	450				450					450
Gains on sale of mortgage loans, net	212				212		(33)			179
Income from company-owned life insurance	374				374		(15)			359
Other	123	25			148	143	(12)	143	F	136
Total noninterest income	5,210	358			5,568	239	(273)	239		5,295

(continued on page 18)

Unaudited Pro Forma Condensed Combined Statement of Income for the Three Months Ended March 31, 2006 (A1)
(continued from page 17)
(In thousands, except per share data)	Farmers Capital	Citizens	Citizens Adjustments Debits Credits				Subtotal	Deconsolidation of KBC (A5)	Sale of KBC	KBC Sale Adjustments Debits Credits			Pro Forma
Noninterest Expense
Salaries and employee benefits	$7,503	$594					$8,097		$(511)				$7,586
Occupancy expenses, net	1,058	85	10	H	16	H	1,137		(116)				1,021
Equipment expenses	774	86					860		(46)				814
Data processing and communications expense	1,207	51					1,258	$ 96	(135)				1,219
Bank franchise tax	465	40					505		(27)				478
Correspondent bank fees	180	21					201		(12)				189
Amortization of intangibles	473		441	C			914						914
Other	1,918	319					2,237	143	(200)				2,180
Total noninterest expense	13,578	1,196	451		16		15,209	$239	(1,047)				14,401
Income before income taxes	5,466	492	467		16		5,507		(447)	$239			4,821
Income tax expense	1,075	166	6	I	163	I	1,084		(124)		$84	I	876
Net income	$4,391	$326	$304		$10		$4,423		$(323)	$155			$3,945
Net Income Per Common Share:
Basic	$0.59	$1.66					$0.56						$0.50
Diluted	0.59	1.66					0.56						0.50
Weighted Average Shares Outstanding:
Basic	7,385	197			463	J	7,848						7,848
Diluted	7,413	197			463	J	7,876						7,876

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2005 (A1)
(In thousands, except per share data)

Farmers Capital (A2)	Citizens Northern KY (A3)		Adjustments Debits Credits				Subtotal	Citizen (A4)	Citizens Adjustments Debits Credits		Subtotal
Interest Income
Interest and fees on loans	$59,424	$9,046					$68,470	$8,306			$76,776
Interest on investment securities:
Taxable	8,354	724					9,078	409			9,487
Nontaxable	3,968	13					3,981	138			4,119
Interest on deposits in other banks and other	66	2					68				68
Interest on federal funds sold and securities purchased under agreements to resell	2,113	106			101	L	2,320	108	45	M	2,383
Total interest income	73,925	9,891			101		83,917	8,961	45		92,833
Interest Expense
Interest on deposits	22,431	2,494					24,925	3,009			27,934
Interest on federal funds purchased and securities sold under
agreements to repurchase	2,416	4					2,420	40			2,460
Interest on other borrowed funds	2,140	138					2,278	237			2,515
Interest on subordinated notes payable to unconsolidated trusts	623		590	L			1,213				1,213
Total interest expense	27,610	2,636	590				30,836	3,286			34,122
Net interest income	46,315	7,255	590		101		53,081	5,675	45		58,711
Provision for loan losses	718	150					868	450			1,318
Net interest income after provision for loan losses	45,597	7,105	590		101		52,213	5,225	45		57,393
Noninterest Income
Service charges and fees on deposits	9,502	628					10,130	1,510			11,640
Allotment processing fees	2,656						2,656				2,656
Other service charges, commissions, and fees	2,373	531					2,904				2,904
Data processing income	1,384						1,384				1,384
Trust income	1,608	52					1,660				1,660
Investment securities losses, net	(3)						(3)	1			(2)
Gains on sale of mortgage loans, net	766	72					838				838
Income from company-owned life insurance	1,243	126					1,369				1,369
Other	1,012	335					1,347	58			1,405
Total noninterest income	20,541	1,744					22,285	1,569			23,854
(continued on page 20)

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2005 (A1)
(continued from page 19)

(In thousands, except per share data)	Farmers Capital (A2)	Citizens Northern KY (A3)	Adjustments Debits Credits				Subtotal	Citizens (A4)	Citizens Adjustments Debits Credits				Subtotal
Noninterest Expense
Salaries and employee benefits	$24,520	$2,571					$27,091	$2,293					$29,384
Occupancy expenses, net	3,187	339					3,526	294	$40	H	$65	H	3,795
Equipment expenses	2,821	353					3,174	412					3,586
Data processing and communications expense	4,362	703					5,065	300					5,365
Bank franchise tax	1,473	226					1,699	156					1,855
Correspondent bank fees	929	63					992	97					1,089
Amortization of intangibles	1,057		$986	L			2,043		1,765	C			3,808
Other	7,743	2,120					9,863	1,098					10,961
Total noninterest expense	46,092	6,375	986				53,453	4,650	1,805		65		59,843
Income before income taxes	20,046	2,474	1,576		101		21,045	2,144	1,850		65		21,404
Income tax expense	4,274	764	35	I	552	I	4,521	723	23	I	648	I	4,619
Net income	$15,772	$1,710	$1,024		$66		$16,524	$1,421	$1,202		$42		$16,785
Net Income Per Common Share:
Basic	$2.31						$2.24	$7.22					$2.14
Diluted	2.30						2.23	7.22					2.13
Weighted Average Shares Outstanding:
Basic	6,831				542	L	7,373	197			463	J	7,836
Diluted	6,864				542	L	7,406	197			463	J	7,869

(continued on page 21)

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2005 (A1)
(continued from page 20)

(In thousands, except per share data)
	Deconsolidation of KBC (A5)	Sale of KBC (A4)	KBC Sale Adjustments Debits Credits		Pro Forma
Interest Income
Interest and fees on loans		$(5,956)			$70,820
Interest on investment securities:
Taxable		(871)			8,616
Nontaxable		(191)			3,928
Interest on deposits in other banks and other	$ 3	(8)			63
Interest on federal funds sold and securities purchased under agreements to resell	164	(164)			2,383
Total interest income	167	(7,190)			85,810
Interest Expense
Interest on deposits	3	(2,743)			25,194
Interest on federal funds purchased and securities sold under
agreements to repurchase	164	(7)			2,617
Interest on other borrowed funds		(58)			2,457
Interest on subordinated notes payable to unconsolidated trusts					1,213
Total interest expense	167	(2,808)			31,481
Net interest income		(4,382)			54,329
Provision for loan losses		(195)			1,123
Net interest income after provision for loan losses		(4,187)			53,206
Noninterest Income
Service charges and fees on deposits		(744)			10,896
Allotment processing fees					2,656
Other service charges, commissions, and fees		(134)			2,770
Data processing income	361		$ 361	F	1,384
Trust income					1,660
Investment securities losses, net					(2)
Gains on sale of mortgage loans, net		(112)			726
Income from company-owned life insurance		(54)			1,315
Other	236	(26)	236	F	1,379
Total noninterest income	597	(1,070)	597		22,784
(continued on page 22)

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2005 (A1)
(continued from page 21)

(In thousands, except per share data)	Deconsolidation of KBC (A5)	Sale of KBC (A4)	KBC Sale Adjustments Debits Credits			Pro Forma
Noninterest Expense
Salaries and employee benefits		$(1,726)				$27,658
Occupancy expenses, net		(357)				3,438
Equipment expenses		(178)				3,408
Data processing and communications expense	$ 361	(512)				5,214
Bank franchise tax		(96)				1,759
Correspondent bank fees		(47)				1,042
Amortization of intangibles						3,808
Other	236	(760)				10,437
Total noninterest expense	$ 597	(3,676)				56,764
Income before income taxes		(1,581)	$ 597			19,226
Income tax expense		(435)		$ 209	I	3,975
Net income		$(1,146)	$ 388			$15,251
Net Income Per Common Share:
Basic						$1.95
Diluted						1.94
Weighted Average Shares Outstanding:
Basic						7,836
Diluted						7,869

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets and Statements of Income

A1
The unaudited pro forma condensed combined balance sheet of Farmers Capital, Kentucky Banking Centers, Inc. (“KBC”) and Citizens at March 31, 2006 has been prepared as if the merger of Citizens and sale of KBC had been consummated on that date. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2006 and year ended December 31, 2005 were prepared as if the merger and sale had been consummated at the beginning of the period presented. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Farmers Capital, KBC, Citizens and Citizens Bancorp, Inc. (which was acquired by Farmers Capital in December 2005 and is referred to as “Citizens Northern KY”) and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

Farmers Capital has engaged an independent third party to perform fair value estimates for the purpose of determining the fair value adjustments for loans, real estate, and time deposits. Farmers Capital's management believes the fair values approximate book values shown. A final measurement will be made at closing.

Certain reclassifications have been made to Citizens' and Citizens Northern KY's financial information in order to conform to the presentation of Farmers Capital's financial information.

A2	Includes Citizens Northern KY for the period December 6, 2005 (the date of its merger with Farmers Capital) through December 31, 2005.

A3	Includes the period January 1, 2005 through December 5, 2005.

A4	Statement of income for the calendar year 2005.

A5
In the preparation of Farmers Capital’s consolidated historical financial information, which is presented in the Farmers Capital column, certain eliminations were made relating to KBC. Prior to the sale of KBC, these eliminations have been reversed to reflect deconsolidation of KBC.

B
Except as described in the remainder of this paragraph and the following paragraph, the unaudited pro forma condensed combined balance sheet and statements of income of Farmers Capital, KBC, and Citizens have been prepared assuming the Citizens acquisition and the sale of KBC close on the same date. Should the Citizens acquisition close prior to the sale of KBC, Farmers Capital will borrow $15,000 on a line of credit from an unrelated financial institution to finance the cash portion of the purchase. Upon closing on the sale of KBC, Farmers Capital will use the proceeds from the sale to pay off the line of credit related to the Citizens merger and pay taxes on the gain on sale of KBC.

For presentation purposes, the Citizens adjustments columns show a $15,000 increase in cash and borrowing for the cash portion of the purchase. The KBC sale adjustments columns include a corresponding cash outflow and reduction in borrowings for the same amount. The proceeds from the sale of KBC and subsequent cash outflow related to the acquisition of Citizens has no impact on pro forma interest income since it is assumed the cash received from the line of credit is immediately used to pay the cash portion of the purchase price of the acquisition plus certain other transaction and contractual costs as indicated in Note M below. If the Citizens merger closes before the sale of KBC, Farmers Capital estimates the amount of time between the two transactions to be insignificant; thus any related interest expense attributed to possible borrowings is also estimated to be insignificant.

C
Estimated core deposit intangible at acquisition, which equals approximately 6.4% of Citizens’ deposit base at March 31, 2006. Farmers Capital has engaged an independent third party to perform a valuation of this intangible asset. This valuation has not been completed as of the date of this document. A final measurement will be made at closing. For purposes of this analysis, the core deposit intangible is being amortized on an accelerated basis over a period of 7 years.

D	Goodwill estimated at the purchase price in excess of the fair market value of Citizens' net assets and other identifiable Intangibles assets calculated as follows:

Purchase price	$30,000
Net assets of Citizens	(13,607)
Citizens equity adjustments (see Note M)	1,514
Direct transaction costs	200
Core deposit intangible	(8,825)
Deferred tax liability on core deposit intangible	3,089
Goodwill	$12,371

E	Elimination of Citizens’ equity.

F	Intercompany revenue reductions attributed to sale of KBC.

G	To record common stock issued (50% of purchase price) in connection with the acquisition of Citizens.

Purchase price	$30,000
Stock portion	50%
Value of stock consideration	15,000
Estimated value of stock per share	$32.39
Estimated shares issued	463

H
In connection with the purchase of Citizens, Farmers agreed to require Citizens’ subsidiary bank to purchase its Wilmore branch building which it currently leases from an entity wholly-owned by all the directors of Citizens. Consequently, the parties anticipate that within 60 days of the closing of the merger Citizens’ subsidiary bank will purchase the Wilmore branch building for $1,000 resulting in additional depreciation expense and lower rent expense as follows:

	12 months 2005	3 months 2006
Additional depreciation (straight line, 25 years)	$40	$10
Lower rent expense	(65)	(16)

I	Income tax expense is calculated at 35% of pretax income.

J
Basic and diluted weighted average number of shares outstanding utilized for the calculation of earnings per share for the periods presented were calculated using Farmers Capital’s historical weighted average basic and diluted shares outstanding plus 463 shares estimated to be issued to Citizens’ shareholders under the terms of the merger agreement. The shares to be issued were assumed to be issued at the beginning of the period presented.

K	Deferred income tax liability established at a rate of 35% on the core deposit intangible.

L	Proforma adjustments for the purchase of Citizens Northern KY as if the merger occurred January 1, 2005 instead of December 6, 2005.

Interest income from cash proceeds of trust preferred securities offering in excess of purchase price of Citizens Northern KY	$101

Additional interest expense on subordinate debentures issued in connection with the purchase of Citizens Northern KY	$590
Additional core deposit amortization from the purchase of Citizens Northern KY	$986

Shares issued in connection with purchase of Citizens Northern KY	584
Less: Weighted average shares already included in historical average shares outstanding	(42)
Net increase in weighted average shares outstanding	542

M	Interest income lost as a result of lower cash balances related to the following:

	Citizens' purchase of Wilmore branch building (see note H)	$ 1,000
	Nonrecurring transaction costs*	1,514
	Other direct transaction costs (see note D)	200
	Cash portion of purchase of Citizens	15,000
M1	Subtotal	17,714
M2	Proceeds from sale of KBC	(20,000)
	Income tax attributed to gain on sale of KBC	3,685
	Net lower cash balances	$ 1,399

	12 months 2005	3 months 2006
Lower cash balance	$1,399	$1,399
Average federal funds rate	3.20%	4.43%
Annual interest lost	45	62
Proration	100%	25%
Interest lost for period	$45	$16

*Nonrecurring Citizens transaction costs (net of tax) include payments by Citizens to certain officers of Citizens of $1,168, brokers fees of $198, and other professional fees of $148. These nonrecurring transaction costs are not reflected in the accompanying unaudited proforma condensed combined statements of income.

N	Estimated nonaccretable portion of purchased impaired loans.

O	Intentionally omitted.

P	Net assets of KBC on date of sale.

Q	Gain on the sale of KBC, net of tax of $3,685.

Unaudited Comparative Historical and Pro Forma Per Share Data

The table below summarizes selected per share information about Farmers Capital and Citizens. The per share information is presented both historically and on a pro forma basis to reflect the merger.

The data in the tables should be read together with the financial information and the financial statements of Farmers Capital incorporated by reference in this proxy statement-prospectus and the financial information and the financial statements of Citizens attached as Appendix D to this proxy statement-prospectus. The pro forma per share common stock data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect the potential effects of cost savings or synergies, which may be obtained by integrating the operations of Citizens National with the other bank subsidiaries of Farmers Capital.

The data in the tables assumes that at the time of closing of the merger there are 196,600 shares of Citizens common stock outstanding, that the Farmers Capital common stock is valued under the merger agreement at $32.39 per share and 50% of Citizens’ shares elect stock consideration, resulting in 463,106 shares of Farmers Capital common stock being issued in the merger.

At and for the three months ended March 31, 2006
	Farmers Capital Historical	Citizens Historical	Unaudited Combined Pro Forma Amounts for Farmers Capital, Citizens and Sale of KBC	Unaudited Pro Forma Equivalent Citizens
Book value per share at March 31, 2006	$20.97	$69.22	$22.52	$106.07
Shares (thousands) outstanding at March 31, 2006	7,383	197	7,846	928
Cash dividends paid per common share for the three months ended March 31, 2006	$0.33	$-	$0.33	$1.55
Basic earnings per share from continuing operations for the three months ended March 31, 2006	$0.59	$1.66	$0.50	$2.37
Diluted earnings per share from continuing operations for the three months ended March 31, 2006	$0.59	$1.66	$0.50	$2.36

At and for the year ended December 31, 2005
	Farmers Capital Historical	Citizens Historical	Unaudited Combined Pro Forma Amounts for Farmers Capital, Citizens and Sale of KBC	Unaudited Pro Forma Equivalent Citizens
Book value per share at December 31, 2005	$20.87	$67.86	$22.45	$105.77
Shares (thousands) outstanding at December 31, 2005	7,389	197	7,852	928
Cash dividends paid per common share for the year ended December 31, 2005	$1.32	$2.00	$1.32	$6.22
Basic earnings per share from continuing operations for the year ended December 31, 2005	$2.31	$7.22	$1.95	$9.17
Diluted earnings per share from continuing operations for the year ended December 31, 2005	$2.30	$7.22	$1.94	$9.13

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

Risks Related to the Merger

The form of merger consideration you ultimately receive in the merger could be different from the form you elect based on the form of consideration elected by other shareholders.

You and all other Citizens shareholders will be permitted to make an election as to the form of consideration you would like to receive: cash, Farmers Capital common stock, or a combination of both. Because the total amount of cash to be paid in the merger is limited to $15,000,000, less any Citizens capital shortfall, the exchange agent will be allowed to adjust the form of consideration that you receive in order to make the total cash paid in the merger match the required cash amount if Citizens shareholders in the aggregate elect to receive too little or too much Farmers Capital common stock. Consequently, you could receive a different form of consideration from the form you elect. If you elect all stock consideration, but as a result of oversubscription of stock receive some cash consideration, this will likely result in some taxable gain to you. See “The Merger Agreement—Allocation and Proration Procedures.”

Because the market price of Farmers Capital common stock will fluctuate, you cannot be sure of the per share merger consideration that you will receive in the merger.

Upon completion of the merger, the issued and outstanding shares of Citizens common stock will be converted into the right to receive cash, shares of Farmers Capital common stock, or a combination of both pursuant to the terms of the merger agreement. The total value of the merger consideration could be more or less than $30,000,000 (or $152.59 per share, based on Citizens common stock outstanding on the record date) to the extent that the 15 trading day average closing price of Farmers Capital common stock is outside the agreed collars, more than $35.85 or less than $28.54. If that average closing price is less than $25.69, the total merger consideration paid by Farmers Capital will be reduced by 2.5%. Based on a 15 day trading average of $25.69, the total merger consideration paid by Farmers Capital will be reduced to $28,502,102 (assuming no capital shortfall), resulting in per share merger consideration of $144.98 in cash or 5.643 shares of Farmers Capital common stock for each share of Citizens common stock.

Any change in the price of Farmers Capital common stock prior to completion of the merger will affect the composition of the total consideration that you will receive upon completion of the merger.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Farmers Capital’s business, operations and prospects and regulatory considerations. Many of these factors are beyond Farmers Capital’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the number of shares or exact value of the shares of Farmers Capital common stock you may receive upon completion of the merger.

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement-prospectus.

Future results of the combined operations of Farmers Capital and Citizens may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs Farmers Capital will incur in connection with the merger may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate Citizens National into the Farmers Capital network of banks. Furthermore, these changes may decrease the capital of Farmers Capital after the merger that could have otherwise been used for profitable, income-earning investments in the future.

Combining Citizens National with the Farmers Capital network of banks may be more difficult, costly or time-consuming than we expect.

Citizens National has operated, and, following the merger will continue to operate, as an independent bank, albeit within the network of Farmers Capital’s existing banking subsidiaries. Bringing Citizens National within this network will involve changing some of the policies and procedures in place at Citizens National and other integration issues. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause Citizens National to lose customers or cause customers to take their deposits out of the bank and move their business to other financial institutions.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board and the Kentucky Office. The Federal Reserve Board and the Kentucky Office will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board and the Kentucky Office will review capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement limits Citizens’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Citizens’ ability to solicit competing third-party proposals to acquire all or a significant part of Citizens. In addition, in the merger agreement Citizens agreed to have discussions or negotiations with any third-party about proposed acquisition transactions involving Citizens only under limited circumstances. If Farmers Capital or Citizens terminates the merger agreement because a proposed acquisition transaction involving Citizens has been publicly announced, Farmers Capital is not then in material breach of the representations, warranties or covenants in the merger agreement and Citizens enters into an agreement or closes on an acquisition transaction on or before March 31, 2007, Citizens must pay Farmers Capital a termination fee of $1.2 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Citizens or its subsidiaries from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Citizens than it might otherwise have proposed to pay.

Certain directors and executive officers of Citizens have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of Citizens have interests in the merger other than their interests as shareholders. The board of directors of Citizens was aware of these interests at the time it approved the merger. These interests may cause Citizens’ directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement—Interests of Certain Persons in the Merger.”

Risks Related to Ownership of Farmers Capital Common Stock

Risks associated with unpredictable economic and political conditions may be amplified as a result of limited market area

Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, value of the dollar, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect profitability. In addition, almost all of Farmers Capital’s primary business area is located in Central and Northern Kentucky. A significant downturn in this regional economy may result in, among other things, deterioration in Farmers Capital’s credit quality or a reduced demand for credit and may harm the financial stability of Farmers Capital’s customers. Due to Farmers Capital’s regional market area, these negative conditions may have a more noticeable effect on Farmers Capital than would be experienced by an institution with a larger, more diverse market area.

Farmers Capital will have to incur additional debt for an extended period of time if it is unable to consummate its proposed sale of Kentucky Banking Centers in a timely manner.

On June 1, 2006, Farmers Capital entered into an agreement to sell its subsidiary, Kentucky Banking Centers, Inc. to a third party for $20,000,000 in cash. This third party is in the process of obtaining financing to close on the transaction. Farmers Capital will borrow the $15,000,000 cash portion of the merger consideration under its line of credit with JPMorgan

Chase, N.A., but anticipates repaying such borrowing with the proceeds from the sale of Kentucky Banking Centers. If this sale does not close, Farmers Capital will be forced to keep its $15,000,000 indebtedness outstanding. Lengthening the period during which the debt to JPMorgan Chase is outstanding would have a negative impact on Farmers Capital’s net profits.

Farmers Capital’s status as a holding company makes it dependent on dividends from its subsidiaries to meet its obligations

Farmers Capital is a financial holding company and conducts almost all of its operations through its subsidiaries. Farmers Capital does not have any significant assets other than cash, company-owned life insurance and the stock of its subsidiaries. Accordingly, Farmers Capital depends on dividends from its subsidiaries to meet its obligations and obtain revenue. Farmers Capital’s right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, the Farmers Capital’s bank subsidiaries are limited in the amount of dividends they may pay to Farmers Capital without prior regulatory approval. Also, bank regulators have the authority to prohibit the subsidiary banks from paying dividends if the bank regulators determine the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm Farmers Capital’s business

Farmers Capital’s results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of Farmers Capital’s earnings is its net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect Farmers Capital’s earnings if market interest rates change such that the interest Farmers Capital’s subsidiaries pay on deposits and borrowings increases faster than the interest they collect on loans and investments. Consequently, Farmers Capital, along with other financial institutions generally, is sensitive to interest rate fluctuations.

Farmers Capital’s results of operations are significantly affected by the ability of its borrowers to repay their loans

Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Due to the fact that the outstanding principal balances can be larger for commercial loans than other types of loans, such loans present a greater risk to Farmers Capital than other types of loans when non-payment by a borrower occurs.

In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of frequency of default than real estate mortgage and commercial loans. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Farmers Capital’s financial condition and results of operations would be adversely affected if its allowance for loan losses were not sufficient to absorb actual losses

There is no precise method of predicting loan losses. Farmers Capital can give no assurance that the allowance for loan losses of its subsidiaries is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on Farmers Capital’s financial condition and results of operations. Each of Farmers Capital’s subsidiary banks attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio, but there are no guaranties actual future loan losses will not exceed these estimates and allowances. Each subsidiary bank of Farmers Capital periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:

•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on the bank’s existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

Combining Citizens Bank of Northern Kentucky with Farmers Capital’s network of banks may be more difficult, costly or time-consuming than we expect

Citizens Bank of Northern Kentucky was acquired by Farmers Capital in December, 2005. Citizens Bank of Northern Kentucky will continue to operate as an independent bank, albeit within the network of Farmers Capital’s existing banking subsidiaries. Bringing Citizens Bank of Northern Kentucky within this network will involve converting its data processing function from its current third-party provider (and terminating the contract of Citizens Bank of Northern Kentucky with such third-party provider) to Farmers Capital’s subsidiary, FCB Services, changing some of the policies and procedures in place at Citizens Bank of Northern Kentucky and other integration issues. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger.  Moreover, the current data processing provider for Citizens Bank of Northern Kentucky is disputing the sum due it in connection with the termination of its contract. If we have difficulties with the integration process, or are unable to resolve satisfactorily our dispute with Citizens Bank of Northern Kentucky’s current data processing provider, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause Citizens Bank of Northern Kentucky to lose customers or cause customers to take their deposits out of the bank and move their business to other financial institutions.

Inability to hire or retain certain key professionals, management and staff could adversely affect Farmers Capital’s revenues and net income

Farmers Capital relies on key personnel to manage and operate its business, including major revenue generating functions such as its loan and deposit portfolios. The loss of key staff may adversely affect Farmers Capital’s ability to maintain and manage these portfolios effectively, which could negatively affect Farmers Capital’s revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in Farmers Capital’s net income.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “pro-forma,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	Ability to close timely on the sale of Kentucky Banking Centers, Inc.

•
Potential customer loss and deposit attrition from Citizens National and Citizens Bank of Northern Kentucky as a result of their acquisition by Farmers Capital and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions.

•	The cost and other effects of material contingencies, including litigation contingencies.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We do not intend, and undertake no obligation, to update or revise any forward-looking statement, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

SPECIAL SHAREHOLDERS’ MEETING OF CITIZENS NATIONAL BANCSHARES, INC.

Purpose

You have received this proxy statement-prospectus because the board of directors of Citizens is soliciting your proxy for the special meeting of shareholders to be held on September 21, 2006 at 3:00 p.m., local time, at Citizens National Bank of Jessamine County, 201 North Main Street, Nicholasville, Kentucky. Each copy of this proxy statement-prospectus mailed to holders of Citizens common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting, as well as an election form for selection of the consideration desired by a shareholder under the merger. At the meeting, Citizens shareholders will consider and vote upon the approval and adoption of the plan of merger.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger.

Record Date; Quorum and Vote Required

The record date for the 2006 special meeting is August 4, 2006. Citizens shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the meeting. As of August 4, 2006, there were 196,600 shares of Citizens common stock issued and outstanding and entitled to vote at the meeting, held by approximately 227 holders of record.

The presence, in person or by proxy, of a majority of the outstanding shares of Citizens common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. To determine the presence of a quorum at the special meeting, Citizens will count as present at the special meeting the shares of Citizens common stock present in person but not voting and the shares of common stock for which Citizens has received proxies regardless of whether the holders of such shares have abstained from voting.

Each share of Citizens common stock outstanding on August 4, 2006 entitles its holder to one vote on the plan of merger and any other matter that may properly come before the special meeting.

Approval of the plan of merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Citizens common stock as of the record date for the special meeting.

As of the record date for the meeting, Citizens directors and executive officers beneficially owned a total of 101,401 shares, or approximately 51.58%, of the outstanding shares of Citizens common stock. These individuals have signed voting agreements committing to vote the stock they own of record (34,859 shares constituting approximately 17.7% of the outstanding shares) in favor of the plan of merger.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the special meeting, you may revoke it at any time before it is voted by:

•	attending the special meeting and voting in person;

•	giving written notice of revocation of your proxy to Citizens’ corporate secretary prior to the special meeting; or

•	submitting to Citizens’ corporate secretary a signed proxy card dated later than your initial proxy.

The persons named as proxies will vote as directed on all proxy cards that are received at or prior to the special meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR the proposal to approve the plan of merger.

The persons named as proxies by a Citizens shareholder may vote for postponement or one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger and the plan of merger will be voted in favor of any postponement or adjournment.

If you hold shares of Citizens common stock in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the plan of merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will be treated as shares present for the purpose of determining whether a quorum is present at the 2006 special meeting. For purposes of the vote on the plan of merger, a broker nonvote is the same as a vote against the plan of merger.

Citizens will bear the cost of soliciting proxies from its shareholders. Citizens will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Citizens may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Citizens will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If you desire to elect to receive some or all of your merger consideration in Farmers Capital common stock, you should send in your Citizens stock certificates with the enclosed form of election. If the plan of merger is approved and you have not elected stock consideration, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Dissenters’ Rights

Citizens’ shareholders have dissenters’ rights with respect to the merger under Kentucky law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with the Kentucky Business Corporation Act. For more information regarding the exercise of these rights, see “Dissenters’ Rights” page 63.

Recommendation of the Board of Directors of Citizens

Citizens’ board of directors has unanimously approved the merger agreement and plan of merger, believes that the merger is in the best interests of Citizens and its shareholders and recommends that you vote “FOR” approval of the plan of merger.

THE MERGER

Structure of the Merger

If the plan of merger is approved by Citizens shareholders, Citizens will merge into FCBC Acquisition, a wholly-owned subsidiary of Farmers Capital formed for the sole purpose of effecting the merger. At the time of the merger, Citizens will cease to exist and your shares of Citizens common stock will be converted into the right to receive your portion of the merger consideration.

While FCBC Acquisition will be the surviving entity under the merger, Farmers Capital anticipates that FCBC Acquisition will immediately following its merger with Citizens be merged into Farmers Capital and FCBC Acquisition will cease to exist. This final merger will result in Citizens National becoming a direct wholly-owned subsidiary of Farmers Capital.

The current directors and officers of FCBC Acquisition will remain as the only directors and officers of FCBC Acquisition, until its existence ceases. Farmers Capital anticipates that the directors, officers and employees of Citizens National will continue in their current positions following the merger. At least two new directors that are currently directors or officers of Farmers Capital will join the Citizens National board following the merger. This director determination has not been finalized.

Background of the Merger

Historical Relationship of Farmers Capital and Citizens

Some of Farmers Capital’s subsidiaries have historically maintained a business relationship with Citizens and Citizens National. Citizens has maintained since 2002 a line of credit with Farmers Bank & Trust Co. (Georgetown, Ky.). Citizens currently has a $3,500,000 line of credit with Farmers Bank & Trust Co. (Georgetown, Ky.) which as of the date of this proxy statement-prospectus has no outstanding balance, and which is secured by all of the outstanding stock in Citizens National.

FCB Services, Inc. has served as the third-party data processor for Citizens National since 1996. Citizens National currently obtains these services through a Computer Services-General Assignment (Data Processing Agreement) with FCB Services, dated August 1, 2001. The current term is set to expire on August 1, 2006, but will automatically renew through August 1, 2011. In connection with the data processing agreement with FCB Services, Citizens National is party to a letter agreement with FCB Services in which FCB Services agrees to permit Citizens National to use its processing facilities in Frankfort, Kentucky, in the event of a failure of the processing systems at Citizens National’s facilities. FCB Services is also a party to an agreement with Fifth Third Bank and Citizens National which permits FCB Services to negotiate and enter into agreements with Fifth Third Bank’s Processing Solutions division to provide data processing, credit card and other services on behalf of Citizens National.

Citizens is also currently, and has from time to time been, a party with the banking subsidiaries of Farmers Capital to loan participations.

Merger Discussions

The past decade has been a period of rapid change in the banking industry throughout the United States and in Kentucky. This period has been characterized by intensified competition from domestic and foreign banks and from non-bank financial services organizations. This period has been characterized by increasing requirements for investment in technology in order to meet customer needs on an efficient and competitive basis. Competitive pressure is especially severe from consolidation in the banking industry resulting in large national and regional banks having a significant presence in both the Northern Kentucky and Central Kentucky markets.

Farmers Capital, a regional financial holding company with operations primarily in Central and Northern Kentucky, has been and remains interested in adding to its network of banks to expand its geographic market and increase its profitability and competitiveness in its markets.

In the fall of 2005, after successfully guiding Citizens National through its first nine years of operation, and witnessing its growth to over $140 million in assets, with annual net income in 2005 of $1,420,481, the board of directors of Citizens held a strategic planning session to evaluate and develop the organization’s strategy for moving forward. To assist the board in its deliberations, Citizens engaged Professional Bank Services, Inc. (“PBS”) to review alternative strategic directions, including remaining independent versus engaging in a possible strategic affiliation or sale transaction with another financial institution. Discussions included: (1) an analysis of competition; (2) the investment (and cost) that would be required to build

Citizens’ infrastructure to position the organization for continued growth, and the impact that would have on short-term profitability; (3) the liquidity of Citizens’ stock; (4) the status of the current merger market; (5) the relative pricing and the opportunities that might be available for Citizens; and (6) a list of potential merger partners. All of these issues were analyzed in conjunction with Citizens’ goal to continue to increase shareholder value.

At the conclusion of the strategic planning session, and after receiving PBS’s assessment, it was the consensus of the board that Citizens should investigate the opportunities available to engage in a sale transaction. Citizens engaged Investment Bank Services, Inc. (“IBS”), a subsidiary of PBS, as its exclusive investment banker to conduct the strategic investigation in connection with a potential transaction. IBS, working with Citizens, prepared a confidential information packet containing financial and operating information about Citizens, and on behalf of Citizens, began a confidential inquiry and contacted potential candidates. In January 2006, eight financial institutions submitted preliminary non-binding indications of interest to acquire Citizens. One of these indications of interest was from Farmers Capital.

Prior to its negotiations with Farmers Capital, Citizens began detailed negotiations with another potential candidate. However, that potential transaction (while at a higher price than the proposed transaction with Farmers Capital) failed to come to fruition when Citizens’ management could not come to terms regarding their future employment with that candidate.

Citizens’ board then reviewed two other attractive indications of interest, one of which was Farmers Capital’s proposal and the other an all cash offer. The directors discussed the pro forma financials of the combined companies, the liquidity and market for Farmers Capital common stock, how shareholders could make an election to get cash or stock, or a combination of cash and stock, in the transaction, how the exchange ratio would be calculated, and the low volatility in the historical trading activity in Farmers Capital common stock. The opportunity for Citizens shareholders to elect to exchange their shares in a tax deferred transaction and continue their investment going forward was viewed as preferable for shareholders as compared to an all cash offer. The directors also discussed the impact a transaction with Farmers Capital would likely have on Citizens National’s customers, business and employees.

Citizens’ board determined that Farmers Capital’s proposal was acceptable and further discussions commenced on more complete terms. Negotiation of the definitive agreement commenced between the parties and their counsel in March 2006. From March 2006 through April 11, 2006, the parties and their respective counsel negotiated the terms of the merger agreement and affiliate agreements, Citizens and Farmers Capital prepared their disclosure schedules to the merger agreement and each party conducted due diligence with respect to the other party.

At a meeting of the Farmers Capital board of directors held on April 10, 2006, the Farmers Capital board discussed the proposed acquisition terms and authorized senior management to execute the merger agreement in the form presented to the board, with any substantial changes to be approved by Anthony Busseni, the President and Chief Executive Officer of Farmers Capital.

At a meeting of the Citizens board of directors held on April 11, 2006, the Citizens board discussed the proposed acquisition terms and authorized senior management to execute the merger agreement in the form presented to the board. The parties executed the merger agreement and plan of merger later that day. The parties subsequently entered into an amendment to the merger agreement effective as of June 16, 2006.

Financing of the Merger Consideration

Farmers Capital anticipates that its sale of Kentucky Banking Centers will close in close proximity to the closing of the merger. If the sale of Kentucky Banking Centers does not close prior to or at the same time as the merger, Farmers Capital intends to borrow the cash portion of the merger consideration, approximately $15,000,000, from JPMorgan Chase, N.A. under a $15,000,000 line of credit it has available with JPMorgan Chase. The terms of this line of credit are the payment of interest monthly at a variable rate equal to the London Inter-Bank Offered Rate (LIBOR) plus 125 basis points per annum, or 6.67% per annum as of August 7, 2006. The line of credit is set to mature on June 5, 2007. Upon closing on the sale of Kentucky Banking Centers, Farmers Capital will use the proceeds from the sale to pay off the line of credit related to the Citizens merger and pay taxes on the gain on sale of Kentucky Banking Centers.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Farmers Capital and Citizens executive officers and its legal and financial representatives. Farmers Capital’s and Citizens’ boards of directors also considered many factors in determining the consideration Citizens’ shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of each of Farmers Capital and Citizens; and

•	the market price and historical earnings per share of Farmers Capital common stock and Citizens common stock.

Farmers Capital

In deciding to pursue an acquisition of Citizens, Farmers Capital’s management and board of directors noted, among other things, the following:

•	the information presented by Citizens’ management concerning Citizens’ business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio;

•
the financial terms of the merger, including the relationship of the value of the cash and stock consideration payable in the merger to the market value, tangible book value and earnings per share of Citizens common stock;

•	the opportunity for Farmers Capital to enter the Jessamine County, Kentucky, banking market, where to date none of its banking subsidiaries have had a material market presence;

•	the ability of the operations of Citizens National after the merger to contribute to Farmers Capital’s earnings;

•
the familiarity of Farmers Capital with the operations of Citizens National due, in part, to the fact FCB Services supplied Citizens National’s data processing services, coupled with the fact this relationship will make combining Citizens National’s operations with the Farmers Capital network of banks much easier than any institution not already on FCB Services’ data processing system;

•	comparable prices, as a multiple of book value and earnings, being paid within the past twelve months in unrelated bank business combinations both regionally and throughout the United States;

•	the compatibility of Citizens’ management team with the management team of Farmers Capital and its subsidiaries;

•	the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for federal income tax purposes; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Citizens

In reaching its determination that the terms of the merger are fair to and in the best interests of Citizens and its shareholders and its decision to unanimously adopt and approve the plan of merger and merger agreement, and to unanimously recommend that Citizens shareholders approve the plan of merger, the Citizens board of directors consulted with executive management and the financial and legal advisors of Citizens, and considered a variety of factors with respect to the transactions, including the following:

•	the value of the consideration to be received by Citizens shareholders relative to the book value and earnings per share of Citizens common stock;

•	information concerning Farmers Capital’s financial condition, results of operations and business prospects;

•
the opportunity the merger offers Citizens shareholders to liquidate their investment by electing to receive cash in the merger or to continue their investment in the combined organization by electing to receive Farmers Capital common stock in the merger;

•
the treatment of the merger as a tax-free reorganization for federal income tax purposes and the fact that Citizens shareholders receiving Farmers Capital common stock will not recognize a taxable gain for that portion of the merger consideration;

•
the fact that Farmers Capital common stock issued as part of the merger consideration is listed for trading on The NASDAQ Capital Market, giving more liquidity to Citizens shareholders’ investment following the merger;

•	comparable prices, as a multiple of book value and earnings, being paid within the past twelve months in unrelated bank business combinations both regionally and throughout the United States;

•
the increased diversity of risk to Citizens shareholders who receive Farmers Capital stock in the merger as Farmers Capital is not dependent on the viability of just the Jessamine County, Kentucky, banking market as is Citizens;

•
the advice and opinion the board received from PBS regarding the financial terms of the merger, and the fact that the closing of the merger is contingent upon PBS delivering an opinion to the Citizens board of directors that the merger consideration is fair, from a financial standpoint, to the shareholders of Citizens;

•
the impact the merger will likely have on Citizens National’s ongoing business operations and customers, and the transparency with which the merger can be implemented from the customers’ perspective, given the operational relationships between Farmers Capital and Citizens already in place, the continuity that is anticipated on the Citizens National board, and the compatibility of Citizens’ management team with the management team of Farmers Capital and its subsidiaries;

•
the effect the merger would likely have on Citizens National’s employees, and the fact that while Farmers Capital will not be obligated to continue the employment of the current employees of Citizens National following the merger, Farmers Capital’s management has expressed its intent to continue the employment of current employees and executive officers generally in their current positions;

•
the opportunities available to Citizens National as a part of the Farmers Capital organization, including the increased financial resources and banking and financial services that will be available to Citizens National and the expanded range of banking and financial services that the merger will allow Citizens National to provide its customers;

•	the alternatives to the merger, including remaining an independent institution; and

•	the competitive and regulatory environment for financial institutions generally.

Opinion of Financial Advisor to Citizens

PBS was engaged by Citizens National to advise Citizens’ board of directors as to the fairness of the consideration, from a financial perspective, to be paid by Farmers Capital to the Citizens shareholders as set forth in the merger agreement.

PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Citizens or Farmers Capital. PBS was selected to advise Citizens’ board of directors based upon its familiarity with Kentucky financial institutions and knowledge of the banking industry as a whole.

PBS performed certain analyses described herein and presented the range of values for Citizens, resulting from such analyses, to the board of directors of Citizens in connection with its advice as to the fairness of the consideration to be paid by Farmers Capital.

A fairness opinion of PBS was delivered to the board of directors of Citizens on April 11, 2006 at the board meeting at which the Board of Directors approved the merger agreement, and voted to recommend the plan of merger to shareholders, and has been updated as of the date of this proxy statement-prospectus. A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Appendix E to this proxy statement-prospectus and should be read in its entirety.

In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to Citizens and Farmers Capital. PBS considered certain financial and stock market data of Citizens and Farmers Capital, compared that data with similar data for certain publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Citizens or Farmers Capital.

As part of preparing the fairness opinion a limited scope due diligence review of Farmers Capital was performed by PBS, which included an on-site visit by PBS personnel on April 6 and April 7, 2006, utilizing various management and financial data of Farmers Capital. The review included all Forms 10-Q, 10-K and 8-K for 2003, 2004, 2005 and year to date 2006 filed by Farmers Capital with the Securities and Exchange Commission, year-end 2003, 2004 and 2005 audited annual reports of Farmers Capital, certain 2005 Farmers Capital Board of Directors reports and Committee reports, December 31, 2005, Federal Reserve FY- 9 Consolidated Report of Condition and Income for Farmers Capital, most recent Uniform Holding Company Performance Report for Farmers Capital, current consolidated listing of investment portfolio holdings with book and market values, current consolidated month-end delinquency and non-accrual reports for Farmers Capital, current and historical consolidated analysis of the allowance for loan and lease losses for Farmers Capital as well as the loan policies of Farmers Capital, current consolidated internal loan reports, consolidated problem loan listing with classifications and certain selected loan files, various other current internal financial and operating reports prepared by Farmers Capital.

PBS reviewed and analyzed the historical performance of Citizens and its wholly owned subsidiary, Citizens National, including December 31, 2003 and 2004 audited annual reports of Citizens, FR Y-9SP Parent Company Only Financial Statements dated June 30, 2005 and December 31, 2005 filed by Citizens, December 31, 2004, June 30, 2005, September 30, 2005, and December 31, 2005 Consolidated Reports of Condition and Income (“Call Reports”) for Citizens National, Uniform Bank Performance Reports as of September 30, 2005, and December 31, 2005 for Citizens National, the 2005 operating budget and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports of Citizens. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

In connection with rendering the fairness opinion and preparing its written and oral presentation to Citizens’ board of directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Citizens or Farmers Capital. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

In the proposed merger, each share of Citizens common stock issued and outstanding immediately prior to the effective time of the merger will, assuming Citizens has no capital shortfall, be converted into the right to receive $30 million (the “merger consideration”) divided by Citizens’ total common shares outstanding of 196,600, or $152.594 (the “per share merger consideration”). At the election of each Citizens common shareholder the per share merger consideration can be converted into either (i) cash (the “cash consideration”) or (ii) a number of shares of Farmers Capital common stock (the “stock consideration”) equal to the per share merger consideration divided by Farmers Capital’s average daily closing stock price on The NASDAQ Capital Market for the 15 consecutive trading days ending on the 15th day prior to the closing of the merger (the "Farmers Capital Stock Price"). Under the terms of the proposed merger the aggregate cash consideration will equal $15.0 million and the aggregate stock consideration will equal that number of Farmers Capital common shares equal to $15.0 million divided by the Farmers Capital Stock Price subject to adjustment as further defined the merger agreement.

The aggregate merger consideration will be subject to an adjustment downward to the extent there is a shortfall in Citizens’ shareholders’ equity, as adjusted pursuant to the merger agreement. In addition, the amount of the per share merger consideration may be impacted if the Farmers Capital’s Stock Price is more than $35.85 per share, or less than $28.54 per share, the collars fixed in the merger agreement. These collars work as follows (assuming no capital shortfall):

If Farmers Capital’s Stock Price equals $35.85 or more the aggregate stock consideration will fix at 418,410 Farmers Capital’s shares. If Farmers Capital’s Stock Price is less than $28.54 but greater than $25.69 the aggregate stock consideration shall mean 525,578 Farmers Capital common shares. If Farmers Capital’s Stock Price is less than $25.69, Farmers Capital will have the right to terminate the proposed Merger, or increase the number of Farmer Capital common shares to be issued in the merger to equal the result obtained by dividing $14,250,000 by the Farmers Capital Stock Price. Subject to a potential Citizens capital shortfall, the maximum decline in the total transaction value would equal $1,500,000 if Farmers Capital common shares should decline to $25.69 but not below $25.69. If either of these events occur, the value of the aggregate merger consideration ($15,000,000 cash plus the aggregate number of shares of Farmers Capital, valued at the Farmers Capital Stock Price) will determine the amount of the per share merger consideration each Citizens shareholder will receive.

The total proposed per share merger consideration of $152.594 per Citizens common share represents a multiple of Citizens’ December 31, 2005 stated common equity of 2.25X, a multiple of Citizens’ stated December 31, 2005 net income of 21.13X. In addition, the proposed consideration to be received by Citizens’ shareholders represents 22.49% of the December 31, 2005 total deposits and a 15.79% premium over Citizens’ December 31, 2005 tangible equity as a percentage of Citizens’ December 31, 2005 core deposits.

Acquisition Comparison Analysis: In performing this analysis, PBS reviewed the 128 bank transactions in the states of Kentucky, Illinois, Indiana, and Ohio since June 30, 2001 for which financial information is available (the “Comparable Group”). The purpose of the analysis was to obtain an evaluation range for Citizens based on these Comparable Group bank acquisition transactions. Median multiples of book value, earnings, deposits and the premium paid over the sellers’ tangible equity as a percentage of the acquired institutions core deposits implied by the Comparable Group transactions were utilized in obtaining a range for the acquisition value of Citizens. In addition to reviewing recent Comparable Group bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like the Company had an equity to asset ratio between 8.0% and 9.0%, had a return on average equity (“ROAE”) between 9.00% and 13.00%, had total assets between $50 and $250 million and transactions where the selling institution was located in Kentucky. Median values for the 128 Comparable Group acquisitions expressed as multiples of book value and last twelve month (“LTM”) earnings equaled 1.75 and 19.42, respectively and median premiums on deposits and franchise premiums over core deposits equaled 19.67% and 10.54%, respectively. The following tables demonstrate the median multiples of book value and earnings, as well as, median percentage of transaction value over seller total deposits and premium paid over the seller’s tangible equity as a percentage of the acquired institutions core deposits for the Comparable Group transaction categories.

Acquisition for Comparable Group Transactions
Median Multiples

CATEGORY	MULTIPLE OF STATED BOOK VALUE	MULTIPLE OF LTM NET INCOME

PROPOSED TRANSACTION	2.25X	21.13X
Median multiple by group:
All Comparable Group Acquisitions	1.75X	19.42X
Equity to Assets between 8.0% - 9.0%	1.67	18.08
ROAE between 9.00% - 13.00%	1.86	19.42
Assets between $50 and $250 million	1.77	19.82
Kentucky transactions	1.44	17.44

Acquisition for Comparable Group Transactions
Median Percentiles

CATEGORY	PERCENT OF DEPOSITS	FRANCHISE PREMIUM / CORE DEPOSITS

PROPOSED TRANSACTION	22.49%	15.79%
Median percent by group:
All Comparable Group Acquisitions	19.67%	10.54%
Equity to Assets between 8.0% - 9.0%	17.28	10.75
ROAE between 9.00% - 13.00%	21.61	14.93
Assets between $50 and $250 million	19.14	10.57
Kentucky transactions	20.74	9.75

Comparable Group Transactions
Proposed Transaction Percentile Rankings

CATEGORY	MULTIPLE OF STATED BOOK VALUE	MULTIPLE OF LTM NET INCOME

PROPOSED TRANSACTION	2.25X	21.13X
Percentile ranking within the following groups:
All Comparable Group Acquisitions	76.40%	58.70%
Equity to Assets between 8.0% - 9.0%	70.70	61.20
ROAE between 9.00% - 13.00%	72.70	63.30
Assets between $50 and $250 million	77.00	54.50
Kentucky transactions	91.30	65.20

Comparable Group Transactions
Proposed Transaction Percentile Rankings

CATEGORY	PERCENT OF DEPOSITS	FRANCHISE PREMIUM / CORE DEPOSITS

PROPOSED TRANSACTION	22.49%	15.79%
Percentile ranking within the following groups:
All Comparable Group Acquisitions	62.60%	73.10%
Equity to Assets between 8.0% - 9.0%	61.40	79.00
ROAE between 9.00% - 13.00%	54.20	59.60
Assets between $50 and $250 million	65.70	76.40
Kentucky transactions	65.40	74.80

Adjusted Net Asset Value Analysis: PBS reviewed Citizens’ balance sheet data to determine the amount of material adjustments required to the stockholders’ equity of Citizens based on differences between the market value of Citizens’ assets and their value reflected on Citizens’ financial statements. PBS determined that one adjustment was warranted. PBS reflected a value of the Company’s December 31, 2005 core deposits of approximately $3,751,000. The aggregate adjusted net asset value of the Company was determined to be $17,091,000 or $86.93 per Citizens common share.

Discounted Earnings Analysis: A dividend discount analysis was performed by PBS pursuant to which a range of values of Citizens was determined by adding (i) the present value of estimated future dividend streams that Citizens could generate over a five-year period and (ii) the present value of the "terminal value" of Citizens’ earnings at the end of the fifth year. The "terminal value" of Citizens’ earnings at the end of the five-year period was determined by applying a multiple of 19.42 times the projected terminal year's earnings. The 19.42 multiple represents the median price paid as a multiple of earnings for all Comparable Group bank transactions.

Projected dividend streams and the terminal value were discounted to a present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Citizens common stock. The aggregate value of Citizens, determined by adding the present value of the total cash flows, was $27,266,000 or $138.69 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate in assets of 5.0% throughout the analysis. Return on assets was projected to increase to 1.25% by year six and remain constant at this level for the remainder of the analysis. Dividends assumed to be paid in years one through five equaled 30.0% of net income and then increased to 75% of net income in years six through twenty. This long-term projection resulted in an aggregate value of $21,459,000 or $109.15 per Citizens common share.

Pro Forma Merger Analysis: PBS compared the historical performance of Citizens to that of Farmers Capital and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Citizens and Farmers Capital to the income statement and balance sheet of the pro forma combined company was analyzed in relation to the pro forma ownership position of Citizens’ shareholders in the combined institution.

The fairness opinion is directed only to the question of whether the consideration to be received by Citizens’ shareholders under the merger agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Citizens shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Citizens.

Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Citizens’ shareholders under the merger agreement is fair and equitable from a financial perspective to the shareholders of Citizens.

Based on the total proposed transaction price of $30,000,000 PBS and its wholly-owned subsidiary IBS will receive total fees of approximately $305,000 for all services performed in connection with the sale of Citizens and the rendering of the fairness opinion. In addition, Citizens has agreed to indemnify PBS and IBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS’ acts or decisions made in good faith and in the best interest of Citizens.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement, as amended by the amendment to the merger agreement entered by the parties on June 16, 2006. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement, as amended, which is attached as Appendix B to this proxy statement-prospectus and is incorporated herein by reference. We urge you to read the merger agreement and its amendment as well as the discussion in this document carefully.

General

If the shareholders of Citizens approve the plan of merger and the other conditions to the consummation of the merger are satisfied, Farmers Capital will acquire Citizens pursuant to the merger of Citizens with and into Farmers Capital’s subsidiary, FCBC Acquisition. Farmers Capital will exchange cash or shares of Farmers Capital common stock, or a combination of both, plus cash instead of any fractional share, for each outstanding share of Citizens common stock as to which dissenters’ rights have not been exercised and perfected. Each share of Farmers Capital common stock and membership interests in FCBC Acquisition issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger. Immediately following the merger, Farmers Capital will merge FCBC Acquisition with and into Farmers Capital and Citizens’ current subsidiary, Citizens National, will become a wholly-owned subsidiary of Farmers Capital.

What Citizens’ Shareholders Will Receive in the Merger

The total merger consideration, which will be composed of a combination of cash and Farmers Capital common stock, $.125 par value per share, will equal $30,000,000 less the amount of any Citizens capital shortfall. Under the merger agreement, a “capital shortfall” is the extent to which Citizens consolidated equity capital as of the closing of the merger, reduced for (1) professional fees and other obligations of Citizens and its subsidiaries to attorneys, accountants, investment bankers, consultants, financial advisors and other non-employee representatives in connection with the merger and (2) the special bonus payments of approximately $1,769,000 being made to Citizens’ four executive officers at the closing of the merger, is less than $12,350,000. In calculating Citizens’ consolidated equity capital, any adjustments required by FASB 115 or specifically requested by Farmers Capital will be excluded. As of March 31, 2006, Citizens’ equity capital was approximately $12,348,000, after (1) deducting the anticipated special bonus payments of $1,769,000 and estimated broker and professional fees related to the merger of $525,000, (2) taking into account the tax effect of such payments and fees and (3) removing a $255,000 adjustment required by FASB 115, all as required by the merger agreement. Consequently, if the merger had closed on March 31, 2006, the total merger consideration would have been $29,998,000. Citizens has informed Farmers Capital that due to anticipated earnings between March 31, 2006 and the anticipated closing date of September 29, 2006, Citizens does not anticipate any capital shortfall will exist at the time of the closing of the merger, resulting in total merger consideration of $30,000,000.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described below, for cash, shares of Farmers Capital common stock, or a combination of each, representing each share’s pro rata share of the merger consideration. For purposes of calculating the amount of the per share merger consideration, the shares of Farmers Capital common stock to be issued in the merger will be valued at the average per share closing price of Farmers Capital common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day before the anticipated close of the merger (“the 15 day trading average”).

On August 7, 2006, there were 196,600 shares of Citizens common stock outstanding, Citizens had no capital shortfall as discussed above and the Farmers Capital common stock’s 15 day trading average was $31.44 per share. Consequently, if the merger had closed on August 7, 2006, each outstanding share of Citizens common stock would have been entitled to receive under the merger either $152.59 cash or 4.853 shares of Farmers Capital common stock. These 4.853 shares of Farmers Capital common stock would have had a deemed value of $152.59 ($31.44 per share) under the terms of the plan of merger.

Farmers Capital and Citizens have agreed to certain “collars” on the Farmers Capital stock price in order to establish a range for the total number of shares of Farmers Capital common stock that may be issued in the merger. If the 15 day trading average is more than $35.85, then Farmers Capital common stock will be capped at $35.85 for purposes of determining the total number of Farmers Capital shares to be issued in the merger. If the 15 day trading average of Farmers Capital common stock for the same period is less than $28.54, then Farmers Capital common stock will be fixed at $28.54 for purposes of determining the total number of Farmers Capital shares to be issued in the merger. However, in the event the 15 day trading average is less than $25.69, Farmers Capital may either terminate the merger agreement or choose to close, in which case the total number of Farmers Capital shares to be issued in the merger will be determined based on the 15 day trading average and not the collar, but the total number of shares to be issued will be reduced by 5%.

Consequently, the total value of the merger consideration, based on the 15 day trading average, could be more or less than $30,000,000 (or $152.59 per share, based on Citizens common stock outstanding on the record date) to the extent that the 15 day trading average is outside the agreed collars (more than $35.85 or less than $28.54). If the 15 day trading average is less than $25.69, the total merger consideration paid by Farmers Capital will be reduced by 2.5%. Based on a 15 day trading average of $25.69, the total merger consideration paid by Farmers Capital will be reduced to $28,502,102 (assuming no capital shortfall), resulting in per share merger consideration of $144.98 in cash or 5.643 shares of Farmers Capital common stock for each share of Citizens common stock.

Because you may elect to exchange your shares of Citizens common stock for cash, Farmers Capital common stock, or a combination of cash and stock, and the value of Farmers Capital common stock will fluctuate between now and the time of the merger, the form of the consideration you receive and the total merger consideration could vary from the amount shown above.

The merger consideration you elect may be subject to proration so that $15,000,000 of the total merger consideration is paid in cash, and the balance in Farmers Capital common stock. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the 15 day trading average.

As indicated above, because the amount of total merger consideration composed of cash and stock is fixed within pre-determined ranges, you should review the most recent closing price of Farmers Capital common stock prior to making your election. The Citizens board of directors makes no recommendation as to whether you should choose cash, Farmers Capital common stock, or both in exchange for your shares of Citizens common stock. You should consult your financial advisor prior to making your election.

The following tables show alternative examples of the number of shares of Farmers Capital common stock, the amount of cash and the total value of the consideration into which a share of Citizens common stock would be converted in the merger (with total merger consideration of $30,000,000), assuming that the average closing price of Farmers Capital common stock for the 15 trading days leading up to the 15th prior to the anticipated closing of the merger is as set forth below. The tables assume 196,600 shares of Citizens common stock are outstanding, no shareholder exercises dissenters’ rights and ignore cash issued in lieu of fractional shares of Farmers Capital common stock. The tables also assume that the shareholder elects, in the first instance, to receive 100% stock consideration and in the second instance, to receive 100% cash consideration. The table assumes no prorations by the exchange agent are required due to the stock consideration elections made by Citizens shareholders.

Assuming 100% Stock Election:
	Merger Consideration Exchanged for One Share of Citizens Common Stock
Assumed Average Closing Price of Farmers Capital Common Stock	Number of Shares of Farmers Capital Common Stock	Value of Shares of Farmers Capital Common Stock	Cash Consideration	Total Value of Consideration Received
$36.00	4.248	$152.91	-	$152.91
32.39	4.711	152.59	-	152.59
27.00	5.499	148.48	-	148.48
25.69	5.643	144.98	-	144.98
25.00	5.951	148.78	-	148.78

Assuming 100% Cash Election:
	Merger Consideration Exchanged for One Share of Citizens Common Stock
Assumed Average Closing Price of Farmers Capital Common Stock	Number of Shares of Farmers Capital Common Stock	Value of Shares of Farmers Capital Common Stock	Cash Consideration	Total Value of Consideration Received
$36.00	-	-	$152.91	$152.91
32.39	-	-	152.59	152.59
27.00	-	-	148.48	148.48
25.69	-	-	144.98	144.98
25.00	-	-	148.78	148.78

Shareholder Elections for Stock Consideration

Each shareholder of record of Citizens common stock on or before 5:00 p.m., eastern time, on the business day immediately before the day the merger closes (the “election date”) is entitled to make an unconditional election to receive some or all of the merger consideration for his or her shares of Citizens common stock in the form of Farmers Capital common stock. Farmers Capital has, with the approval of Citizens, prepared the form of election, which is included with this proxy statement-prospectus and has been sent to all record holders of Citizens common stock as of the record date for the meeting. Each record holder desiring to receive stock consideration must use the form of election. Citizens has agreed to use all reasonable efforts to make available the form of election and this proxy statement-prospectus to everyone who becomes a record holder of Citizens common stock between the record date of the special meeting and the election date. To be effective, a record holder’s form of election to receive stock consideration must be received by Farmers Capital’s exchange agent, American Stock Transfer & Trust Company (“Amstock”), by 5:00 p.m., eastern time, on the election date. The form of election must be properly completed and signed and accompanied by certificates for the shares of Citizens common stock to which that form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Citizens (or accompanied by an appropriate guarantee of delivery of the stock certificates as set forth in the form of election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the exchange agent within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery). Failure to deliver stock certificates covered by any guarantee of delivery within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery will invalidate any otherwise properly made election to receive stock consideration.

Since the number of shares of Farmers Capital common stock to which a Citizens shareholder making a stock election would be entitled is determined by a valuation made on the 15th day before the anticipated closing date of the merger, Citizens will send each record holder of its common stock a letter identifying that valuation at least two weeks before the anticipated closing date. If the anticipated closing is delayed to a subsequent date, Farmers Capital will announce the delay by a press release.

The form of election may be revoked by the shareholder who submitted such form of election only by written notice received by the exchange agent prior to 5:00 p.m., eastern time, on the election date. In addition, all forms of election shall automatically be revoked if the exchange agent is notified in writing by Farmers Capital that the merger agreement has been terminated. If a form of election is revoked, the certificates (or guarantees of delivery, as appropriate) for the shares of Citizens common stock to which such form of election relates will be returned to the shareholder who submitted those certificates (or guarantees) and the related shares will be deemed not to have elected to receive stock consideration (unless and until another duly completed form of election and the other required certificates or guarantees have been property submitted).

The determination of the exchange agent is binding as to whether or not elections to receive stock consideration have been properly made or revoked pursuant to the merger agreement.

If no form of election is received with respect to shares of Citizens common stock, or if the exchange agent determines that any election to receive the stock consideration was not properly made with respect to shares of Citizens common stock, those shares will be treated as having not elected stock consideration and, in effect, having elected to receive cash consideration, subject to the allocation and proration procedures discussed below.

Allocation and Proration Procedures

To the extent the total elections for stock consideration would result in the issuance of cash consideration in the merger for less or more than 50% of the total merger consideration, then the exchange agent will allocate between cash and Farmers Capital common stock following allocation formulas agreed to by Citizens and Farmers Capital that are set forth in the merger agreement. The general effect of these procedures is described below.

Underelection for Stock Consideration. If the aggregate amount of elections for stock consideration are such that the aggregate cash consideration is more than $15,000,000 less the capital shortfall, then:

•	the holders of shares of Citizens common stock that elected stock consideration (“electing shares”) will receive stock consideration as elected; and

•
the holders of shares with respect to which an election for stock consideration was not made (“non-electing shares”) will receive, with respect to their non-electing shares, a pro-rata portion (based on the total number of non-electing shares) of stock consideration to the extent necessary to cause the value of all cash consideration paid in the merger to equal 50% of the total merger consideration, and the balance in cash consideration.

Overelection for Stock Consideration. In the event that the aggregate amount of elections for stock consideration are such that the aggregate cash consideration is less than $15,000,000 less the capital shortfall, then:

•	the holders of non-electing shares will receive cash consideration; and

•
the holders of shares electing stock consideration will receive, with respect to the electing shares, a pro rata portion (based on the total number of electing shares) of cash consideration to the extent necessary to cause the value of all cash consideration paid in the merger to equal 50% of the total merger consideration, and the balance in stock consideration.

The allocations described above will be determined by the exchange agent pursuant to a formula set forth in the merger agreement.

Farmers Capital may, but is not obligated to, change the agreed percentages of cash and stock consideration to more closely match the elections actually made by Citizens shareholders. However, no change will be made if it would adversely affect the merger from qualifying as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

No Fractional Shares

No fractional shares of Farmers Capital common stock will be issued in connection with the merger. Instead, Farmers Capital will make a cash payment without interest to each shareholder of Citizens who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Farmers Capital common stock otherwise issuable to such shareholder by the average closing price of the Farmers Capital common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day prior to the anticipated closing date. The cash payment for stock in lieu of fractional shares will not reduce the cash component of the merger consideration, but will proportionately reduce the number of shares issuable under the stock consideration component of the merger consideration.

Dissenters’ Rights

Holders of shares of Citizens common stock who properly elect to exercise the dissenters’ rights provided for in Subtitle 13 of the Kentucky Business Corporation Act will not have their shares of Citizens common stock converted into the right to receive the merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration all in cash as if such shares had not elected stock consideration. For more information, see “Dissenters’ Rights” on page 63.

Closing and Effective Time of the Merger

The merger agreement contemplates that the closing is to take place at 10:00 a.m., Frankfort, Kentucky time, on the date which the merger becomes effective. The merger will become effective at the time articles of merger that are filed in the Kentucky Secretary of State’s office become effective. Farmers Capital and Citizens have agreed to use reasonable efforts to cause the merger to become effective as soon as is reasonably practicable on the date (the “anticipated closing date”) that is five days following the last to occur of:

•	the effective date of the last required regulatory approval;
•	the date on which the shareholders of Citizens approve the plan of merger; and
•	the date on which all other conditions precedent to each party’s obligations under the merger agreement are either satisfied or waived.

The chief executive officers of each of Farmers Capital and Citizens may agree to a different closing and effective time. The chief executive officers have tentatively agreed that if all conditions to closing are satisfied on or before September 29, 2006, that the closing will occur on that date, with the merger to become effective on October 1, 2006. This date may change.

Legal Effect of Merger

At the time the merger is effective, Citizens will be merged with and into FCBC Acquisition, the wholly-owned subsidiary of Farmers Capital, and Citizens’ separate existence will cease. At the effective time, all outstanding shares of Citizens common stock will be converted into the right to receive the merger consideration as described above or the consideration required by Subtitle 13 of the Kentucky Business Corporation Act to be paid to Citizens shareholders who properly perfect their dissenters’ rights. Farmers Capital currently anticipates that immediately following the merger it will merge FCBC Acquisition into Farmers Capital, causing the separate corporate existence of FCBC Acquisition to cease. All outstanding shares of Farmers Capital common stock will remain outstanding following both mergers.

Each of the shares of Citizens common stock held by Citizens or Citizens National prior to the effective time of the merger, other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired and no merger consideration will be issued in exchange for such shares.

The articles of organization and operating agreement of FCBC Acquisition immediately prior to the merger will remain in effect following the merger until such time as FCBC Acquisition is merged into Farmers Capital. Farmers Capital’s articles of incorporation and bylaws will remain unchanged by the contemplated mergers.

Farmers Capital will remain the sole member of FCBC Acquisition following the merger. The officers of FCBC Acquisition, which are currently composed of the Chairman of the Board, the President and Chief Executive Officer and the Chief Financial Officer of Farmers Capital, will remain unchanged following the merger until FCBC Acquisition’s separate existence ceases.

Exchange of Shares

Farmers Capital has appointed its registrar and transfer agent, Amstock, as the exchange agent. At the closing of the merger, Farmers Capital will deposit with the exchange agent (1) certificates representing the number of shares of Farmers Capital common stock issuable and (2) the amount of cash consideration payable in exchange for outstanding shares of Citizens common stock.  The deposited certificates and cash are known as the “exchange fund.” The exchange agent will, pursuant to irrevocable instructions of Farmers Capital, deliver merger consideration out of the exchange fund. The exchange fund may not be used for any other purpose.

Within five business days of the closing, the exchange agent will mail, to each holder of non-electing shares of Citizens common stock immediately prior to the merger, a letter of transmittal and instructions for use in effecting the surrender of Citizens stock certificates in exchange for such person’s pro rata portion of the merger consideration. Within five business days of surrender of a certificate for cancellation to the exchange agent, together with the properly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, the exchange agent will deliver to the holder of such certificate the amount of cash, if any, and the number of whole shares of Farmers Capital common stock, if any, to which such person is entitled under the merger agreement. The surrendered certificates will be canceled. In the event of a transfer of ownership of Citizens common stock that is not registered in the transfer records of Citizens, payment may be made to a person other than the person in whose name the stock certificate so surrendered is registered, if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate.

Until surrendered as contemplated by the merger agreement, each certificate of Citizens common stock will be deemed after the merger to represent only the right to receive upon surrender the portion of the merger consideration into which the shares of Citizens common stock or options have been converted.

No interest will be paid or accrued on any cash payable upon surrender of any certificate.

No holder of any certificate formerly representing Citizens common stock will be paid any cash payment in lieu of fractional shares and/or dividends or other distributions with respect to Farmers Capital common stock with a record date on or after the effective time of the merger, until such certificate formerly representing Citizens common stock is surrendered as required above.  Subject to applicable law, following surrender of any Citizens stock certificate, there will be paid to the holder of the surrendered certificate, without interest and as applicable, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional shares to which such holder is entitled pursuant to the merger agreement and the amount of dividends or other distributions with a record date after the effective time of the merger paid with respect to whole shares of Farmers Capital common stock after the merger, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender of the Citizens stock certificate, but with a payment date after such surrender, payable with respect to such whole shares of Farmers Capital common stock.

Any portion of the exchange fund that remains undistributed to the holders of Citizens common stock for six months after the merger will be returned to Farmers Capital, upon its demand, and any holder of Citizens common stock who has not then complied with the exchange requirements may thereafter look only to Farmers Capital and FCBC Acquisition for payment of its claim for a portion of the merger consideration and any applicable dividends or distributions with respect to any Farmers Capital common stock with a record date after the merger, without interest.

The exchange agent will invest any cash included in the exchange fund, as directed by Farmers Capital, in direct obligations of the U.S. Treasury or otherwise with the consent of Citizens, on a daily basis. Any interest and other income resulting from such investments will be paid to Farmers Capital.

Farmers Capital and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Citizens common stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under U.S., state, local or foreign tax law.

Representations and Warranties in the Merger Agreement

Farmers Capital and Citizens have made representations and warranties to each other as part of the merger agreement. Citizens’ representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	its organization and authority to enter the merger agreement;
•	its capitalization, subsidiaries, properties and financial statements;
•	the absence of undisclosed liabilities;
•	its regulatory reports and corporate records;
•	its loans, reserves and deposits;
•	absence of material changes affecting Citizens since December 31, 2005, unless otherwise disclosed;
•	its compliance with laws;
•	environmental compliance of real estate it owns or leases;
•	its relations with its employees and the status of its employee benefit plans;
•	its material contracts;
•	pending and threatened litigation; and
•	its technology systems.

Farmers Capital’s representations and warranties are contained in Article 7 of the merger agreement and relate to, among other things:

•	its organization and authority to enter the merger agreement;
•	its capitalization, subsidiaries, and financial statements;
•	the absence of undisclosed liabilities;
•	absence of material changes affecting Farmers Capital since December 31, 2005, unless otherwise disclosed;
•	its compliance with laws, expressly including securities laws; and
•	pending and threatened litigation.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement and the transactions contemplated by the merger agreement by Citizens’ shareholders;

•
obtaining all consents and approvals of, and filing all registrations and notifications with, all regulatory agencies required for closing the merger, including approval of the Federal Reserve Board and the Kentucky Office (see “The Merger Agreement—Regulatory and Other Required Approvals”);

•
each party will have obtained all non-regulatory consents required for closing the merger, such as consents of third parties under contracts, where if the consent is not obtained it would be reasonably likely to have, individually or collectively, a material adverse effect on the party;

•
continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	issuance of legal opinions by counsel for Citizens and Farmers Capital related to the capitalization of their respective clients and the enforceability of the merger agreement against their clients;

•	no governmental agency or court will have taken any action which prohibits, restricts or makes illegal the closing of the merger;

•	the registration statement of which this proxy statement-prospectus is a part becomes effective and no stop orders are issued with respect to it;

•	the shares of Farmers Capital common stock issuable in the merger are approved for listing on The NASDAQ Capital Market;

•
Farmers Capital and Citizens have received a written opinion of Stoll Keenon Ogden PLLC that the merger constitutes a tax-free reorganization under the Internal Revenue Code, the exchange in the merger of Citizens common stock for Farmers Capital common stock will not give rise to a gain or loss to the Citizens shareholder with respect to such exchange (except to the extent of any cash received), the basis of shares of Farmers Capital common stock received by shareholders of Citizens will be the same as the basis of the shares of Citizens common stock exchanged therefore and the holding period of the shares of Farmers Capital common stock received by the Citizens shareholders shall include the holding period of the shares of Citizens common stock exchanged therefore, provided such shares were held as capital assets at the time of the merger;

•
each of the directors of Citizens have delivered letter agreements in which, among other things, he or she agrees not to transfer his or her shares of Citizens common stock and acknowledges certain restrictions on transfer of the Farmers Capital common stock he or she receives in the merger;

•	Citizens National’s average total deposits for the month immediately preceding the month in which the closing occurs is not less than $127,500,000;

•	Citizens National’s total loans as of the closing are not less than $116,000,000;

•	Citizens National will make all payments to its four executive officers required by their special bonus agreements; and

•	no events, changes or occurrences will arise after April 11, 2006, that individually or collectively, have a material adverse effect on Citizens or Farmers Capital.

The conditions to the merger are set forth in Article 10 of the merger agreement.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Citizens’ shareholders with respect to the amendment.

Business of Citizens Pending the Merger

The merger agreement requires Citizens to continue to operate its business as usual pending the merger. Among other things, each of Citizens and its subsidiaries may not, without Farmers Capital’s consent, take or agree to take any of the following actions:

•	amend its articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt, with limited exceptions allow any lien or encumbrance to be placed on any asset or guarantee the obligation of others;

•	redeem, repurchase, or otherwise acquire any shares of its common stock;

•	pay any distribution or dividend on its common stock, other than dividends consistent with those paid and incurred in 2005;

•
issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any right to acquire any common stock or any security convertible into common stock;

•	adjust, split, combine or reclassify any capital stock or authorize the issuance of any other securities in respect of or in substitution of shares of its capital stock;

•	sell, lease or transfer any asset having a book value in excess of $15,000 other than in the usual course of business;

•	make any change in any of its tax or accounting methods, except as required by law or applicable accounting principles;

•	except for investments in securities acquired in its usual business and with other limited exceptions, purchase any securities or make any investment in any person;

•
adopt any new employee benefit plan or terminate or withdraw from or materially change any existing employee benefit plan, unless required by law or necessary to maintain the tax qualified status of a plan;

•	enter any employment contract with any person or enter into or amend any severance agreements with officers;

•	grant any increase in compensation or benefits to any employees, directors or officer or pay any bonus other than pursuant to written policies or contracts that were in effect on April 11, 2006;

•	voluntarily accelerate the vesting of any employee benefits;

•	commence any litigation or other proceeding other than in its usual business or settle any litigation or other proceeding for material money damages or restrictions upon its operations;

•	experience any change in control of Citizens or its subsidiaries;

•
unless determined by Citizens National to be required by safe and sound banking practices, encourage or solicit any Citizens National customer or depositor to replace or diminish his relationship with Citizens National;

•
without the prior written consent of Farmers Capital, which may not be unreasonably withheld, enter into or purchase a loan, discount or lease financing in an original principal amount greater than $1,500,000 or increase a current loan, discount or lease financing by an amount greater than $1,500,000; and

•	except in the usual course of its business, enter into, amend or terminate any material contract.

The restrictions on Citizens’ business activities are set forth in Section 8.2 of the merger agreement.

Business of Farmers Capital Pending the Merger

Under the merger agreement, Farmers Capital agrees, pending the merger, to continue to conduct its business and the business of its subsidiaries in a manner designed in its judgment to enhance the long-term value of the Farmers Capital common stock and its business prospects.

No Solicitation of Alternative Transactions

Citizens and its subsidiaries were required upon Citizens signing the merger agreement to immediately cease any negotiations with any person regarding any acquisition transaction of Citizens or its subsidiaries. In addition, Citizens and its subsidiaries may not

•	solicit, initiate or knowingly encourage any acquisition proposal;

•	except in limited circumstances where Citizens has paid a required $1.2 million termination fee, enter into any contract or letter of intent with respect to any acquisition proposal, or

•
participate in any discussions or negotiations regarding, or furnish or disclose to any person any non-public information with respect to Citizens or Citizens National in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal.

Regardless of the above restrictions, if at any time prior to the effective time of the merger, in response to an unsolicited acquisition proposal that the Citizens board of directors determines in good faith is reasonably likely to lead to an acquisition proposal more favorable to Citizens than the merger, Citizens may (1) furnish information with respect to Citizens and its subsidiaries to the person making such acquisition proposal and (2) participate in discussions or negotiations with the person making such acquisition proposal. Under similarly limited circumstances, Citizens may pursue a more favorable acquisition proposal than the merger and after terminating the merger agreement as required below and paying Farmers Capital a $1.2 million termination fee, Citizens may enter into a contract with respect to the more favorable acquisition proposal.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances include:

•	by mutual consent of Citizens’ board of directors and Farmers Capital’s board of directors;

•
by either party (provided such party is not then in material breach of the merger agreement) if there is a failure in any of the conditions to its obligations under the merger agreement, including that the other party has a material inaccuracy in its representations and warranties, and such failure is not cured within 30 days after written notice;

•
by either party (provided such party is not then in material breach of the merger agreement) if the other party materially breaches any covenant, and such material breach cannot be, or is not, cured within 30 days after written notice;

•
by the board of directors of Farmers Capital if the average closing price of the Farmers Capital common stock on the 15 trading days leading up to the 15th day prior to the anticipated closing of the merger is less than $25.69;

•
by the board of directors of Citizens if there is a capital shortfall causing a reduction in the merger consideration from $30,000,000, provided Citizens pays Farmers Capital $150,000 to reimburse it for its expenses;

•	by the board of directors of Citizens or Farmers Capital if the merger is not closed by September 30, 2006, except in limited circumstances;

•	by either party if the consent of any regulatory authority required to consummate the merger is denied;

•	by either party if the Citizens shareholders fail to approve the plan of merger; and

•
by the board of directors of Citizens in order to concurrently enter a contract respecting an acquisition proposal more favorable to Citizens than the merger, where the following conditions are satisfied:

♦	such acquisition proposal has been received by Citizens in compliance with the restrictions set forth in the merger agreement;
♦	the Citizens board of directors has concluded in good faith such acquisition proposal is a superior acquisition proposal; and

♦
Citizens has negotiated with Farmers Capital in good faith for a 15 day period to amend the terms of the merger to make it as favorable as the new alternative acquisition proposal but the Citizens board of directors determines in good faith the alternative proposal remains more favorable.

If another acquisition proposal for Citizens is publicly announced and not withdrawn, after that announcement the merger agreement is terminated by either Citizens or Farmers Capital in connection with another acquisition proposal for Citizens and Citizens enters a contract or closes on another acquisition proposal on or before March 31, 2007, then Citizens must pay Farmers Capital a termination fee of $1.2 million.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger.

Interests of Certain Persons in the Merger

Some of Citizens’ directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of Citizens. These interests are described below. Each of Farmers Capital’s and Citizens’ boards of directors were aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Special Bonus Agreements

Benjamin F. Brown, Jeffrey D. Ball, Duane S. Flora and Richard A. Collins, each an executive officer of Citizens National, entered into special bonus agreements with Citizens National as of December 2, 2005. The agreements provide that in certain transactions resulting in a change of control in Citizens National each officer will receive a one-time bonus payment. The agreements are effective until the first to occur of (1) the second anniversary of the agreement, (2) the date the officer ceases to be an employee of Citizens National if there is no change in control pending, (3) the date the officer voluntarily resigns from his employment with Citizens National unless such resignation follows a nonconsensual material decrease in the salary and/or authority of the executive, or (4) the date the officer’s employment with Citizens National is terminated for good cause (as defined in the agreement). The merger of Citizens into FCBC Acquisition will constitute a change of control and under their respective special bonus agreements, at the time of the merger Mr. Brown will receive a one-time cash bonus of $622,660.43, Mr. Ball will receive a one-time cash bonus of $429,816.55, Mr. Flora will receive a one-time cash bonus of $330,716.04 and Mr. Collins will receive a one-time cash bonus of $385,791.58. The bonuses are to be paid from the funds of Citizens National prior to closing of the merger.

In addition to the special bonus payment upon a change of control, each special bonus agreement provides that Citizens National may require the officers to deliver a release, as of the effective date of the change of control, releasing Citizens and Citizens National from all claims of any type that the officer might have arising out of his employment relationship with Citizens and Citizens National, except for (1) claims arising under the special bonus agreement, (2) claims for accrued salary not yet due and payable as of the date the release and accrued and vested benefits under any qualified employee benefit plan, or (3) claims for indemnification or advancement of expenses relating to the officer’s service as a director, officer or employee of Citizens and Citizens National.

Continuation of Service

Following the merger Farmers Capital will have the power to determine who are directors of Citizens National and those directors will, in turn, choose who will serve as officers of the bank. The directors of Citizens are currently the same as the directors of Citizens National. While Farmers Capital is not obligated to continue the service of any current directors or executive officers of Citizens National, Farmers Capital’s management has indicated to Citizens’ directors and executive officers that following the merger it intends to seek to retain the services of the current directors of Citizens National and all of Citizens National’s executive officers. Consequently, these individuals are interested in the transaction as they have received some assurance they will continue to serve in their current bank management roles.

Employee Benefits

Farmers Capital will give Citizens’ employees full vesting and eligibility credit for their years of service with Citizens, for purposes of benefit accrual under Farmers Capital’s fringe benefit programs.

Indemnification

Under the merger agreement, Farmers Capital agrees for a period of six years after the merger, with respect to current and former directors, officers, employees and agents of Citizens and its subsidiaries, to (1) honor any indemnification obligation of Citizens and its subsidiaries as of the time of the merger under the Citizens or subsidiary’s articles of incorporation and bylaws and applicable law and (2) indemnify and defend any such person against all losses and expenses (to the extent losses and expenses pertain to any matter or fact, arising, existing or occurring prior to the time of the merger) based on, or arising out of the fact that the person is or was a director, officer, employee or agent of Citizens or any of its subsidiaries or is or was serving at the request of Citizens or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This obligation may be limited by legal restrictions imposed by federal or state laws or regulations, the Citizens articles of incorporation or bylaws and any indemnification agreement in effect on the date the merger agreement was entered into.

In addition, Farmers Capital has agreed to cause the issuance of a policy of officers and directors error and omissions coverage for the benefit of Citizens’ and Citizens National’s existing directors and officers. Such policy must be similar to the coverage maintained by Citizens and Citizens National on April 11, 2006 and must be continued for a period of three years after the closing of the merger. Farmers Capital need only supply such coverage to the extent of premiums at an annual cost no greater than 150% of the premium for Citizens’ and Citizens National’s coverage as of April 11, 2006.

Consequently, directors and executive officers have additional interests in the transaction to the extent Farmers Capital has agreed to indemnify them for future claims related to certain past acts while a director or officer of Citizens or its subsidiaries, or provide insurance for them.

Ownership of Farmers Capital Stock

No director or executive officer of Citizens owns any Farmers Capital common stock.

Purchase of Wilmore Branch Office

Citizens National currently leases its Wilmore, Kentucky, branch office from Log Cabin Bankers, Inc. Log Cabin Bankers is owned by all of the directors of Citizens, each of whom is also a director of Citizens National. Under the merger agreement, Farmers Capital agreed to cause Citizens National to purchase the Wilmore branch office from Log Cabin Bankers within 60 days after the closing of the merger for a purchase price of $1,000,000. The purchase will be pursuant to the terms of the form of Agreement for Sale of Real Estate attached as Exhibit C to the merger agreement. This real estate purchase agreement was negotiated between Farmers Capital and Log Cabin Bankers and Citizens National prior to signing the merger agreement. The parties believe this agreement contains buyer due diligence rights, seller representations and warranties and contingencies to closing that are generally customary in real estate purchase contracts of its kind entered into in Central Kentucky.

Interests of Farmers Capital and Its Directors and Executive Officers

No director or executive officer of Farmers Capital has any personal interest in the merger other than as a Farmers Capital shareholder. No Farmers Capital director or executive officer owns any shares of Citizens common stock. Neither Farmers Capital nor any of its subsidiaries owns any shares of Citizens common stock.

Public Trading Market

Farmers Capital common stock is traded on The NASDAQ Capital Market under the trading symbol “FFKT.” The NASDAQ Stock Market, Inc. has announced that it will reorganize its market tiers in the near future. Farmers Capital anticipates that its common stock will continue to be traded on The NASDAQ Capital Market following this reorganization. The shares of Farmers Capital common stock issuable pursuant to the merger will be traded on the same market and tier and under the same symbol as all other shares of Farmers Capital common stock. The shares of Farmers Capital common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Citizens on the date of the special meeting of Citizens shareholders or an affiliate of Farmers Capital following completion of the merger. See “—Resale of Farmers Capital Common Stock.”

Farmers Capital Dividends

The holders of Farmers Capital common stock receive dividends if and when declared by the Farmers Capital board of directors out of legally available funds. Farmers Capital declared a dividend of $0.33 per share of common stock for each quarter of 2005 and 2004 and declared a dividend of $0.33 per share for the first and second quarters of 2006. Following the completion of the merger, Farmers Capital expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Farmers Capital board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, Citizens’ shareholders will no longer have any rights as shareholders of Citizens but will be entitled to receive the merger consideration payable to them under the terms of the merger agreement. Those Citizens shareholders who are to receive Farmers Capital common stock as part of their merger consideration will automatically at the effective time of the merger become entitled to all of the rights and privileges afforded to Farmers Capital shareholders at that time.

Farmers Capital’s registrar, Amstock, will serve as exchange agent for the merger. Within five business days after the effective date of the merger, the exchange agent will send or cause to be sent to all Citizens shareholders (who have not already submitted their stock certificates in connection with their election for stock or who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging Citizens common stock certificates for the merger consideration. Each Citizens stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Farmers Capital, at its option, may delay paying former shareholders of Citizens who become holders of Farmers Capital common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Farmers Capital common stock following the effective time of the merger until they have surrendered their certificates evidencing their Citizens common stock, at which time Farmers Capital will pay any such dividends or other distributions without interest.

If you have not elected to receive stock consideration, you should not send in your Citizens stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy. Either send it with your form electing stock consideration or await further instruction from Farmers Capital following the merger.

Within five business days after the exchange agent receives your certificates of Citizens common stock, together with a properly completed letter of transmittal, it will effect delivery to you of the merger consideration to which you are entitled, consisting of any Farmers Capital common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due (including any cash payment for a fractional share, without interest). The merger consideration delivered by the exchange agent is subject to adjustment to ensure that the total cash consideration issued in the merger equals 50% of the total merger consideration. See “—Allocation and Proration Procedures.”

Shareholders who cannot locate their stock certificates are urged to contact promptly:

Benjamin F. Brown or Duane Flora
Citizens National Bancshares, Inc.
201 North Main Street
Nicholasville, Kentucky 40356
(859) 885-0900

Citizens will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of Citizens signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Citizens and Farmers Capital against any claim that may be made against Citizens or Farmers Capital by the owner of the certificate(s) alleged to have been lost or destroyed. Citizens or Farmers Capital may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify Citizens and Farmers Capital.

Resale of Farmers Capital Common Stock

The shares of Farmers Capital common stock to be issued in the merger have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Citizens shareholders who are not affiliates of Citizens or Farmers Capital may freely trade their Farmers Capital common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of Citizens prior to the merger or who is an executive officer, director or 10% shareholder of Farmers Capital after the merger.

Those shareholders who are deemed to be affiliates of Citizens may only sell their Farmers Capital common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of Citizens, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Farmers Capital common stock after the merger. Persons assumed to be affiliates of Citizens have entered into agreements with Farmers Capital not to sell shares of Farmers Capital common stock they receive in the merger in violation of the Securities Act.

Regulatory and Other Required Approvals

Federal Reserve Board

The Federal Reserve Board must approve the merger before it can be completed. Farmers Capital and Citizens must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Farmers Capital has filed an application for approval of the merger with the Federal Reserve Board. In reviewing that application, the Federal Reserve Board is required to consider the following:

•
competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

♦	the financial and managerial resources of Farmers Capital, including its subsidiaries, and of Citizens, and the effect of the proposed transaction on these resources;

♦	management expertise;

♦	internal control and risk management systems;

♦	the capital of Farmers Capital;

♦	the convenience and needs of the communities to be served; and

♦	the effectiveness of Farmers Capital and Citizens in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Kentucky law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Kentucky community reinvestment laws and any Kentucky antitrust statutes.

Other Regulatory Approvals

The merger requires the approval of the Kentucky Office. Farmers Capital has filed applications for approval of the merger with the Kentucky Office. In evaluating the merger, the Kentucky Office must consider:

•	if the terms of the merger are in accordance with Kentucky law;

•	if the financial condition, competence, experience and integrity of Farmers Capital will jeopardize the financial stability of Citizens National;

•	whether the public convenience and advantage will not be served by the acquisition; and

•	whether a federal regulatory agency whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lessen competition.

In connection with or as a result of the merger, Farmers Capital or Citizens may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. Farmers Capital is not required to seek prior approval for listing the shares of Farmers Capital common stock on The NASDAQ Capital Market, but may be required after the merger to provide notice to The NASDAQ Capital Market of the issuance of these shares. The transaction also will be registered with such state securities regulators as may be required.

Status and Effect of Approvals

All regulatory applications and notices required to be filed prior to the merger have been filed. Farmers Capital and Citizens contemplate that they will complete the merger on September 29, 2006, assuming all required approvals are received.

Farmers Capital and Citizens believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Farmers Capital and Citizens believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that the Kentucky attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Farmers Capital is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Citizens will be recorded, as of completion of the merger, at their respective fair values and added to those of Farmers Capital. Any excess of purchase price over the net fair value of Citizens’ assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Farmers Capital issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Citizens. The results of operations of Citizens will be included in the results of operations of Farmers Capital following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the material United States federal income tax consequences of the merger to the shareholders of Citizens who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of Citizens. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code of 1986, as amended. It also may not apply to insurance companies, securities dealers, financial institutions, tax-exempt entities or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

Farmers Capital and Citizens must receive a tax opinion from Stoll Keenon Ogden PLLC in order to complete the merger. The tax opinion must conclude that the consequences of the merger are as follows:

•	that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	that Farmers Capital, Citizens and FCBC Acquisition will each be a party to the reorganization as that term is defined in Section 368(b) of the Internal Revenue Code;

•
that the exchange in the merger of Citizens common stock for Farmers Capital common stock will not give rise to gain or loss to the shareholders of Citizens with respect to such exchange (except to the extent of any cash received);

•	the basis of shares of Farmers Capital common stock received by Citizens shareholders will be the same as the basis of Citizens common stock exchanged for such Farmers Capital common stock; and

•
the holding period of the shares of Farmers Capital common stock received by such shareholders shall include the holding period of the shares of Citizens common stock exchange for such shares of Farmers Capital common stock, provided such shares were held as capital assets at the time of the merger.

The tax opinion will be based upon law existing on the date of the opinion and upon certain facts, assumptions (including but not limited to the assumption that the merger will be completed in accordance with the terms of the merger agreement), limitations, representations and covenants that, if incorrect in certain material respects, would jeopardize the conclusions reached by Stoll Keenon Ogden PLLC in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger or on any matter relating to the tax consequences of the merger.

The United States federal income tax consequences of the merger are as follows:

•	Classification as a “Reorganization.” The merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code.

•	Federal Income Tax Consequences to Farmers Capital and Citizens. Neither Farmers Capital nor Citizens will recognize taxable gain or loss as a result of the merger.

•
Federal Income Tax Consequences to Farmers Capital Shareholders who do not hold any Citizens common stock. Because shareholders of Farmers Capital common stock will retain their common stock in the merger, holders of Farmers Capital common stock will not recognize gain or loss upon the merger.

•
Federal Income Tax Consequences to the Citizens Shareholders. The United States federal income tax consequences of the merger to a Citizens shareholder, generally, will depend on whether the shareholder exchanges his Citizens common stock for cash, Farmers Capital common stock or a combination of cash and Farmers Capital common stock.

•
Exchange Solely for Farmers Capital Common Stock. A Citizens shareholder will not recognize taxable gain or loss upon the exchange of Citizens common stock solely for Farmers Capital common stock, except in respect of cash received instead of a fractional share of Farmers Capital common stock (as discussed below).

•
Exchange for Part Cash and Part Farmers Capital Common Stock. A Citizens shareholder who receives part cash (not including cash received instead of a fractional share of Farmers Capital common stock) and part Farmers Capital common stock in exchange for Citizens common stock will recognize taxable gain (but not loss) in an amount, if any, equal to the lesser of: (i) the excess of the sum of the amount of cash (excluding any cash received in lieu of fractional shares) and the fair market value of Farmers Capital common stock received in the merger over the holder’s adjusted tax basis in the shares of Citizens common stock (not including any tax basis allocable to any fractional shares of Farmers Capital common stock for which a Citizens shareholder is paid in cash) surrendered by the holder, or (ii) the amount of cash received by the holder in the merger (excluding any cash received in lieu of fractional shares). Any taxable gain to a Citizens shareholder on the exchange of Citizens common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on the shareholder’s holding period for the Citizens common stock). If, however, the cash received has the effect of the distribution of a dividend (as discussed below), the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes.

•
Exchange of Cash in Lieu of Fractional Share. A Citizens shareholder who receives cash instead of a fractional share of Farmers Capital common stock will generally be treated as having received such fractional share and then having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the Citizens shareholder’s aggregate adjusted tax basis of the Citizens shares exchanged in the merger which is allocable to the fractional share of Farmers Capital common stock. Such gain or loss to a Citizens shareholder on the exchange of Citizens common stock will generally be treated as capital gain or loss (either long-term or short-term capital gain or loss depending on the shareholder’s holding period for the Citizens common stock).

•
Tax Basis of Farmers Capital Common Stock Received in the Merger. The tax basis of any Farmers Capital common stock (including fractional shares deemed received and redeemed as described above) exchanged for Citizens common stock in the merger will equal the tax basis of the Citizens common stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange (excluding any cash received instead of a fractional share of Farmers Capital common stock), and increased by the amount, if any, of gain (including any portion of the gain that is treated as a dividend but not including any gain resulting from the deemed receipt and redemption of fractional shares described above) recognized in the exchange.

•
Holding Period of Farmers Capital Common Stock Received in the Merger. The holding period for any Farmers Capital common stock exchanged for Citizens common stock in the merger will include the period during which Citizens common stock surrendered in the exchange was held.

•	Possible Treatment of Cash as a Dividend.

♦
In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the Citizens shareholder’s deemed percentage stock ownership in Farmers Capital. For purposes of this determination, the Citizens shareholder is treated as if he first exchanged all of his shares of Citizens common stock solely for Farmers Capital common stock and then Farmers Capital immediately redeemed, which we refer to in this document as the “Deemed Redemption,” a portion of the Farmers Capital common stock in exchange for the cash the holder actually received. The gain recognized in the Deemed Redemption will be treated as a capital gain if the Deemed Redemption is (1) “substantially disproportionate” with respect to the Citizens shareholder or (2) “not essentially equivalent to a dividend.”

♦
The Deemed Redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below and immediately after the redemption the shareholder owns less than 50% of the total voting power of all voting stock. Whether a Deemed Redemption is “not essentially equivalent to a dividend” with respect to a Citizens shareholder will depend upon the Citizens shareholder’s particular circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,” the Deemed Redemption must result in a “meaningful reduction” in the Citizens shareholder’s deemed percentage stock ownership of Farmers Capital. In general, that determination requires a comparison of: (1) the percentage of the outstanding stock of Farmers Capital that the Citizens shareholder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (2) the percentage of the outstanding stock of Farmers Capital that is actually and constructively owned by the Citizens shareholder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

♦
The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

♦
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult his tax advisor as to the application of these rules to the particular facts relevant to such holder.

•
Exchange Solely for Cash. A Citizens shareholder who receives solely cash in exchange for Citizens common stock, whether as a result of exercising dissenters’ rights or otherwise, will recognize taxable gain or loss in an amount, if any, equal to the difference between the cash received and the holder’s adjusted tax basis in the shares of Citizens common stock surrendered by the holder. Such gain or loss to a Citizens shareholder on the exchange of Citizens common stock will generally be treated as capital gain or loss (either long-term or short-term capital gain or loss depending on the shareholder’s holding period for the Citizens common stock).

•
Backup withholding. Backup withholding may apply with respect to the cash consideration received by a holder of Citizens common stock in the merger unless the holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

A holder of Citizens common stock who does not provide Farmers Capital (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder furnishes certain required information to the Internal Revenue Service.

•
Reporting requirements. U.S. holders of Citizens common stock receiving Farmers Capital common stock in the merger will be required to attach to their federal income tax returns for the taxable year in which the merger occurs a complete statement, and maintain a permanent record, of all the facts relating to the exchange of stock in connection with the merger. The facts to be disclosed by a U.S. holder include the holder’s basis in the Citizens common stock transferred to Farmers Capital and the number of shares of Farmers Capital common stock received by the holder in the merger.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, many Citizens’ shareholders (other than those exercising dissenters’ rights) may elect to exchange their shares of Citizens (in whole or in part) for shares of Farmers Capital or may be issued shares of Farmers Capital common stock to maintain the ratio of stock to cash merger consideration. Their rights as shareholders will then be governed by Farmers Capital’s articles of incorporation and bylaws rather than by Citizens’ articles of incorporation and bylaws. Citizens and Farmers Capital are both Kentucky corporations governed by Kentucky law and their respective articles of incorporation and bylaws.

The following is a summary of the principal differences between the current rights of Citizens shareholders and Farmers Capital shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the Kentucky Business Corporation Act as well as the articles of incorporation and bylaws of each corporation.

Authorized Capital Stock

Farmers Capital. Farmers Capital’s articles of incorporation authorize it to issue 9,608,000 shares of common stock, with a $0.125 per share par value, and 1,000,000 shares of no par value preferred stock. As of August 2, there were 7,388,254 shares of Farmers Capital common stock issued and outstanding and no shares of Farmers Capital preferred stock issued and outstanding.

The authority to issue additional shares of common stock provides Farmers Capital with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock may be issued from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Farmers Capital. The sale of a substantial number of shares of voting stock to persons who have an understanding with Farmers Capital concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Farmers Capital.

The board of directors of Farmers Capital is authorized to issue preferred stock, which may rank prior to Farmers Capital common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into Farmers Capital common stock.

Citizens. Citizens’ articles of incorporation authorize it to issue 600,000 shares of common stock, with a $10.00 per share par value. As of August 4, there were 196,600 shares of Citizens common stock issued and outstanding.

Preferences, Limitations and Relative Rights

The Kentucky Business Corporation Act provides that if the articles of incorporation so provide, the board of directors may determine, in whole or in part, the preferences, limitations, and relative rights, with certain limitations, of any class or series within a class of shares before its issuance.

Farmers Capital. Farmers Capital’s articles of incorporation provide that all shares of common stock have full and unlimited voting power and are entitled to vote on all matters properly presented to the shareholders. No holder of shares of the common stock has any preferential right to subscribe for, purchase or receive any additional shares of stock or rights or options to purchase additional shares of stock or securities convertible into carrying rights or options to purchase additional shares of stock. With respect to preferred stock, the board of directors has the authority to determine, with certain restrictions, the preferences, limitations and relative rights of any series before its issuance. This determination could make various series of preferred stock equal or superior to common stock in most respects.

Citizens. Citizens only has one class of stock, its common stock. Citizens’ articles of incorporation provide that all shares of common stock are entitled to vote on all matters properly presented to the shareholders.

Amendment of Articles of Incorporation and Bylaws

Farmers Capital. The Kentucky Business Corporation Act provides that a corporation’s charter may be amended by the directors in certain limited circumstances or by the shareholders by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. In addition, Farmers Capital’s articles of incorporation require a vote of eighty percent (80%) or more of the shares of common stock to amend, alter or repeal the provisions of the articles of incorporation governing the shares of Farmers Capital capital stock, directors, certain business combinations (i.e., a merger or consolidation, a sale or lease of all or a substantial part of its assets, or a dissolution or liquidation), or the removal or liability of directors, unless there is no “related person” of Farmers Capital at the time such repeal or amendment is approved by the board of directors and is voted upon by the shareholders, or, if there is a related person at such time, the repeal or amendment is approved by the majority of the “prior directors”. A “related person” is one who either owns ten percent (10%) or more of Farmers Capital’s stock or controls, is controlled by, or is under common control of a person who controls ten percent (10%) or more of Farmers Capital’s stock. A “prior director” is a Farmers Capital director that:

•	is a director at the time the board votes with respect to the repeal or amendment, and
•	meets one of the following criteria:
-	Was a director on March 1, 1986,
-	was a director immediately before the related person became a related person, or
-	is designated a prior director by a majority of the then prior directors within 90 days after he or she is first elected to the board.

Farmers Capital’s board of directors may adopt, amend or repeal Farmers Capital’s bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Farmers Capital’s shareholders.

Citizens. Citizens’ articles of incorporation require a vote of a majority or more by those shareholders entitled to vote on any amendment to amend or repeal the articles of incorporation, except where a particular article requires a greater percentage.  Citizens’ articles provide for a supermajority vote of shareholders to approve certain business combinations. See “Actions that Require a Supermajority Vote; Business Combinations”, below. In addition, Citizens’ articles require a vote of 51% of its outstanding shares of common stock for shareholders to call a special meeting.

Citizens board of directors may adopt, amend, restate or repeal Citizens’ bylaws, subject to the rights of the shareholders to repeal or modify such actions.

Board of Directors

Farmers Capital. Management of Farmers Capital is vested in its board of directors. Farmers Capital’s articles of incorporation provide for a board of directors consisting of not fewer than 9 nor more than 15 members divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by majority vote at successive special meetings of shareholders. Farmers Capital’s bylaws provide that Farmers Capital have twelve directors.

The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by ensuring that experienced personnel familiar with Farmers Capital will be represented on the board of directors at all times, and to permit management to plan for the future. However, the effect of having a classified board of directors is that only approximately one-third of the members of the board of directors in question are elected each year. As a result, two special meetings are required to change a majority of the members of the Farmers Capital board of directors. By potentially delaying the time within which an acquirer could obtain working control of the Farmers Capital board of directors, such provisions may discourage some potential mergers, tender offers and takeover attempts.

Farmers Capital’s articles do not permit cumulative voting in the election of directors.

Citizens. Management of Citizens is vested in its board of directors. Citizens’ articles of incorporation provide for a board of directors consisting of not fewer than five nor more than 25 members. Citizens’ bylaws provide that the number of directors be determined by the board of directors. Each director serves a one-year term or until a successor is elected and qualifies, whichever period is longer. Citizens currently has nine directors.

Citizens’ articles of incorporation provide for cumulative voting for directors, which may permit a group of shareholders representing a minority of the outstanding shares to cumulate their votes and elect a director. Cumulative voting is not permitted by Farmers Capital’s articles of incorporation and, thus, a minority group of Farmers Capital shareholders is not guaranteed the ability to elect a director.

Limitations on Director Liability

Section 271B.8-300 of the Kentucky Business Corporation Act provides that a director will not be liable for any action, if he discharges his duties: (a) in good faith, (b) on an informed basis, and (c) in a manner the director honestly believes to be in the best interests of the corporation. In discharging his duties, a director may rely on the information, opinions, reports or statements, including financial statements, prepared or presented by officers or employees of the corporation whom the director honestly believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters the director honestly believes are within the person’s competence.

Farmers Capital and Citizens. Farmers Capital’s and Citizens’ articles of incorporation limit the liability of their respective directors to the greatest extent permitted by law and provide that no director will be personally liable to their respective entities or their respective shareholders for monetary damages for a breach of his or her duties as a director, except for liability:
•	for any transaction in which the director’s personal financial interest is in conflict with the financial interest of the corporation or its shareholders,
•	for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law,
•	for voting for or assenting to any distributions made in violation of the law, or
•	for any transaction from which the director derived an improper personal benefit.

Indemnification

Farmers Capital. Farmers Capital’s bylaws require the indemnification of its directors and officers generally to the same extent as permitted by Kentucky law.

Under the Kentucky Business Corporation Act, a corporation may indemnify any director against liability if the director:
•	conducted himself or herself in good faith,
•	reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation,
•	reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation's best interests, and
•	in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by its articles of incorporation, a Kentucky corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met: (a) the director furnishes the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct as set forth above; (b) the director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. A director may apply for court-ordered indemnification under certain circumstances.

Unless a corporation's articles of incorporation provide otherwise, an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director; and a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

The indemnification of directors and officers by Farmers Capital may be prevented by federal regulations with respect to expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action in the form of payments to Farmers Capital.

Citizens. Citizens articles of incorporation require Citizens to indemnify or reimburse directors, officers or agents for reasonable expenses actually incurred in connection with any claim, action, suit or proceeding in which he or she is a party or is otherwise involved. However, such director, officer or agent may not be indemnified or reimbursed for expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action in the form of payments to Citizens.

Actions that Require a Supermajority Vote; Business Combinations

Farmers Capital. Farmers Capital’s articles of incorporation require a vote of eighty percent (80%) or more of the shares of common stock to change the number of directors, approve a business combination, or remove a director without cause. A “business combination” may include:

•	a merger or consolidation with a related person,
•	the sale, lease, exchange, transfer or other disposition of all or a substantial part of the Farmers Capital’s assets with a related person,
•	the issuance of securities to a related person,
•	a recapitalization that would increase the voting power of a related person, or
•	a dissolution or liquidation of Farmers Capital when there is a related person to Farmers Capital.

A “related person” is one who either owns ten percent (10%) or more of Farmers Capital’s stock or controls, is controlled by, or is under common control of a person who controls ten percent (10%) or more of Farmers Capital’s stock.

However, a vote of eighty percent (80%) is not required for the approval of a change in the number of directors or a business combination if such transaction is approved by a majority of “continuing directors”. “Continuing directors” means each Farmers Capital director that:

•	is a director at the time the board votes with respect to the business combination, and
•	meets one of the following criteria:
-	was a director on March 1, 1986,
-	was a director immediately before any 10% or greater shareholder involved in the business combination became a 10% shareholder, or
-	is designated a continuing director by a majority of the then continuing directors within 90 days after he or she is first elected to the board.

As a Kentucky corporation, Farmers Capital is or could be subject to certain restrictions on business combinations under Kentucky law, including, but not limited to, combinations with interested shareholders.

The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Farmers Capital by allowing a minority of Farmer Capital’s shareholders to prevent a transaction favored by the majority of the shareholders. The primary purpose of the supermajority vote requirement is to encourage negotiations with Farmers Capital by groups or corporations interested in acquiring control of Farmers Capital and to reduce the danger of a forced merger or sale of assets.

Citizens. Citizens’ articles of incorporation require the affirmative vote of either a majority of independent members of the board of directors or at least two-thirds of the votes entitled to be cast by holders of Citizens voting stock (other than voting stock beneficially owned by an “interested stockholder”, meaning a stockholder who owns more than 25% of the outstanding common stock) in order to approve a merger or consolidation with, or the sale, lease or exchange of all or substantially all of its assets to, an interested stockholder or such stockholder’s associates or affiliates, or the issuance of securities to an interested stockholder or its associates or affiliates, or certain reclassifications or recapitalizations which would effectively increase the stock ownership of an interested stockholder. Citizens’ articles of incorporation require the vote of a majority of those shares entitled to vote and which are not beneficially owned by an interested stockholder to amend this provision.

Actions by Shareholders without a Meeting

Farmers Capital and Citizens. Farmers Capital’s and Citizens’ bylaws provide that any action that is required or permitted by law to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote on such matter. Given the large number of holders of Farmers Capital common stock, it is unlikely shareholder action could ever be taken without a meeting.

Distributions

The Kentucky Business Corporation Act allows a corporation to make distributions to its shareholders so long as the corporation would be able to pay its debts as they become due in the usual course of business and the corporation’s total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

Farmers Capital and Citizens. Each of Farmers Capital’s and Citizens’ boards of directors may declare dividends on shares of common stock and preferred stock, if applicable, out of funds legally available therefor. The payment of dividends on common stock is subject to certain limitations imposed by law. Under Federal Reserve policy, a financial holding company such as Farmers Capital or a bank holding company such as Citizens generally should not declare a cash dividend unless the available net income of the financial holding company is sufficient to fully fund the dividend. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, neither Farmers Capital nor Citizens may pay dividends that would render it insolvent.

Reporting Requirements

Farmers Capital. Farmers Capital is a reporting company under the Exchange Act and files periodic reports with the SEC. Farmers Capital and its subsidiary banks also file reports with the Federal Reserve Board, the FDIC, the Kentucky Office and the Office of the Comptroller of the Currency, as applicable.

Citizens. Citizens and its subsidiary bank file reports with the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency.

Purchase of Own Stock

Farmers Capital and Citizens. The Kentucky Business Corporation Act provides that corporations such as Farmers Capital and Citizens may purchase, take, receive or otherwise acquire its own shares so long as such action will not (a) render the corporation unable to pay its debts as they become due in the normal course of business or (b) render the corporation's total assets less than the sum of its total liabilities plus amounts needed (if the corporation were to be dissolved at such time) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose shares are being purchased. However, in some circumstances a financial or bank holding company may not purchase or redeem its own shares without prior notice to and approval of the Federal Reserve Board.

DISSENTERS’ RIGHTS

Under Kentucky law, a Citizens shareholder entitled to vote on the merger may dissent and obtain payment of the fair value of his or her shares if the merger is approved by the shareholders of Citizens and the merger is consummated. Generally, dissenters’ rights are a shareholder’s sole remedy for objecting to the merger. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Business Corporation Act, which is attached as Appendix C hereto. Accordingly, any holder of Citizens common stock intending to exercise dissenters’ rights is urged to review Appendix C carefully and to consult with his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of Citizens common stock to perfect dissenters’ rights.

Notice of Dissent. A shareholder wishing to exercise dissenters’ rights must deliver to Citizens, prior to the vote on the plan of merger at the special meeting, a written notice of intent to demand payment for his or her shares if the merger is consummated and must refrain from voting in favor of the plan of merger. The written notice of intent must be given in addition to and separate from any vote, in person or by proxy, against approval of the plan of merger; a vote, in person or by proxy, against approval of the plan of merger will not constitute such a written notice. The written notice of intent must be sent to Benjamin F. Brown, President and CEO, Citizens National Bancshares, Inc., 201 North Main Street, Nicholasville, Kentucky 40356

Voting at the Special Meeting. Citizens shareholders electing to exercise their dissenters’ rights under Subtitle 13 of the Kentucky Business Corporation Act must not vote for approval of the merger agreement. A vote by a shareholder against approval of the merger agreement is not required in order for that shareholder to exercise dissenters’ rights.

Dissenters’ Notice. If the plan of merger is approved, within ten days after the special meeting (or any adjournment thereof), Farmers Capital, as the anticipated successor by merger to the surviving entity under the merger, will send to all shareholders who notified Citizens of their intent to demand payment for their shares and who did not vote any of their shares in favor of the plan of merger, a dissenters’ notice which will (i) state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited; (ii) enclose a form for demanding payment to be completed by the dissenter and returned to Farmers Capital, which form will require the shareholder to certify whether or not he or she beneficially owned the shares prior to April 12, 2006 (the date of the first announcement to the public of the merger); (iii) establish the date (not less than 30 nor more than 60 days after the delivery of the dissenters’ notice) by which Farmers Capital must receive the demand for payment from the shareholder; and (iv) enclose a copy of Subtitle 13 of the Kentucky Business Corporation Act. After a shareholder receives the dissenters’ notice, he or she must deliver the demand for payment to Farmers Capital and deposit his or her shares in accordance with the dissenters’ notice or he or she will not be entitled to payment under Subtitle 13 and will instead receive the appropriate merger consideration.

Payment by Farmers Capital. Upon its receipt of a properly executed and completed demand for payment, accompanied by such shareholder’s share certificates, Farmers Capital will send payment to each dissenting shareholder of the amount Farmers Capital estimates to be the fair value of the dissenter’s shares as of the day before the date of the special meeting, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), and accrued interest as required by the Kentucky Business Corporation Act. The payment will be accompanied by a statement of Farmers Capital’s estimate of the fair value of the shares, an explanation of how interest was calculated along with the balance sheet of Citizens as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter’s own estimate of the fair value of such shares.

Farmers Capital is not required to send payment as described above to a dissenter who was not a beneficial owner of the shares prior to April 12, 2006 (the time of the first public announcement of the merger), but rather may offer to purchase the shares based on Farmers Capital’s estimate of their fair value. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his dissenters’ rights.

Procedure if Shareholder Is Dissatisfied with Payment. Within 30 days after Farmers Capital has delivered payment based upon its estimate of fair value, a dissenting shareholder may notify Farmers Capital of his or her own estimate of the fair value of the shares and demand payment of the balance due under such shareholder’s estimate.

If an agreement is not reached as to the fair value of the shares, Farmers Capital must file a petition in the Circuit Court of Franklin County, Kentucky, within 60 days after receiving the dissenter’s payment demand for the balance due such shareholder under his or her estimate of fair value. Such petition must request the court to determine the fair value of the shares and the accrued interest. If Farmers Capital fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Litigation. Each dissenting shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by Farmers Capital. In an appraisal proceeding, the Franklin Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Farmers Capital, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows: (i) against Farmers Capital and in favor of any of the dissenters if the court finds Farmers Capital did not substantially comply with the statutory requirements set forth in Subtitle 13 of the Kentucky Business Corporation Act; or (ii) against Farmers Capital or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Farmers Capital, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefited.

If Merger Is Not Consummated. If for whatever reason the merger is not consummated within 60 days after the deadline for demanding payment and depositing certificates, Citizens must return all deposited shares. If Citizens fails to do so, a dissenter may nevertheless proceed with the exercise of his or hers dissenters’ rights, and Citizens will have no further right to terminate dissenters’ rights by returning deposited shares.

Dissent by Nominees and Beneficial Owners. A record shareholder may dissent as to less than all of the shares registered in his or her name only if such shareholder dissents with respect to all of the shares beneficially owned by any one person and notifies Citizens in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters’ rights. In that event, such dissenters’ rights shall be determined as if the shares as to which the shareholder has dissented and the shareholder’s other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he or she submits to Citizens the record shareholder’s written consent to the dissent no later than the time such beneficial shareholder asserts dissenters’ rights, and dissents as to all shares of which he is the beneficial owner or over which he has the power to direct the vote.

YOU SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY BUSINESS CORPORATION ACT WILL RESULT IN A LOSS OF ALL DISSENTERS’ RIGHTS AND RESULT IN YOUR BEING BOUND BY THE PLAN OF MERGER AND THE MERGER AGREEMENT.

INFORMATION ABOUT FARMERS CAPITAL

General

Farmers Capital is a Kentucky corporation and a registered financial holding company headquartered in Frankfort, Kentucky. Farmers Capital’s operating subsidiaries provide a wide range of banking and bank-related services to customers throughout Kentucky. The bank subsidiaries owned by Farmers Capital are:

•	Farmers Bank & Capital Trust Company (Frankfort, Kentucky);
•	United Bank & Trust Company (Versailles, Kentucky);
•	Lawrenceburg National Bank (Harrodsburg, Kentucky);
•	First Citizens Bank (Elizabethtown, Kentucky);
•	Farmers Bank & Trust Company (Georgetown, Kentucky);
•	Kentucky Banking Centers, Inc. (Glasgow, Kentucky); and
•	Citizens Bank of Northern Kentucky, Inc. (Newport, Kentucky).

On June 1, 2006, Farmers Capital entered an agreement to sell all of its ownership in Kentucky Banking Centers, Inc. to a third party for $20,000,000 in cash. This sale is anticipated to be consummated in close proximity to the merger.

Farmers Capital also owns:

•
FCB Services, Inc., a nonbank data processing subsidiary located in Frankfort, Kentucky, which provides services to Farmers Capital’s bank subsidiaries as well as Citizens’ subsidiary, Citizens National;

•	Kentucky General Life Insurance Company, Inc., a nonbank insurance agency subsidiary located in Frankfort, Kentucky;
•	FFKT Insurance Services, Inc., a captive insurance company whose only clients are other subsidiaries of Farmers Capital; and
•
Kentucky General Holdings, LLC, in Frankfort, Kentucky. Kentucky General holds a 50% voting interest in KHL Holdings, LLC, which acquired the Kentucky Home Life Insurance Company effective January 1, 2005.

Farmers Capital’s subsidiaries provide a broad range of financial services to individuals, corporations and others through their combined 31 banking locations in 20 communities throughout Kentucky, exclusive of its Kentucky Banking Centers operations. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental and trust activities. Operations are managed and financial performance is evaluated at the subsidiary level. Farmers Capital’s chief decision makers monitor the results of the various banking products and services of its subsidiaries. Accordingly, all of Farmers Capital’s operations are considered by management to be aggregated in one reportable operating segment: commercial and retail banking.

As of March 31, 2006, Farmers Capital had consolidated total assets of approximately $1.65 billion, consolidated total loans of approximately $1.08 billion, consolidated total deposits of approximately $1.34 billion and consolidated shareholders’ equity of approximately $155 million.

Market Prices of and Dividends Declared on Farmers Capital Common Stock

Farmers Capital common stock is traded on The NASDAQ Capital Market under the symbol “FFKT.” The following table sets forth for the periods indicated the high and low sale prices per share of Farmers Capital common stock as reported on The NASDAQ Capital Market and the quarterly dividends declared for each such period.

Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend
2006
First Quarter	$33.48	$30.59	$0.33

2005
Fourth Quarter	33.73	28.54	0.33
Third Quarter	35.85	30.61	0.33
Second Quarter	34.64	31.75	0.33
First Quarter	41.25	32.90	0.33

2004
Fourth Quarter	41.20	33.54	0.33
Third Quarter	36.00	32.00	0.33
Second Quarter	35.75	31.15	0.33
First Quarter	37.99	32.50	0.33

The holders of Farmers Capital common stock receive dividends if and when declared by the Farmers Capital board of directors out of legally available funds. Following the completion of the merger, Farmers Capital expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Farmers Capital board of directors of other relevant factors.

Incorporation of Documents by Reference

The SEC allows Farmers Capital to “incorporate by reference” the information it files with the SEC. This permits Farmers Capital to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. See “Incorporation of Documents by Reference” immediately following the Table of Contents to this proxy statement-prospectus.

INFORMATION ABOUT CITIZENS

General

Citizens is a Kentucky corporation and registered bank holding company headquartered in Nicholasville, Kentucky. Citizens has one wholly-owned, operating subsidiary, Citizens National Bank of Jessamine County (“Citizens National”), a traditional full service bank headquartered in Nicholasville, Kentucky.

As of March 31, 2006, Citizens had consolidated total assets of approximately $157 million, consolidated total loans of approximately $126 million, consolidated total deposits of approximately $138 million and consolidated shareholders’ equity of approximately $14 million.

Business and Properties

The Holding Company

Citizens’ main office is located at 201 North Main Street, Nicholasville, Kentucky 40356. Citizens is a holding company and has no operations other than the ownership of its bank subsidiary.

The Bank

Citizens National Bank of Jessamine County is a national association chartered by the Comptroller of the Currency under the National Bank Act. Citizens National’s main office is at 201 North Main Street, Nicholasville, Kentucky 40356 and it operates three branch offices located in the following locations:

•	986 North Main Street, Nicholasville, Kentucky;
•	106 South Lexington Avenue, Nicholasville, Kentucky; and
•	995 South Main Street, Nicholasville, Kentucky (located inside a grocery store).

In addition, Citizens National operates five automated teller machines located throughout its Jessamine County, Kentucky market area.

Citizens National is a full-service commercial bank. With an emphasis on responsive and customized service, it offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. Citizens National focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As a community bank focused on providing banking services to customers located in Jessamine County, Kentucky, Citizens National is familiar with its customers and local banking and financial market. As a result, Citizens National believes it responds to its customers’ credit requests more quickly and is more flexible in approving complex loans based on the bank’s personal knowledge of the customer.

Citizens National’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for the bank’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for the bank is interest collected on loans and other investments. The principal expenses of the bank are interest paid on savings and other deposits, employee compensation, office expenses and other overhead expenses.

Competition

Citizens National competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. Citizens National encounters competition in its market area from approximately eight other commercial banks with 13 branches. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. The competition has increased significantly since the inception of Citizens National as a result of economic growth in the Jessamine County. Many of Citizens National’s competitors enjoy competitive advantages, including greater financial resources. Some of the competitors have been in business for a long time and have an established customer base and name recognition. Citizens’ competitors include larger national, super-regional and regional banks such as JPMorgan Chase, National City, Fifth Third Bank and Central Bank in addition to four local area institutions.

Employees

Citizens, through its subsidiary, currently employs 37 persons on a full-time basis and ten persons on a part-time basis, including 13 officers.

Legal Proceedings

From time to time, Citizens and its subsidiaries are involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, neither Citizens nor its subsidiary is engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on the bank.

Market Prices of and Dividends Declared on Citizens Common Stock

As of March 31, 2006, there were approximately 227 shareholders of record of Citizens common stock.

There is no established public trading market for shares of Citizens common stock. As a result, any market in Citizens common stock prior to the merger should be characterized as illiquid and irregular. The last known privately negotiated trade of Citizens common stock not involving a purchase by Citizens of which management is aware occurred on August 5, 2005 at a price of $100 per share. The following table sets forth the high and low sales prices known to Citizens and the dividends declared by Citizens with respect to its common stock for the quarterly periods indicated.

	High	Low	Dividend
2006
First Quarter	n/a	n/a	$0.00

2005
Fourth Quarter	n/a	n/a	1.00
Third Quarter	100.00	100.00	0.00
Second Quarter	133.33	80.00	1.00
First Quarter	80.00	80.00	0.00

2004
Fourth Quarter	120.00	92.50	1.00
Third Quarter	n/a	n/a	1.00
Second Quarter	n/a	n/a	0.00
First Quarter	70.00	70.00	0.00

2003
Fourth Quarter	75.00	50.00	1.00
Third Quarter	72.50	52.00	0.00
Second Quarter	62.50	62.50	0.00
First Quarter	52.00	52.00	0.00

Citizens’ board of directors may declare dividends on shares of common stock and preferred stock, if applicable, out of funds legally available therefor. The payment of dividends is subject to certain limitations imposed by law. Under Federal Reserve policy, a bank holding company such as Citizens generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, Citizens may not pay dividends that would render it insolvent.

Citizens’ ability to pay dividends is also restricted under the merger agreement. While the merger transaction is pending, Citizens will not be permitted to declare any dividend other than the regular semi-annual dividend of $1.00 per share.

Share Ownership of Principal Shareholders, Management and Directors of Citizens

The following table sets forth information as of June 14, 2006, the beneficial ownership of those persons known to Citizens to be the beneficial owners of more than 5% of Citizens’ common stock.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership(1)	Percent of Class

Benjamin F. Brown (1) 201 North Main Street Nicholasville, Kentucky 40356	14,006	7.12%

Ray E. Clark, Jr. (1) 1282 Bakers Lane Nicholasville, Kentucky 40356	27,980	14.23%

Clay M. Corman (1) 2601 Wilmore Road Nicholasville, Kentucky 40356	40,000	20.35%

(1)  See footnotes 4, 5 and 7 in the table below for information on the nature of the beneficial ownership of Messrs. Brown, Clark and Corman. The information set forth in this table with respect to Citizens common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. The percentages are based upon 196,600 shares outstanding.

The following table sets forth information with respect to the beneficial ownership, as of June 14, 2006, of shares of Citizens common stock held by (i) each of Citizens’ directors and executive officers and (ii) all directors and executive officers as a group. Except as noted below, Citizens believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Name	Number of Shares(1)	Percent of Outstanding
William Baker (2)	5,433	2.76%
Jeffrey Ball (3)	4,740	2.41
Benjamin Brown (4)	14,006	7.12
Ray Clark, Jr. (5)	27,980	14.23
Richard Collins (6)	1,690	0.86
Clay M. Corman (7)	40,000	20.35
David Estes (8)	3,880	1.97
Maurice Knight (9)	1,677	0.85
Jim Edd Shearer (10)	1,195	0.61
Duane Flora (11)	800	0.41

_____________________
Directors and Officers as a group (10 persons)	101,401	51.57%

(1)
The information set forth in this table with respect to Citizens common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. The percentages are based upon 196,600 shares outstanding.

(2)	Includes shares owned by Mr. Baker’s spouse and shares held in an IRA for his spouse.

(3)	Includes shares owned by Mr. Ball’s spouse, shares held in IRAs, and shares held for the benefit of Mr. Ball’s children.
(4)	Includes shares owned by Mr. Brown’s spouse and shares held in an IRA.
(5)	Includes shares owned by Mr. Clark’s spouse.
(6)	Includes shares owned by Mr. Collins’ children and shares held in IRAs.
(7)	Includes shares owned by Mr. Corman’s spouse, children and grandchildren and shares owned by CEC Prospectors, Inc. of which Mr. Corman is a 50% owner.
(8)	Includes shares owned by Mr. Estes’ spouse and shares held in IRAs for Mr. Estes and his spouse.
(9)	Includes shares held in IRAs for Mr. Knight and his spouse.
(10)	Includes shares held in an IRA.
(11)	Includes shares held in an IRA.

CITIZENS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This discussion contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Although Citizens believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which Citizens and its subsidiaries operate); competition for Citizens’ customers from other providers of financial services; government legislation and regulation (which changes from time to time and over which Citizens has no control); changes in interest rates; material unforeseen changes in the liquidity, results of operations, or financial condition of Citizens’ customers; and other risks, all of which are difficult to predict and many of which are beyond the control of Citizens. Citizens expressly disclaims any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations.

The following is Citizens’ management’s discussion and analysis of Citizens’ financial condition and results of operations for the year ended December 31, 2005 and the quarter ended March 31, 2006. This discussion should be read in conjunction with the audited consolidated financial statements of Citizens for the year ended December 31, 2005 and the unaudited consolidated financial statements of Citizens for the three months ended March 31, 2006 included at Appendix D to this proxy statement-prospectus.

Results of Operations

An overview of the past year: Citizens’ consolidated net income for 2005 was $1.4 million compared to net income of $1.5 million for 2004, a decrease of $73 thousand or 4.9%. Basic net income per share was $7.22, a decrease of $0.38 on a basic per share basis compared to $7.60 for the prior year. This represents a decrease of 5.0% on a basic per share basis.

The decrease in 2005 net income was primarily due to a loss on disposals of foreclosed assets and disposals of fixed assets plus increases in non-interest expense.

Net interest income for the year was $5.7 million, a decrease of $13 thousand or 0.2% compared to $5.7 million a year earlier. The provision for loans losses was $450 thousand and $642 thousand for the years ended December 31, 2005 and 2004. Nonperforming loans increased $239 thousand from $638 thousand at December 31, 2004 to $877 thousand at December 31, 2005. Nonperforming loans include nonaccrual loans, restructured loans, and loans past due 90 days or more in which interest is still accruing.

Noninterest income decreased $94 thousand or 5.7% in the year-to-year comparison. The decrease in noninterest income was due to a $38 thousand decrease in service charges and fees on deposits, a $10 thousand decrease in other income and $46 thousand increase in losses on disposals of fixed assets, foreclosed assets and investments. Noninterest expenses increased $96 thousand or 2.1% in 2005 compared to 2004. The increase in noninterest expenses occurred primarily in the salaries and wages and other employee benefits category.

ROA was .93% for 2005, a decrease of 9 basis points compared to 1.02% reported for 2004 due to a slight decrease in net income while assets continued to grow.

An overview of the quarter: Net income for the three months ended March 31, 2006 was $326 thousand compared to net income of $337 thousand for the same period in 2005, a decrease of $11 thousand or 3.3%. Basic net income per share was $1.66 for the current three months, a decrease of $.05 on a basic per share basis compared to $1.71 for the prior year. This represents a decrease of 2.9% on a basic per share basis.

The decrease in net income for the three months ended March 31, 2006 is primarily attributed to a decrease in service charges and fees on deposits and an increase in non-interest expenses partially offset by a decrease in the provision for loan losses. Net interest income for the current three months was $1.4 million, a decrease of $14 thousand or 1.0% compared to $1.4 million during the same period a year earlier. The decrease in net interest income can be attributed to a decrease in net interest margin resulting from a greater increase in interest expense, primarily on deposits, than the increase in interest income, mainly on loans.

The provision for loans losses was $75 thousand for the three months ended March 31, 2006 and $150 thousand for the three months ended March 31, 2005. Nonperforming loans have increased $39 thousand from $877 thousand at December 31, 2005 to $916 thousand at March 31, 2006. Nonperforming loans include nonaccrual loans, restructured loans, and loans past due 90 days or more in which interest is still accruing.

Noninterest income decreased $27 thousand or 7.0% in the three-month comparison. The decrease in noninterest income was due primarily to a $26 thousand decrease in service charges and fees.

Noninterest expenses increased $46 thousand or 4.0% in the current three months compared to the same period a year ago. The increase in noninterest expenses occurred primarily in the other operating expense category.

ROA was 0.84% for the first quarter of 2006, a decrease of 7 basis points compared to 0.91% reported for the same period in 2005.

Net Interest Income

Net interest income is the most significant component of Citizens’ earnings. Net interest income is the excess of the interest income earned on earning assets over the interest paid for funds to support those assets. The two most common metrics used to analyze net interest income are net interest spread and net interest margin. Net interest spread represents the difference between the yields on earning assets and the rates paid on interest bearing liabilities. Net interest margin represents the percentage of net interest income to average earning assets. Net interest margin will exceed net interest spread because of the existence of noninterest bearing sources of funds, principally demand deposits and shareholders’ equity, which are also available to fund earning assets. Changes in net interest income and margin result from the interaction between the volume and the composition of earning assets, their related yields, and the associated cost and composition of the interest bearing liabilities. Accordingly, portfolio size, composition, and the related yields earned and the average rates paid can have a significant impact on net interest spread and margin. The tables on the following page represent the major components of interest earning assets and interest bearing liabilities on a tax equivalent basis. To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to pretax equivalents based on the marginal corporate Federal tax rate of 34%. Following the tables is a discussion of Citizens’ interest income and interest expense.

Citizens remains proactive in management of the rate sensitive components of both its assets and liabilities. This task continues to be challenging due to the lasting effects of the rising interest rate environment. The recent trend of the general interest rate environment has been upward primarily as a result of short-term interest rate increases by the Federal Reserve Board. During 2005, the Federal Reserve Board increased the short-term federal funds rate eight times, the first of which occurred on February 2, 2005, totaling 200 basis points. During the first quarter of 2006, the Federal Reserve Board increased short-term interest rates by an additional 50 basis points, in two equal increments of 25 basis points since December 31, 2005. The effects of these rate increases by the Federal Reserve Board has generally led to higher average rates earned and paid on interest earning assets and interest bearing liabilities with a faster increase in the average rates earned than the increase in average rates paid on interest bearing liabilities due to their repricing characteristics.

Predicting the movement of future interest rates is uncertain. During the past year, the average rates on the two most significant components of net interest income for Citizens, loans and time deposits, both increased. However, the average rate paid on time deposits have generally increased faster than the rates earned on the loan portfolio. Should interest rates continue to rise, Citizens’ cost of funds should also rise to some extent. However, since many of Citizens’ funding sources have neared their repricing floors, the yield on earning assets could potentially decline to a greater degree than has occurred in the current period. Should interest rates on Citizens’ earning assets and interest paying liabilities begin to move upward as reflected in recent short-term market interest rate increases, Citizens’ cost of funds could potentially increase faster than the yields on earning assets.

Tax equivalent net interest income was $3.8 million for 2005, a decrease of $180 thousand or 4.6% compared to $3.9 million in 2004. The net interest margin was 3.95%, a decrease of 38 basis points from 4.33% in the prior year. A decrease in net interest spread accounts for 49 basis points of the lower margin while the impact of noninterest bearing sources of funds increased by 11 basis point.

During 2005, the tax equivalent yield on total earning assets increased 10 basis point to 6.26% while the cost of funds increased by 59 basis points to 2.83%, resulting in the 49 basis point decline in spread noted above. The tax equivalent spread between rates earned on earning assets and rates paid on interest bearing liabilities totaled 4.0% for 2005 compared to 4.4% a year earlier.

Citizens’ tax equivalent yield on earning assets for the current three months was 6.51%, an increase of 45 basis points from 6.06% in the same period a year ago. The cost of funds for the current three months was 3.27%, an increase of 83 basis points compared to 2.44% in the same period a year earlier. A goal of Citizens in the current interest rate environment is to increase earning assets while maintaining the current relatively low interest rates paid on interest bearing liabilities. Citizens strives to accomplish this goal while providing excellent service to its customers and maintaining its core deposit base. Maintaining the relatively low cost of funds is becoming more difficult due to the recent rise in general interest rates and competitive market forces. Average earning assets increased $5.4 million or 3.8% to $146.1 million in the three month comparison. As a percentage of total average assets, earning assets decreased slightly from 94.6% to 94.1%.

The net interest margin (TE) decreased 16 basis points to 3.85% during the first three months of 2006 compared to 4.01% in the same period of 2005. The net interest spread (TE) decreased 38 basis points to 3.24% from 3.62% the prior year. The effect of noninterest bearing sources of funds on net interest margin typically increases in a rising rate environment.
The following tables present an analysis of net interest income for the year ended December 31, 2005:

Distribution of Assets, Liabilities and Shareholders’ Equity: Interest Rates and Interest Differential
Year Ended December 31,	2005			2004
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Earning Assets
Investment securities
Taxable	$9,949	$360	4.55%	$13,107	$495	3.82%
Nontaxable[1]	3,457	208	4.09	4,687	280	4.01
Federal funds sold	3,282	156	3.29	3,682	73	1.03
Loans[1,2,3]	126,946	8,307	6.56	110,705	7,330	6.64
Total earning assets	143,634	9,031	6.26%	132,181	8,178	6.16%
Allowance for loan losses	(1,452)			(1,029)
Total earning assets, net of allowance for loan losses	142,182			131,152
Nonearning Assets
Cash and due from banks	4,012			4,336
Premises and equipment, net	3,570			3,591
Other assets	1,889			2,567
Total assets	$152,590			$141,646
Interest Bearing Liabilities
Deposits
Interest bearing demand	$18,109	$324.74%		$16,341	$157.75%
Savings	19,402	286	1.95	23,056	340	1.44
Time	69,396	2,399	3.49	62,710	1,817	2.91
Borrowed funds	9,258	277	2.5	4,936	82	1.58
Total interest bearing liabilities	116,165	3,286	2.83%	107,043	2,396	2.24%

Year Ended December 31,	2005			2004
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Noninterest Bearing Liabilities
Demand deposits	22,285			21,397
Other liabilities	1,120			933
Total liabilities	139,570			129,373
Shareholders’ equity	13,020			12,273
Total liabilities and shareholders’ equity	$152,590			$141,646
Net interest income		5,745			5,782
TE basis adjustment		(71)			(95)
Net interest income		$5,674			$5,687
Net interest spread			3.43%			3.92%
Impact of noninterest bearing sources of funds			.52			.41
Net interest margin			3.95%			4.33%

[1]	Income and yield stated at a fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.
[2]	Loan balances include principal balances on nonaccrual loans.
[3]	Loan fees included in interest income amounted to $442 thousand and $482 thousand for 2005 and 2004, respectively.

Analysis of Changes in Net Interest Income (tax equivalent basis)
(In thousands) Year Ended December 31,	Variance 2005/2004[1]	Variance Attributed to Volume Rate
Interest Income
Taxable investment securities	$(135)	$(180)	$45
Nontaxable investment securities[2]	(72)	(70)	(2)
Federal funds sold and other	83	(11)	94
Loans[2]	977	1,066	(89)
Total interest income	853	805	48
Interest Expense
Interest bearing demand deposits	167	148	19
Savings deposits	(54)	(109)	55
Time deposits	582	227	355
Borrowed funds	195	138	57
Total interest expense	890	404	486
Net interest income	$(37)	$401	$(438)

[1]	The changes that are not solely due to rate or volume are allocated on a percentage basis using the absolute values of rate and volume variances as a basis for allocation.
[2]	Income stated at fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.

The following tables present an analysis of net interest income for the three months ended March 31.

Distribution of Assets, Liabilities and Shareholders’ Equity: Interest Rates and Interest Differential
Three months Ended March 31	2006			2005
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Earning Assets
Investment securities
Taxable	$11,774	$116	4.65%	$9,843	$84	4.79%
Nontaxable[1]	3,551	51	3.83	3,775	53	3.71
Federal funds sold and other	4,698	49	4.17	1,434	8	2.23
Loans[1,2,3]	126,034	2,162	6.88	125,614	1,988	6.35
Total earning assets	146,057	2,378	6.51%	140,666	2,133	6.06%
Allowance for loan losses	(1,368)			(1,283)
Total earning assets, net of allowance for loan losses	144,689			139,383
Nonearning Assets
Cash and due from banks	4,455			3,791
Premises and equipment, net	3,441			3,589
Other assets	2,582			1,945
Total assets	$155,167			$148,708
Interest Bearing Liabilities
Deposits
Interest bearing demand	$21,861	$148.76%		$17,104	$59.78%
Savings	15,679	57	2.65	20,989	77	1.67
Time	74,020	716	3.93	65,111	502	3.09
Borrowed funds	5,435	35	2.68	10,790	58	1.92
Total interest bearing liabilities	116,995	956	3.27%	113,994	696	2.44%
Noninterest Bearing Liabilities
Demand deposits	23,461			21,142
Other liabilities	1,195			936
Total liabilities	141,651			136,072
Shareholders’ equity	13,516			12,636
Total liabilities and shareholders’ equity	$155,167			$148,708
Net interest income		1,422			1,437
TE basis adjustment		(17)			(18)
Net interest income		$1,405			$1,419
Net interest spread			3.24%			3.62%
Impact of noninterest bearing sources of funds			.61			.39
Net interest margin			3.85%			4.01%

[1]	Income and yield stated at a fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.
[2]	Loan balances include principal balances on nonaccrual loans.
[3]	Loan fees included in interest income amounted to $91 thousand and $124 thousand for 2006 and 2005, respectively.

Analysis of Changes in Net Interest Income (tax equivalent basis)

(In thousands) Three months Ended March 31,	Variance 2006/2005[1]	Variance Attributed to Volume Rate
Interest Income
Taxable investment securities	$128	$133	$(5)
Nontaxable investment securities[2]	(8)	(10)	2
Federal funds sold and other	168	121	47
Loans[2]	695	28	667
Total interest income	983	272	711
Interest Expense
Interest bearing demand deposits	352	330	22
Savings deposits	(80)	(200)	120
Time deposits	859	335	524
Borrowed funds	(92)	(163)	71
Total interest expense	1,039	302	737
Net interest income	$(56)	$(30)	$(26)

[1]	The changes that are not solely due to rate or volume are allocated on a percentage basis using the absolute values of rate and volume variances as a basis for allocation.
[2]	Income stated at fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.

Interest Income

Interest income results from interest earned on earning assets, which primarily include loans and investment securities. Interest income is affected by volume (average balance), composition of earning assets, and the related rates earned on those assets. Total interest income for 2005 was $9.0 million, an increase of $877 thousand or 10.9% from the previous year. Interest income on earning assets increased due to an increase in loans and higher interest rates. Citizens’ tax equivalent yield on earning assets for the current year was 4.16%, a slight increase from 4.08% for 2004.

Interest and fees on loans was $8.3 million during 2005, an increase of $975 thousand or 13.3% compared to a year earlier. Average loans increased $16.2 million or 14.7% to $126.9 million in the comparison due to increased loan demand and strong economic growth in Jessamine County. Interest on federal funds was $108 thousand, an increase of $70 thousand or 186.3% due to an increase in federal funds sold.

Total interest income for the first three months of 2006 was $2.4 million, an increase of $246 thousand or 11.6% from the same period in the previous year. The growth in interest income was attributed to both higher average balances of earning assets and also due to higher average rates earned on those assets.

Interest Expense

Interest expense results from incurring interest on interest bearing liabilities, which include interest bearing deposits, repurchase agreements, federal funds purchased, and Federal Home Loan Bank advances. Interest expense is affected by volume, composition of interest bearing liabilities, and the related rates paid on those liabilities. Total interest expense was $3.3 million for 2005, an increase of $890 thousand or 37.2% from prior year. Interest expense increased primarily as a result of 10% growth in the deposit portfolio combined with the rising interest rate environment. Citizens’ cost of funds was 2.83% for the year ending December 31, 2005 compared to 2.24% for the prior year.

Interest expense on time deposits, the largest component of total interest expense, increased $582 thousand or 32.0% to $2.4 million during 2005. The reason for this increase was due to rising interest rates and an increase in average balances.

Interest expense on Federal Home Loan Bank advances increased $214 thousand to $237 thousand during 2005 due to rising interest rates.

Total interest expense was $955 thousand for first three months of 2006, an increase of $259 thousand or 37.2% from the same period in the prior year. Interest expense increased primarily as a result of higher average rates paid throughout the entire deposit portfolio and an increase in average balances outstanding of certain deposit categories, particularly interest bearing deposits. Citizens’ cost of funds was 3.27% for the three months ending March 31, 2006, an increase of 83 basis points from 2.44% for the prior year.

Noninterest Income

Noninterest income decreased $94 thousand or 5.7% in the year-to-year comparison. The decrease in noninterest income was due to a $38 thousand decrease in service charges and fees on deposits, a $10 thousand decrease in other income and $46 thousand increase in losses on disposals of fixed assets, foreclosed assets and investments.

Noninterest income totaled $357 thousand for the first three months of 2006, a decrease of $27 thousand or 6.9% compared to $384 thousand for the same period in the prior year. The decrease in noninterest income was due to a $26 thousand decrease in service charges and fees on deposits.

Noninterest Expense

Noninterest expenses increased $96 thousand or 2.1% in 2005 compared to 2004. The increase in noninterest expenses occurred primarily in the salaries and wages and other employee benefits category.

Total noninterest expenses increased by $46 thousand to $1.2 million for the three months ended March 31, 2006, an increase of 4.0% compared to the same period in 2005. There were no significant changes in any of the expense categories included in noninterest expenses. Salaries and benefits, the largest component of noninterest expense, increased $14 thousand to $594 thousand as compared to the prior year. Occupancy expenses also decreased slightly to $171 thousand from $177 thousand.

Income Taxes

Income tax expense for the year 2005 was $723 thousand, an increase of $61 thousand or 9.3% from a year earlier. The effective income tax rate was 33.7% for 2005 and 30.7% for 2004.

Income tax expense for the first three months of 2006 and 2005 was $165 thousand and $166 thousand, respectively. The effective income tax rate of approximately 33% remained substantially the same as did the income tax expense.

Financial Condition

Total assets were $157 million on March 31, 2006, an increase of $3.4 million or 2.2% from the prior year-end. There were no significant changes in the balance sheet line items from December 31, 2005 and March 31, 2006 except for the $2.1 million increase in federal funds sold, the $1.2 million increase in net loans from $125.0 million at year-end to $126.2 million at March 31, 2006 and the $5.1 million increase in deposits from $133.4 million at year end to $138.5 million at March 31, 2006. Securities remained relatively constant decreasing only 0.7%. Federal Home Loan Bank Advances of $3.0 million were paid off.

Loans

Gross loans totaled $127.6 million at March 31, 2006, an increase of $1.3 million or 1.0% from year-end 2005. The composition of the loan portfolio is summarized in the table below.

	March 31, 2006		December 31, 2005
(Dollars in thousands)	Amount	%	Amount	%
Commercial and agriculture	$20,538	16.1%	$20,623	16.3%
Real estate - construction	29,614	23.2	26,752	21.2
Real estate mortgage - residential	42,705	33.5	43,903	34.8
Real estate mortgage farmland and
Other commercial enterprises	29,159	22.9	29,240	23.2
Consumer	5,548	4.3	5,672	4.5
Total	$127,564	100.0%	$126,190	100.0%

On average, loans represented 86.3% of earning assets during the current three month period compared to 89.3% for the same period in 2005. As loan demand fluctuates, the available funds are reallocated between loans and lower earning temporary investments or investment securities, which typically involve a decrease in credit risk and lower yields.

Loan Maturities

The following table presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2005 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

(In thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Commercial, financial, and agricultural	$13,649	$4,898	$2,076	$20,623
Real estate - construction and land development	25,513	974	265	26,752
Total	$39,162	$5,872	$2,341	$47,375

Interest Sensitivity

The table below presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2005 that are due after one year, classified according to sensitivity to changes in interest rates.

(In thousands)	Fixed Rate	Variable Rate
Due after one but within five years	$4,828	$1,044
Due after five years	2,341	0
Total	$7,169	$1,044

Asset Quality

Citizens’ loan portfolio is subject to varying degrees of credit risk. Credit risk is mitigated by diversification within the portfolio, limiting exposure to any single customer or industry, standard lending policies and underwriting criteria, and collateral requirements. Citizens maintains policies and procedures to ensure that the granting of credit is done in a sound and consistent manner. This includes policies that require certain minimum standards to be maintained. Loan reviews are performed periodically both internally and by third party providers and include an evaluation of loan administration, credit quality, documentation, compliance with Citizens’ loan standards, and the adequacy of the allowance for loan losses.

The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management’s best estimate of probable loan losses in the remainder of the portfolio at the balance sheet date. The allowance for loan losses is a valuation allowance increased by the provision for loan losses and decreased by net charge-offs. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Management estimates the allowance balance required using a risk-rated methodology. Many factors are considered when estimating the allowance. These include, but are not limited to, past loan loss experience, an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, the condition of the local economy, an analysis of the levels and trends of the loan portfolio, and a review of delinquent and classified loans. The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current risk factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Actual loan losses could differ significantly from the amounts estimated by management.

While management considers the allowance for loan losses to be adequate based on the information currently available, additional adjustments to the allowance may be necessary due to changes in the factors noted above. Borrowers may experience difficulty in periods of economic deterioration, and the level of nonperforming loans, charge-offs, and delinquencies could rise and require additional increases in the provision. Also, regulatory agencies, as an integral part of their examinations, periodically review the allowance for loan losses. These reviews could result in additional adjustments to the provision based upon their judgments about relevant information available during their examination.

The table below summarizes the loan loss experience for the past five years.

Years Ended December 31, (In thousands)	2005	2004	2003	2002	2001
Balance of allowance for loan losses at beginning of year	$1,227	$889	$1,091	$757	$731

Loans charged off:
Commercial, financial, and agricultural	100	52	170	107	132
Real estate	145	202	549	105	242
Installment loans to individuals	123	123	116	141	98
Total loans charged off	368	377	835	353	472
Recoveries of loans previously charged off:
Commercial, financial, and agricultural	0	19	6	0	10
Real estate	12	8	14	56	1
Installment loans to individuals	25	46	13	31	12
Total recoveries	37	73	33	87	23
Net loans charged off	331	304	802	266	449
Additions to allowance charged to expense	450	642	600	600	475
Balance at end of year	$1,346	$1,227	$889	$1,091	$757

The following table presents an estimate of the allocation of the allowance for loan losses by type for the date indicated. Although specific allocations exist, the entire allowance is available to absorb losses in any particular category.

Allowance For Loan Losses
December 31, (In thousands)	2005	2004	2003	2002	2001
Commercial, financial, and agricultural	$127	$124	$74	$120	$4
Real estate	329	510	228	315	87
Installment loans to individuals	338	376	285	148	48
Unallocated	552	217	302	508	618
Total	$1,346	$1,227	$889	$1,091	$757

The allowance for loan losses was $1.4 million at March 31, 2006, an increase of $62 thousand or 4.6% from the prior year-end. The allowance for loan losses was 1.1% of total loans at March 31, 2006, compared to 1.1% at December 31, 2005. The provision for loan losses was $75 thousand for the three month period ended March 31, 2006 and $150 thousand for the three month period ended March 31, 2005.

Citizens had net charge-offs of $13 thousand for the first three months of 2006, compared to net charge-offs of $3 thousand in the same period of 2005. The allowance for loan losses as a percentage of nonperforming loans totaled 153.91% and 226.9% at March 31, 2006 and 2005, respectively. Management continues to emphasize collection efforts and evaluation of risks within the loan portfolio.

An analysis of the allowance for loan losses follows:

(in thousands)	Three months ended March 31
	2006	2005
Balance - beginning of period	$1,346	$1,228

Provision charged to operations	75	150
Loans charged off	(27)	(16)
Recoveries of loans previously charged off	14	13
Balance - end of period	$1,408	$1,375

Nonperforming Assets

Nonperforming assets for Citizens include nonperforming loans, other real estate owned, and other foreclosed assets. Nonperforming loans consist of nonaccrual loans, loans past due 90 days on which interest is still accruing, and restructured loans. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed 90 days or more, unless such loan is well secured and in the process of collection.

Nonperforming assets totaled $1.3 million at December 31, 2005, an increase of $543 thousand or 74.2% from the prior year-end. Nonperforming loans totaled $877 thousand at December 31, 2005 an increase of $239 thousand compared to $638 thousand at year-end 2004. Nonperforming loans represented less than 1% of total loans at December 31, 2005 and 2004. Information pertaining to nonperforming loans and assets is presented in the table below:

December 31, (In thousands)	2005	2004	2003	2002	2001
Loans accounted for on nonaccrual basis	$860	$506	$334	$1,760	$330
Loans past due 90 days or more and still accruing	17	132	95	429	55
Total nonperforming loans	877	638	429	2,189	385
Other foreclosed assets	397	93	391	495	785
Total nonperforming assets	$1,274	$731	$820	$2,684	$1,170

Nonperforming assets totaled $1.5 million at March 31, 2006, an increase of $179 thousand or 14.1% from the prior year-end. Nonperforming loans totaled $916 thousand at March 31, 2006, an increase of $39 thousand compared to $877 thousand at year-end 2005. Nonperforming loans represented 0.7% of total loans at March 31, 2006 and December 31, 2005.

Other foreclosed assets were $556 thousand at March 31, 2006. This represents an increase of $159 thousand or 40.1% compared to $397 thousand at year-end 2005. The increase is attributable to additional foreclosed property and amounts spent to complete unfinished properties.

Investment Securities

The investment securities portfolio is comprised primarily of U.S. Government agency securities, municipal securities and mortgage-backed securities. Total investment securities were $14.5 million on December 31, 2005, an increase of $1.7 million or 13.3% from year-end 2004.

The funds made available from maturing or called bonds have been redirected as necessary to fund higher yielding loan growth, reinvested to purchase additional investment securities, or otherwise employed to improve the composition of the balance sheet.

Investment securities averaged $13.4 million in total for 2005, a decrease of $3.2 million or 19.5%. Citizens had a net unrealized loss on available for sale investment securities of $296 thousand at December 31, 2005 compared to a net unrealized loss of $135 thousand at year-end 2004. Increases in market interest rates generally lower the value of the investment portfolio. As overall market rates have drifted higher toward the end of the current period, the portfolio has declined in value. Market values of fixed rate investments are inversely related to changes in market interest rates.

On December 31, 2005, all securities were classified as available for sale. U.S. Government agencies were $10.9 million and $8.8 million at year-end 2005 and 2004, respectively and represented 75% and 69% of the total securities portfolio at year-end 2005 and 2004, respectively. Mortgage-backed securities were $78 thousand at year-end 2005, a decrease of $72 thousand or 47.8% from year-end 2004. Municipal securities were $3.5 million at year-end 2005, a decrease of $262 thousand or 7.4% from year-end 2004.

On December 31, 2005, shareholders’ equity included a $195 thousand unrealized loss, net of tax, related to the fair market value adjustment of the available for sale investment securities portfolio. This amount was a $91 thousand unrealized loss at year-end 2004.

The following table summarizes the carrying values of investment securities on December 31, 2005, 2004, and 2003 classified as available for sale. All investment securities classified as available for sale securities are carried at their estimated fair value.

December 31,	2005	2004	2003
(In thousands)	Available for Sale	Available for Sale	Available for Sale
Obligations of U.S. Government agencies	$10,860	$8,830	$5,130
Obligations of states and political subdivisions	3,546	3,293	4,073
U.S. Treasury securities	0	0	988
Mortgage-backed securities	78	150	3,136
Total	$14,484	$12,273	$13,327

The following table summarizes the carrying values of investment securities on December 31, 2005, 2004, and 2003 classified as held to maturity. These investment securities classified as held to maturity securities are carried at their amortized cost.

December 31,	2005	2004	2003
(In thousands)	Held to Maturity	Held to Maturity	Held to Maturity
Obligations of states and political subdivisions	$ 0	$ 517	$ 534

The following table presents an analysis of the contractual maturity and tax equivalent weighted average interest rates of investment securities at December 31, 2005. For purposes of this analysis, available for sale securities are stated at fair value.

Available for Sale
			After One But		After Five But
	Within One Year		Within Five Years		Within Ten Years
(In thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Obligations of U.S. Government agencies	$3,455	4.28%	$4,559	3.50%	$2,846	4.08%
Obligations of states and political subdivisions	0	0	2,041	4.02	1,504	4.27
Mortgage-backed securities	0	0	78	5.21	0	0
Total	$3,455	4.28%	$6,678	3.66%	$4,350	4.14%

The calculation of the weighted average interest rates for each category is based on the weighted average costs of the securities. The weighted average tax rates on exempt states and political subdivisions are computed based on the marginal corporate Federal tax rate of 34%.

Total investment securities were $14.4 million on March 31, 2006, a decrease of $95 thousand or 0.7% from year-end 2005. No significant changes in the composition of the securities portfolio have occurred in the three month period.

Deposits

Citizens’ primary source of funding for its lending and investment activities results from its customer deposits, which consist of noninterest and interest bearing demand, savings, and time deposits. On December 31, 2005, deposits totaled $133.4 million, an increase of $11.9 million or 9.8% from year-end 2004. The increase in deposits was due to a $2.0 million or 9.5% increase in noninterest bearing deposits and an increase of $9.9 million in interest bearing deposits. The increase in interest bearing deposits include higher time deposits of $10.7 million or 17.1% and lower interest bearing demand deposits of $721 thousand or 1.9%. Average total deposits were $129.2 million for 2005, an increase of $5.7 million or 4.6% compared to 2004.

During 2005, total average interest bearing deposits were $107 million, an increase of $5 million or 4.7% from $102 million for 2004. Average noninterest bearing deposits were $22.3 million, an increase of $888 thousand or 4.2% from $21.4 million in the prior year.

A summary of average balances and rates paid on deposits follows.

Year Ended December 31,	2005			2004			2003
	Average Balance	Average Rate		Average Balance	Average Rate		Average Balance	Average Rate
Noninterest bearing demand	$22,285	n/a	%	$21,397	n/a	%	$20,706	n/a	%
Interest bearing demand	18,109.74			16,341.75			16,352.68
Savings	19,402	1.95		23,056	1.44		21,325	1.66
Time	69,397	3.49		62,710	2.91		63,169	3.33
Total	$129,193	2.82%		$123,504	2.27%		$121,552	2.63%

Maturities of time deposits of $100,000 or more outstanding at December 31, 2005 are summarized as follows.

(In thousands)	Amount
3 months or less	$5,165
Over 3 through 6 months	6,434
Over 6 through 12 months	9,479
Over 12 months	6,818
Total	$27,896

On March 31, 2006, deposits totaled $138.5 million, an increase of $5.1 million or 3.8% from year-end 2005.

Borrowed Funds

Short term debt, consisting of $3 million of Federal Home Loan Bank advances outstanding at December 31, 2005 were repaid as of March 31, 2006. On March 31, 2006, short term borrowings consisted of $3.6 million of repurchase agreements, an increase of $1.1 million or 46.7% from year-end 2005.

Capital Resources

Shareholders’ equity was $13.6 million on March 31, 2006. This represents an increase of $266 thousand from year-end 2005 due mainly to an increase in retained earnings of $326 thousand, which represented the net income of Citizens for the three months ended March 31, 2006, since no dividends have been declared in the time period.

Shareholders’ equity was $13.3 million on December 31, 2005. This represents an increase of $923 thousand or 7.4% from year-end 2004 due mainly to an increase in retained earnings of $1.0 million or 13.5%. Retained earnings increased as a result of $1.4 million in net income offset by $393 thousand, or $2.00 per share, in dividends declared during the year.

Accumulated other comprehensive loss, consisting of net unrealized holding losses on available for sale securities (net of tax), was $255 thousand at March 31, 2006 as compared to a loss of $196 thousand at year-end 2005. The increase is due primarily to the impact of changing economic conditions, including an increase in short-term market interest rates that have generally lowered the value of the investment portfolio at the end of the current period. As overall market rates have drifted higher in the current period, the portfolio has declined in value. Market values of fixed rate investments are inversely related to changes in market interest rates.

Accumulated other comprehensive income, consisting of net unrealized holding losses on available for sale securities (net of tax), was $195 thousand at December 31, 2005 as compared to a loss of $91 thousand at year-end 2004.

Consistent with the objective of operating a sound financial organization, Citizens’ goal is to maintain capital ratios well above the regulatory minimum requirements. Citizens National’s capital ratios as of March 31, 2006 and December 31, 2005, and the regulatory minimums and the regulatory standard for a “well capitalized” institution are as follows.
	Citizens National (as of March 31, 2006)	Citizens National (as of December 31, 2005)	Regulatory Minimum	Well Capitalized
Tier 1 risk based	11.34%	11.36%	4.00%	6.00%
Total risk based	12.50%	12.49%	8.00%	10.00%
Leverage	8.90%	8.85%	4.00%	5.00%

The table below is an analysis of dividend payout ratios and equity to asset ratios of Citizens for the previous five years.

Years Ended December 31,	2005	2004	2003	2002	2001
Percentage of dividends declared to net income	27.68%	26.56%	13.27%	13.39%	0%
Percentage of average shareholders’ equity to average total assets	8.53%	8.66%	8.19%	7.56%	7.13%
Commitments to extend credit		$11,456	13,099		131
Standby letters of credit		$ 2,003	1,086		11

Effects of Inflation

The majority of Citizens’ assets and liabilities are monetary in nature. Therefore, Citizens differs greatly from most commercial and industrial companies that have significant investments in nonmonetary assets, such as fixed assets and inventories. However, inflation does have an important impact on the growth of assets in the banking industry and on the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other noninterest expense, which tends to rise during periods of general inflation.

Management believes the most significant impact on financial and operating results is Citizens’ ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against the effects of wide interest rate fluctuations.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. Citizens’ market risk is comprised primarily of interest rate risk created by its core banking activities of extending loans and receiving deposits. Citizens’ success is largely dependent upon its ability to manage this risk. Interest rate risk is defined as the exposure of Citizens’ net interest income to adverse movements in interest rates. Although Citizens manages other risks, such as credit and liquidity risk, management considers interest rate risk to be its most significant risk, which could potentially have the largest and a material effect on Citizens’ financial condition and results of operations. A sudden and substantial change in interest rates may adversely impact Citizens’ earnings to the extent that the interest rates earned on assets and paid on liabilities do not change at the same speed, to the same extent, or on the same basis. Other events that could have an adverse impact on Citizens’ performance include changes in general economic and financial conditions, general movements in market interest rates, and changes in consumer preferences. Citizens’ primary purpose in managing interest rate risk is to effectively invest Citizens’ capital and to manage and preserve the value created by its core banking business.

Citizens has an Asset and Liability Management Committee (“ALCO”). ALCO monitors the composition of the balance sheet to ensure comprehensive management of interest rate risk and liquidity. ALCO has established minimum standards in its asset and liability management policy and monitors compliance on a continuous basis.

Citizens uses a simulation model as a tool to monitor and evaluate interest rate risk exposure. The model is designed to measure the sensitivity of net interest income and net income to changing interest rates during the next twelve months. Forecasting net interest income and its sensitivity to changes in interest rates requires Citizens to make assumptions about the volume and characteristics of many attributes, including assumptions relating to the replacement of maturing earning assets and liabilities. Other assumptions include, but are not limited to, projected prepayments, projected new volume, and the predicted relationship between changes in market interest rates and changes in customer account balances. These effects are combined with Citizens’ estimate of the most likely rate environment to produce a forecast for the next twelve months. The forecasted results are then compared to the effect of a 200 basis point increase and decrease in market interest rates on Citizens’ net interest income and net income. Because assumptions are inherently uncertain, the model cannot precisely estimate net interest income or net income or the effect of interest rate changes on net interest income and net income. Actual results could differ significantly from simulated results.

Based upon the ALCO simulation model, if interest rates were to increase, net interest income would decrease slightly. If interest rates were to decrease, the net interest income would increase slightly.

Liquidity

Citizens’ primary use of cash consists of dividend payments to its common shareholders and other general operating purposes. Liquidity of Citizens depends primarily on the receipt of dividends from its subsidiary bank and cash balances maintained. As of December 31, 2005, retained earnings of the bank were $8.6 million, of which $3.1 million was available for the payment of dividends to Citizens without obtaining prior approval from bank regulatory agencies. As a practical matter, payment of future dividends is also subject to the maintenance of capital ratio requirements. Citizens had cash balances of $22 thousand on December 31, 2005.

As of March 31, 2006 retained earnings of the bank were $9.0 million, of which $2.1 million was available for the payment of dividends to Citizens without obtaining prior approval from bank regulatory agencies. Management expects that the bank will continue to have the ability to pay dividends in order to provide funds to Citizens during the remainder of 2006 sufficient to meet its liquidity needs. Citizens had cash balances of $31 thousand at March 31, 2006.

Citizens’ objective as it relates to liquidity is to ensure that the bank has funds available to meet deposit withdrawals and credit demands without unduly penalizing profitability. In order to maintain a proper level of liquidity, the bank has several sources of funds available on a daily basis that can be used for liquidity purposes. Those sources of funds include the bank’s core deposits (consisting of both business and nonbusiness deposits), cash flow generated by repayment of principal and interest on loans and investment securities, FHLB borrowings, and federal funds purchased. While maturities and scheduled amortization of loans and investment securities are generally a predictable source of funds, deposit outflows and mortgage prepayments are influenced significantly by general interest rates, economic conditions, and competition in our local markets. As of December 31, 2005 Citizens had approximately $38 million in additional borrowing capacity under various FHLB, federal funds, and other borrowing agreements.

As of March 31, 2006, Citizens had approximately $40.5 million in additional borrowing capacity under various FHLB and federal funds borrowing agreements with unaffiliated entities. However, there is no guarantee that these sources of funds will continue to be available to Citizens, or that current borrowings can be refinanced upon maturity, although Citizens is not aware of any events or uncertainties that are likely to cause a decrease in our liquidity from these sources.

For the longer term, the liquidity position is managed by balancing the maturity structure of the balance sheet. This process allows for an orderly flow of funds over an extended period of time. Citizens’ ALCO meets regularly and monitors the composition of the balance sheet to ensure comprehensive management of interest rate risk and liquidity.

Commitments to extend credit are considered in addressing Citizens’ liquidity management. Citizens does not expect these commitments to significantly affect the liquidity position in future periods.

Liquid assets consist of cash, cash equivalents, federal funds sold and available for sale investment securities. At December 31, 2005, liquid assets totaled $21.6 million, a $6 million or 38.2% increase compared to the prior year-end. At March 31, 2006, such assets totaled $23.7 million, an increase of $2.1 million from year-end 2005. The increase in liquid assets is attributed to the overall funding position of Citizens.

Cash and cash equivalents increased $1.9 million while available for sale investment securities increased $2.2 million. Higher balances of available for sale investment securities are reflective of the overall net funding position of Citizens, which changes as loan demand, deposit levels, and other sources and uses of funds fluctuate.

Net cash provided by operating activities was $2.3 million in 2005, a decrease of $315 thousand from the $2.6 million provided in the prior year. The decrease is due mainly to the increase in other assets and accrued interest receivable. Net cash used in investing activities was $6.4 million during 2005 compared to net cash used of $16.4 million during 2004. The decrease in net cash used in investing activities is primarily attributable to a decrease in net loans of $15 million. Net cash provided by financing activities totaled $6 million for the year 2005. This compares to net cash provided by financing activities in 2004 of $6.8 million. The decrease is due primarily to repayments made on Federal Home Loan Bank advances during 2005 which were offset by higher deposit activity during the current year as compared to a year earlier.

Information relating to off-balance sheet arrangements, which for Citizens comprise of commitments to extend credit and standby letters of credit, is disclosed in Note L of Citizens’ 2005 audited consolidated financial statements. These transactions are entered into in the ordinary course of providing traditional banking services and are considered in managing Citizens’ liquidity position. Citizens does not expect these commitments to significantly affect the liquidity position in future periods. Citizens has not entered into any contracts for financial derivative instruments such as futures, swaps, options, or similar instruments.

SUPERVISION AND REGULATION

Farmers Capital, Citizens and their subsidiaries are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the relevant statutory and regulatory provisions.

Supervisory Authorities

Farmers Capital is a financial holding company, registered with and regulated by the Federal Reserve Board. All but one of its subsidiary banks are Kentucky state banks, and as such are subject to supervision, regulation and examination by the FDIC and Kentucky Office. Farmers Capital’s one national bank subsidiary is subject to supervision, regulation and examination by the FDIC and the Office of the Comptroller of the Currency. Following completion of the merger, Farmers Capital will have two national bank subsidiaries. The regulatory authorities routinely examine Farmers Capital and its subsidiary banks to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Farmers Capital and its subsidiary banks are required to file regular reports with the Federal Reserve Board, the FDIC and the Kentucky Office or Comptroller, as applicable.

Capital

The Federal Reserve Board, the FDIC, the Kentucky Office and the Comptroller require Farmers Capital and its subsidiary banks to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a zero risk-weighting. Others, such as commercial and consumer loans, have a 100% risk-weighting. Risk-weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company, if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

All of Farmers Capital and its subsidiary banks exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.

Expansion and Activity Limitations

With prior regulatory approval, Farmers Capital may acquire other banks or bank holding companies and its subsidiaries may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, as a financial holding company, Farmers Capital and its subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Farmers Capital has subsidiaries that engage in some of these additional activities, including insurance underwriting and distribution and other activities that are financial in nature. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the Bank Holding Company Act and

Gramm-Leach-Bliley Act, Farmers Capital is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a financial holding company such as Farmers Capital would require the approval of the Federal Reserve Board under the Bank Holding Company Act. In addition, individuals or groups of individuals seeking to acquire control of a financial holding company such as Farmers Capital would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company and no shareholder holds a larger percentage of the subject class of voting securities.

Deposit Insurance

All of Farmers Capital’s subsidiary banks are members of the FDIC, and their deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. Farmers Capital’s subsidiary banks are thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may rate as high as 31 basis points. In addition, the FDIC collects The Financing Corporation (FICO) deposit assessments on assessable deposits. FICO assessments are set quarterly, and in 2005 ranged from 1.34 to 1.44 basis points. Farmers Capital’s subsidiary banks pay no deposit insurance assessment and pay the quarterly FICO assessment.

Other Statutes and Regulations

Farmers Capital and its subsidiary banks are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti-Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Farmers Capital and its subsidiary banks are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships in order to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks.

Sections 23A and 23B of the Federal Reserve Act. Farmers Capital’s subsidiary banks are limited in their ability to lend funds or engage in transactions with Farmers Capital or other non-bank affiliates of Farmers Capital, and all transactions must be on an arms’-length basis and on terms at least as favorable to the subsidiary bank as prevailing at the time for transactions with unaffiliated companies.

Dividends. Farmers Capital’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from its subsidiary banks. Statutory and regulatory limitations apply to the subsidiary banks’ payments of dividends to Farmers Capital as well as to Farmers Capital’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that financial holding companies and insured banks should generally only pay dividends out of current operating earnings.

Community Reinvestment Act. Farmers Capital’s subsidiary banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended, and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operations, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public.

Insurance Regulation. Farmers Capital’s subsidiaries that underwrite or sell insurance products are subject to regulation by the Kentucky Department of Insurance.

Consumer Regulation. The activities of Farmers Capital and its bank subsidiaries are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by all of Farmers Capital’s subsidiary banks;

•	govern disclosures of credit terms to consumer borrowers;

•
require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•
require all of Farmers Capital’s subsidiary banks to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected by collection agencies.

The deposit operations of Farmers Capital’s subsidiary banks are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OTHER MATTERS

Citizens’ management is not aware of any other matters to be brought before the special meeting. However, if any other matters are properly brought before the special meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The consolidated financial statements of Farmers Capital Bank Corporation as of and for the years ended December 31, 2005, 2004 and 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Citizens National Bancshares, Inc. as of and for the years ended December 31, 2005 and 2004, have been included herein and in the registration statement in reliance upon the report of Mountjoy & Bressler, LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Stoll Keenon Ogden PLLC, counsel to Farmers Capital, has provided an opinion as to the validity of the shares of common stock that Farmers Capital will issue in the merger. The federal tax consequences of the merger have also been passed upon by Stoll Keenon Ogden PLLC.

IMPORTANT NOTICE FOR CITIZENS’ SHAREHOLDERS

If you cannot locate your Citizens common stock certificate(s), please contact Benjamin F. Brown or Duane Flora at Citizens National Bancshares, Inc., 201 North Main Street, Nicholasville, Kentucky 40356, telephone number (859) 885-0900. If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the special meeting, we encourage you to resolve those matters before the meeting.

Please do not send your Citizens stock certificates at this time, unless you are making an election to receive stock consideration for your Citizens common stock, in which event you should send the affected stock certificates with your form of election and NOT your proxy.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Farmers Capital is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Farmers Capital. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Farmers Capital at the SEC’s Public Reference Room at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Farmers Capital has filed a registration statement on Form S-4 with the SEC that registers the Farmers Capital common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Farmers Capital and a proxy statement of Citizens for its special meeting of shareholders.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Farmers Capital and the Farmers Capital common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Farmers Capital has supplied all of the information contained in this proxy statement-prospectus relating to Farmers Capital and its subsidiaries. Citizens has supplied all of the information relating to Citizens and its subsidiary.

This proxy statement-prospectus incorporates by reference important business and financial information about Farmers Capital that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:
Farmers Capital Bank Corporation
Attn: C. Douglas Carpenter, CFO
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1686

You should make your request before September 14, 2006 in order to receive the information prior to the meeting.

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APPENDIX A - PLAN OF MERGER

AMENDED AND RESTATED
PLAN OF MERGER
OF
CITIZENS NATIONAL BANCSHARES, INC.
WITH AND INTO
FCBC ACQUISITION SUBSIDIARY, LLC

Pursuant to this Amended and Restated Plan of Merger dated as of June 16, 2006 (“Plan of Merger”), amending and restating that certain Plan of Merger of Citizens National Bancshares, Inc. with and into FCBC Subsidiary, Inc. dated as of April 11, 2006, Citizens National Bancshares, Inc. (“Citizens”), a corporation organized and existing under the laws of the Commonwealth of Kentucky, shall be merged with and into FCBC Acquisition Subsidiary, LLC, successor by assignment to FCBC Subsidiary, Inc. (“Merger Subsidiary”), a limited liability company organized and existing under the laws of the Commonwealth of Kentucky and which is a wholly-owned subsidiary of Farmers Capital Bank Corporation (the “Company”).

Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain Agreement and Plan of Merger dated as of April 11, 2006 between the Company, FCBC Subsidiary, Inc. and Citizens, as amended by Amendment No. 1 dated June 16, 2006 (as amended, the “Agreement”), of which this Plan of Merger is Exhibit A.

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1    Merger. Subject to the terms and conditions of the Agreement and this Plan of Merger, at the Effective Time, Citizens shall be merged with and into Merger Subsidiary in accordance with the provisions of KRS 275.345 of the KLLCA and KRS 271B.11-010 of the KBCA, and with the effect provided in KRS 275.365 of the KLLCA and KRS 271B.11-060 of the KBCA (the “Merger”). Merger Subsidiary shall be the surviving entity resulting from the Merger (the “Surviving Entity”) and shall continue to be governed by the Laws of the Commonwealth of Kentucky. The Merger shall be consummated pursuant to the terms of the Agreement and this Plan of Merger, which have been approved and adopted by the respective Boards of Directors and/or members, as applicable, of Citizens, the Company and Merger Subsidiary.

1.2    Time and Place of Closing. The Closing will take place at 10:00 A.M., local Frankfort, Kentucky time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 10:00 A.M., local Frankfort, Kentucky time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

1.3    Effective Time. The Merger and other transactions contemplated by the Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the Commonwealth of Kentucky (the “Effective Time”). Subject to the terms and conditions of the Agreement and hereof, including the adjustment of the Anticipated Closing Date pursuant to Section 4.2(b) hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officers of each Party or (ii) the Agreement is terminated pursuant to Article 11 of the Agreement, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Anticipated Closing Date”) five (5) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereto), (ii) the date on which the shareholders of Citizens approve the Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

1.4    Restructure of Transaction. Prior to the Citizens Shareholders’ Meeting, the Company shall have the right with the consent of Citizens (which consent may not be unreasonably withheld, conditioned or delayed) to

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revise the structure of the Merger contemplated by the Agreement in order to achieve tax benefits or for any other reason which the Company may deem advisable; provided, however, that the Company shall not have the right, without the approval of the Board of Directors of Citizens and, if required by the KLLCA or KBCA, the holders of Citizens Common Stock, to make any revision to the structure of the Merger which: (i) changes the form or amount of the consideration which the holders of shares of Citizens Common Stock are entitled to receive (determined in the manner provided in Section 3.1 hereof); (ii) changes the intended tax free effects of the Merger with respect to the Stock Consideration to the Company, Citizens or the holders of shares of Citizens Common Stock; (iii) would permit the Company to pay the Stock Consideration other than by delivery of Company Common Stock registered with the SEC (in the manner described in Section 4.1 of hereof); (iv) would be adverse to the interests of Citizens or adverse to the holders of shares of Citizens Common Stock or would cause any material adverse tax consequences to the shareholders of Citizens; or (v) would impede or delay consummation of the Merger. The Company may exercise this right of revision by giving written notice to Citizens in the manner provided in Section 12.7 of the Agreement which notice shall be in the form of an amendment to the Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE 2
TERMS OF MERGER

2.1    Articles of Organization. The Articles of Organization of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Entity until otherwise amended or repealed.

2.2    Operating Agreement, Limited Liability. The Operating Agreement of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity until otherwise amended or repealed. Limited liability will be retained by the Surviving Entity.

2.3    Officers. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the Operating Agreement of the Surviving Entity.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1    Conversion of Shares. Subject to the provisions of this Article 3 (and Article 4 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary, Citizens, or the shareholders or members, as applicable, of any of the foregoing, the shares of the constituent Parties shall be converted as follows:

 (a) Each share of Company Common Stock (and any Rights with respect to Company Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time;

 (b) Each Merger Subsidiary Membership Interest issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one Merger Subsidiary Membership Interest from and after the Effective Time;

 (c)    (i)    Subject to Sections 3.1(c) (ii), (iii) and (iv) and Section 3.1(d) below, each issued and outstanding share of Citizens Common Stock outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of this Article 3, into one of the following:

                     (A) cash in the amount of the Per Share Merger Consideration, without interest (the “Cash Consideration”); or

             (B) that number of shares of Company Common Stock, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing the Per Share Merger Consideration by the Average Company Stock

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Closing Price (the “Stock Consideration”) (the aggregate Cash Consideration and the Aggregate Stock Consideration [along with any cash payable in lieu of fractional shares as contemplated by Section 4.1(e) hereof and sums paid to the holders of Dissenting Shares] are referred to collectively herein as the “Merger Consideration”).

(ii)    Notwithstanding anything herein to the contrary, subject to waiver or modification by the Company pursuant to Section 3.1(c)(iv) below, in all events (including the portion of the Merger Consideration attributable to shares cancelled pursuant to Section 3.3 hereof, Dissenting Shares and cash payable in lieu of fractional shares) the aggregate Cash Consideration shall be equal to the difference between (A) Fifteen Million Dollars ($15,000,000) and (B) fifty percent (50%) of the Capital Shortfall (the “Cash Consideration Amount”).

    (iii)    If, after the results of the Forms of Election are calculated, the number of shares of Citizens Common Stock respecting which a Stock Election is made would result in aggregate Cash Consideration being less than the Cash Consideration Amount, the Company shall cause the Exchange Agent to determine the number of shares of Citizens Common Stock respecting which a Stock Election was made (the “Stock Election Shares”) which must be redesignated as Cash Election Shares in order to reduce the shares converted into Stock Consideration to a number of shares such that the aggregate Cash Consideration equals the Cash Consideration Amount. In such event, all holders who have Stock Election Shares shall, on a pro rata basis (based on the number of Stock Election Shares they hold), have such number of their Stock Election Shares redesignated as Cash Election Shares so that the aggregate Cash Consideration equals the Cash Consideration Amount. If, after the results of the Forms of Election are calculated, the number of shares of Company Common Stock not making a Stock Election (the “Cash Election Shares”) would result in aggregate Cash Consideration greater than the Cash Consideration Amount, the Company shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the shares converted into Cash Consideration to a number of shares such that the aggregate Cash Consideration equals the Cash Consideration Amount. In such event, all holders who have Cash Election Shares shall, on a pro rata basis (based on the number of Cash Election Shares they hold), have such number of their Cash Election Shares redesignated as Stock Election Shares so that the aggregate Cash Consideration equals the Cash Consideration Amount.

    (iv)    Notwithstanding the foregoing, the Company may, in its sole discretion, taking into account the actual results of the election process described in Section 4.2 hereof, direct at any time prior to the Effective Time that the redesignation procedures provided in Section 3.1(c)(iii) above be waived in whole or in part and that the following procedure be followed. In such event, the amount specified in Section 3.1(c)(ii) above for the Cash Consideration Amount shall be disregarded and the procedures provided for in Sections 3.1(c)(ii) and (iii) above shall be applied substituting such amounts as the Company shall designate solely for the purpose of causing the Cash Consideration Amount to more closely match the results of Citizens shareholder elections than as set forth in Section 3.1(c)(ii) above, provided, however, that in no event shall such actions adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code. No change in the Cash Consideration Amount pursuant to this Section 3.1(c)(iv) shall affect the amount of the Per Share Merger Consideration.

  (d)     Dissenting Shares shall not be converted pursuant to Section 3.1(c) above under the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) above effective as of the Effective Time.

3.2    Exchange Ratio Adjustment. In the event the Company changes the number of shares of Company Common Stock issued and outstanding after the date of the Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock, pays a special dividend on Company Common Stock or makes a distribution on Company Common Stock of any security convertible into securities of the Company or is involved in any transaction resulting in the foregoing (including any exchange of Company Common Stock for a different number or kind of shares or securities) and the record date therefor (in the case of a dividend or distribution) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization or other transaction for which a record date is not established) shall be prior to the Effective Time (a “Share Adjustment”), the Stock Consideration shall be

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proportionately adjusted in such fashion as the Company and Citizens may agree, such agreement not to be unreasonably withheld, conditioned or delayed, so that each shareholder of Citizens entitled to receive Stock Consideration shall be entitled to receive such number of shares of Company Common Stock (and, if applicable, cash or other property) as such shareholder would have received had such Share Adjustment immediately followed the Effective Time. Notwithstanding anything to the contrary in this Section 3.2, payment by the Company of its regular quarterly dividend shall not constitute a Share Adjustment.

3.3    Shares Held by Citizens or the Company. Each of the shares of Citizens Common Stock held by Citizens, any Citizens Subsidiary, the Company or any Company Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

ARTICLE 4
EXCHANGE OF SHARES;
ELECTION OF MERGER CONSIDERATION

4.1    Exchange of Certificates.

 (a)    Exchange Agent. As soon as practicable following the date of the Agreement and in any event not less than three days prior to dissemination of the Citizens Proxy Statement, the Company shall appoint the Exchange Agent to act as exchange agent for payment of the Merger Consideration upon surrender of certificates representing Citizens Common Stock. The Exchange Agent shall also act as the agent for the Citizens shareholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares of Citizens Common Stock. At the Closing, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Citizens Common Stock for exchange in accordance with Article 3 through the Exchange Agent, (i) certificates representing the number of shares of Company Common Stock issuable and (ii) the amount of cash consideration payable, pursuant to Section 3.1(c) hereof in exchange for outstanding shares of Citizens Common Stock (such shares of Company Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the Company shall assume that there will not be any fractional shares of Company Common Stock. The Company shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 4.1(e) hereof. The Exchange Agent shall, pursuant to irrevocable instructions given upon the Effective Time, deliver Company Common Stock and cash contemplated to be issued pursuant to Section 3.1(c) hereof out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

 (b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any case within five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Citizens Common Stock (such certificates are referred to hereinafter collectively as the “Certificates”) whose shares were converted into the right to receive Merger Consideration pursuant to Section 4.1(c) hereof and who did not complete (or have revoked prior to the Effective Time) a Form of Election pursuant to Section 4.2(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Company may reasonably specify with the consent of Citizens (which consent shall not be unreasonably withheld, conditioned or delayed)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall effect delivery within five (5) business days to the holder of such Certificate, in exchange therefor, the amount of cash, if any, and the number of whole shares of Company Common Stock, if any, into which the aggregate number of shares of Citizens Common Stock previously represented by such Certificate shall have been converted pursuant to Section 3.1(c) hereof, and the Certificate so surrendered shall forthwith be canceled. Each such holder who received any Company Common Stock shall be treated as a holder of Company Common Stock for all purposes under the KBCA and the Company’s Articles of Incorporation and Bylaws, in each case as amended. In the event of a transfer of ownership of Citizens Common Stock that is not registered in the transfer records of Citizens, payment may be made to a Person other than the Person in whose name the Certificate

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so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.1(b), each Certificate shall be deemed at any time after the Effective Time to evidence the right to receive (i) certificates evidencing the number of whole shares of Company Common Stock and (ii) the amount of cash, into which the Citizens Common Stock represented by such Certificate prior to the Effective Time shall have been converted pursuant to Section 3.1(c) hereof. No interest shall be paid or accrued on any cash payable upon surrender of any Certificate.

(c)    Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Citizens Common Stock with respect to the shares of Company Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.1(e) hereof, until the surrender of such Certificate in accordance with this Article 4.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 4.1(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d)    No Further Ownership Rights in Citizens Common Stock. The Merger Consideration paid and/or issued in accordance with the terms of this Article 4 upon conversion of any shares of Citizens Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of Citizens Common Stock, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Citizens on such shares of Citizens Common Stock in accordance with the terms of the Agreement or prior to the date of the Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Citizens Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Citizens Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 4.

(e)    No Fractional Shares.

 (1)    No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the conversion of Citizens Common Stock pursuant to Section 3.1(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. For purposes of determining the Merger Consideration to which a holder of Citizens Common Stock is entitled all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded up to three decimal places.

 (2)    In lieu of any such fractional shares, each holder of Citizens Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Citizens Common Stock to which such holder is entitled under Section 3.1(c) (or would be entitled but for this Section 4.1(e)) and (B) the Average Company Stock Closing Price.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Citizens Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holder of Citizens Common Stock who has not theretofore complied with this Article 4 shall thereafter look only to the Company and the Surviving Entity for payment of its claim for a portion of the Merger Consideration (including any cash in lieu of fractional shares of Company Common Stock to which such Person is entitled pursuant to Section 4.1(e) and any applicable dividends or distributions with respect to any

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Company Common Stock constituting Merger Consideration as provided in Section 4.1(c), in each case, without any interest thereon.

 (g)    No Liability. None of Citizens, the Merger Subsidiary, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or any shares of Company Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Governmental Body.

 (h)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, in direct obligations of the U.S. Treasury or otherwise with the consent of Citizens (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

 (i)    Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Citizens Common Stock pursuant to the Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Entity will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to the Agreement to any holder of Citizens Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

 (j)    Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to any revision to the structure of the transaction as provided under Section 1.4 hereof, the Parties hereto hereby adopt the Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

 (k)    Lost or Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares represented by the Certificate pursuant to this Article 4.

4.2    Elections.

 (a)    Each Person who, on or prior to the Election Date referred to in Section 4.2(b) below, is a record holder of shares of Citizens Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

 (b)    The Company shall prepare a form of election and other appropriate and customary transmittal materials, which form shall be subject to the reasonable approval of Citizens (the “Form of Election”) and shall be mailed with the Citizens Proxy Statement to the record holders of Citizens Common Stock as of the record date for the Citizens Shareholders’ Meeting, which Form of Election shall be used by each record holder of shares of Citizens Common Stock who wishes to elect to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof for any or all shares of Citizens Common Stock held by such holder (a “Stock Election”). Citizens shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become record holders of Citizens Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh business day prior to the Election Date. Any such holder’s election to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., EDT, on the business day immediately preceding the

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Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of Citizens Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Citizens (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. Citizens will announce the Anticipated Closing Date, Average Company Stock Closing Price, Company Stock Price and the Per Share Merger Consideration through a letter to its shareholders mailed two weeks before such Anticipated Closing Date. If the Closing is delayed to a subsequent date, the Anticipated Closing Date shall be delayed by a like number of days, the Election Date shall be similarly delayed and the Company will promptly announce (by press release and the filing with the SEC of a Current Report on Form 8-K) such rescheduled Election Date and Closing.

 (c)    Any Form of Election may be revoked by the shareholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., EDT, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Company that the Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Citizens Common Stock to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent and any such shares shall be treated as Cash Election Shares (unless and until another duly completed Form of Election [accompanied by the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates] has been submitted to the Exchange Agent in accordance with the Agreement).

 (d)    The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof have been properly made or revoked pursuant to this Section 4.2 with respect to shares of Citizens Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Citizens Common Stock, or if the Exchange Agent determines that any election to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof was not properly made with respect to shares of Citizens Common Stock, such shares shall be treated by the Exchange Agent as Cash Election Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 3.1(c)(i)(A) hereof (subject to any required pro-ration pursuant to Section 3.1(c)(iii) hereof). The Exchange Agent shall also make all computations as to the adjustments contemplated by Section 3.1(c)(iii) hereof, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Citizens Common Stock. The Exchange Agent may, with the mutual agreement of the Company and Citizens, make such rules as are consistent with this Section 4.2(d) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

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ARTICLE 5
MISCELLANEOUS

5.1    Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by the Company of the conditions precedent to the Merger set forth in Sections 10.1 and 10.2 of the Agreement. Consummation of the Merger by Citizens shall be conditioned on the satisfaction of, or waiver by Citizens of, of the conditions precedent to the Merger set forth in Sections 10.1 and 10.3 of the Agreement.

5.2    Termination. This Plan of Merger will terminate automatically and be of no further force or effect if prior to the Effective Time if the Agreement is terminated as provided in Article 11 thereof.

5.3    Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of Citizens Common Stock, there shall be made no amendment that modifies the consideration to be received by the Citizens shareholders without the approval of the Citizens Shareholders.

5.4    Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

5.5    Governing. This Plan of Merger shall be governed by and construed in accordance with the Laws of the Commonwealth of Kentucky, without regard to any applicable conflicts of Laws.

5.6    Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

5.7    Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Amended and Restated Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

FARMERS CAPITAL BANK CORPORATION

By:	/s/ G. Anthony Busseni
G. Anthony Busseni
President and Chief Executive Officer

CITIZENS NATIONAL BANCSHARES, INC.

By:	/s/ Benjamin F. Brown
Benjamin F. Brown
President and Chief Executive Officer

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FCBC ACQUISITION SUBSIDIARY, LLC
By:	Farmers Capital Bank Corporation
(Sole Member)

By:	/s/ G. Anthony Busseni
G. Anthony Busseni
President and Chief Executive Officer

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APPENDIX B      AGREEMENT AND PLAN OF MERGER, DATED APRIL 11, 2006, AS AMENDED BY AMENDMENT NO. 1 DATED JUNE ___, 2006, BY AND AMONG CITIZENS NATIONAL BANCSHARES, INC., FCBC ACQUISITION SUBSIDIARY, LLC (SUCCESSOR BY ASSIGNMENT TO FCBC SUBSIDIARY, INC.) AND FARMERS CAPITAL BANK CORPORATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the 11th day of April, 2006, by and among (i) FARMERS CAPITAL BANK CORPORATION, a Kentucky corporation with its principal executive offices located at 202 West Main Street, P.O. Box 309, Frankfort, Kentucky 40602 (“Company”), (ii) FCBC SUBSIDIARY, INC., a Kentucky corporation with its principal executive offices located at 202 West Main Street, P.O. Box 309, Frankfort, Kentucky 40602 (“Merger Subsidiary”), and (iii) CITIZENS NATIONAL BANCSHARES, INC., a Kentucky corporation with its principal executive offices located at 201 North Main Street, Nicholasville, KY 40356 (“Citizens”).

PREAMBLE

The Boards of Directors of the Company, Citizens and Merger Subsidiary are of the opinion that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto and incorporated by reference at Exhibit A provide for the acquisition of Citizens by the Company pursuant to the merger of Citizens with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of Citizens shall be converted into the right to receive cash and shares of Company Common Stock (except as otherwise provided herein). As a result, the shareholders of Citizens shall become shareholders of the Company and Merger Subsidiary (as the Surviving Corporation) shall continue to conduct its business and operations as a wholly-owned subsidiary of the Company. The transactions described in this Agreement are subject to the approvals of the FRB, the Office and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that this Agreement for federal income tax purposes shall constitute a plan of merger and the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

NOW THEREFORE, in consideration of the premises and the mutual and dependent covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Certain Defined Terms. The words listed in this Article 1 when used and capitalized in this Agreement shall have the meanings set forth for each by this Article 1. Certain other capitalized terms when used in this Agreement shall have the meanings ascribed to them when first encountered elsewhere in this Agreement:

(a) “Acquisition Proposal” shall mean with respect to any Party any bona fide written proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the Assets of such Party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of equity securities of such Party (or, in the case of Citizens, the Bank) representing 50% or more of the combined voting power of such Party (or, as applicable, the Bank), (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of such Party (or, in the case of Citizens, the Bank) representing 50% or more of the combined voting power of such Party (or, as applicable, the Bank), or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party (or, in the case of Citizens, the Bank), other than the transactions contemplated by this Agreement.

(b) “Adverse Consequences” shall mean all Proceedings, charges, claims, demands, injunctions, Orders, damages, dues, assessments, expenditures, outlays, awards, penalties, fines, costs, interest,

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amounts paid in settlement, liabilities, obligations, payments, premiums, taxes, liens, losses, reduction in value, loss of use, injuries, expenses and fees of whatever nature, including without limitation response, restoration, investigative, removal, remedial, monitoring or inspection costs and court costs and reasonable attorneys’ fees and expenses.

(c) “Affiliate” means, as applied to any Person, (i) any director, executive officer, or general partner of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person or (iii) any other Person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the equity capital of such Person; provided, however, that it is the intent of the parties that neither the Company nor Merger Subsidiary shall be deemed or construed to be an Affiliate of Citizens and Citizens shall not be deemed or construed to be an Affiliate of the Company or Merger Subsidiary. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by Contract or otherwise.

(d) “Affiliate Agreement” shall mean an agreement substantially in the form of Exhibit B hereto to be delivered to the Company prior to the Closing by each Citizens and Bank Affiliate.

(e) “Agreement” shall mean this Agreement and Plan of Merger and the Exhibits and other certificates or documents delivered pursuant hereto.

(f) “Anticipated Closing Date” shall have the meaning assigned such term in Section 2.3 hereof.

(g) “Articles of Merger” shall mean the Articles of Merger to be executed by the Company, Merger Subsidiary and/or Citizens and filed with the Secretary of State of the Commonwealth of Kentucky relating to the Merger as contemplated by Section 2.3 hereof.

(h) “Assets” of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

(i) “Bank” shall mean Citizens National Bank of Jessamine County, a national banking association.

(j) “Bank Secrecy Act” shall have the meaning assigned such term in Section 6.28 hereof.

(k) “Bankruptcy Event” shall mean, with respect to a Person, if such Person shall (i) discontinue business, or cease doing business for more than ten (10) days; (ii) make a general assignment for the benefit of creditors; (iii) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seek to take advantage of any other Law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other Proceeding (whether federal or state) relating to relief for debtors; (vi) suffer the filing of any involuntary petition in any bankruptcy, reorganization, insolvency or other Proceeding (whether federal or state), if the same is not dismissed within sixty (60) days after the date of such filing; (vii) suffer or permit to continue any judgment, decree or order entered by a court which assumes control of its business or financial affairs or approves a petition seeking a reorganization, composition or arrangement of its business or financial affairs or any other judicial modification of the rights of any of its creditors, or appoints a receiver, trustee or liquidator for it, or for all or a substantial part of any of its businesses or assets or financial affairs; (viii) be enjoined or restrained from conducting all or a material part of any of its businesses as then conducted or as hereafter conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof; (ix) not be paying its debts generally as they become due; or (x) admits in writing its inability, or is unable, to pay its debts generally as they become due.

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(l) “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841, et. seq..

(m) “Branch Site” shall mean the real property and all improvements thereon located at 106 South Lexington Avenue, Wilmore, Kentucky on which the Bank operates a branch banking facility.

(n) “Branch Site Purchase Agreement” shall mean an agreement substantially in the form of Exhibit C hereto.

(o) “Capital Shortfall” shall mean the extent to which (if any) (i) Citizens’ equity capital as of the Closing Date, on a consolidated basis as determined in accordance with GAAP (excluding adjustments required by FASB 115 or the effect of any adjustments specifically requested by the Company), and reflecting (A) professional fees and other obligations to Representatives of Citizens or Citizens Subsidiaries for services rendered to Citizens and its Subsidiaries prior to the Effective Time in connection with the transactions contemplated by this Agreement and (B) payments required to satisfy the covenants set forth in Section 9.14 hereof, is less than (ii) $12,350,000.

(p) “Cash Consideration” shall have the meaning assigned such term in Section 4.1(c)(i)(A) hereof.

(q) “Cash Consideration Amount” shall have the meaning assigned such term in Section 4.1(c)(ii) hereof.

(r) “Cash Election Shares” shall have the meaning assigned such term in Section 4.1(c)(iii) hereof.

(s) “Certificates” shall have the meaning assigned such term in Section 5.1(b) hereof.

(t) “Change in Control” shall mean (i) any merger, consolidation, share exchange or other reorganization or recapitalization to which a Party or any of its Subsidiaries is a party or subject, (ii) the sale, lease or exchange following the date of this Agreement (either in one (1) transaction or a series of transactions) of fifteen percent (15%) or more of the Assets of a Party or any of its Subsidiaries within a one (1) year period, (iii) the issuance of equity interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) which increases by fifteen percent (15%) or more the equity of a Party or any of its Subsidiaries or (iv) the issuance of voting interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) equal to fifteen percent (15%) or more of the voting interests of a Party or any of its Subsidiaries prior to such issuance.

(u) “Citizens” shall mean Citizens National Bancshares, Inc., a Kentucky corporation.

(v) “Citizens Adverse Recommendation Change” shall have the meaning assigned such term in Section 9.8(b) hereof.

(w) “Citizens Benefit Plans” shall have the meaning assigned such term in Section 6.18(a) hereof.

(x) “Citizens Common Stock” shall mean the common stock, $10.00 par value per share, of Citizens.

(y) “Citizens Disclosure Memorandum” shall mean the written informational document entitled “Citizens Disclosure Memorandum” delivered to the Company by Citizens prior to or concurrently with the execution of this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

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(z) “Citizens ERISA Plan” shall mean any Citizens Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(aa) “Citizens Financial Statements” shall have the meaning assigned such term in Section 6.5 hereof.

(bb) “Citizens Proxy Statement” shall mean the proxy statement used by Citizens to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of the Company relating to the issuance of shares of Company Common Stock to holders of Citizens Common Stock.

(cc) “Citizens Shareholders’ Meeting” shall mean the meeting of the shareholders of Citizens to be held pursuant to Section 9.1 hereof, including any adjournment or adjournments thereof, at which the Merger and Plan of Merger are voted on by the shareholders of Citizens.

(dd) “Citizens Subsidiaries” shall mean the Subsidiaries of Citizens, which shall include the Citizens Subsidiaries described in Section 6.4 hereof and any corporation, bank, or other Person acquired as a Subsidiary of Citizens in the future and owned by Citizens at the Effective Time.

(ee) “Closing” shall mean the consummation of the Merger hereunder and the other transactions contemplated hereunder and the satisfaction of all other conditions precedent thereto as set forth hereinafter.

(ff) “Closing Date” shall mean the date on which the Closing occurs.

(gg) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto and all rulings and regulations issued pursuant thereto or any successor thereto.

(hh) “Company” shall mean Farmers Capital Bank Corporation, a Kentucky corporation.

(ii) “Company Common Stock” shall mean the common stock, $.125 par value per share, of the Company.

(jj) “Company Disclosure Memorandum” shall mean the written informational document entitled “Company Disclosure Memorandum” delivered prior to the date of this Agreement to Citizens by the Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

(kk) “Company Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2005, 2004 and 2003, as filed by Company in SEC Documents, and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2005.

(ll) “Company Stock Price” shall mean the average of the daily closing prices of a share of Company Common Stock as reported on the NASDAQ Capital Market for the fifteen (15) consecutive days when the stock markets are open for trading ending on the Company Stock Price Calculation Date; provided, however, that (i) in the event the aforesaid average of the daily closing prices is (A) below $28.54 but not below $25.69, then “Company Stock Price” shall mean $28.54 and (B) above $35.85, then “Company Stock Price” shall mean $35.85 and (ii) in the event the aforesaid average of the daily closing prices is below $25.69, then, subject to the right of the Company pursuant to Section 11.1(h) hereof to terminate this Agreement, “Company Stock Price” shall mean such average of the daily closing prices.

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(mm) “Company Stock Price Calculation Date” shall mean the date which is the fifteenth day prior to the Anticipated Closing Date.

(nn) “Company Subsidiaries” shall mean the Subsidiaries of the Company and any Person acquired as a Subsidiary of the Company in the future and owned by Company at the Effective Time.

(oo) “Confidentiality Agreement” shall mean that Confidentiality Agreement dated ____________ between Citizens and the Company.

(pp) “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Governmental Authorization.

(qq) “Continuing Indemnified Person” shall have the meaning assigned such term in Section 9.12(a) hereof.

(rr) “Contract” shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, Order, Permit, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its equity capital, assets or business.

(ss) “Default” shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence or event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract or (iii) any occurrence or event that with or without the passage of time or the giving of notice would give rise to a right to terminate, revoke, modify, cancel, amend, change the current terms of, renegotiate, or to accelerate, increase or impose any liability under, any Contract.

(tt) “Dissenting Shares” shall mean any shares of Citizens Common Stock with respect to which the record or beneficial holder has properly perfected the holder’s rights to dissent under Subtitle 13 of the KBCA.

(uu) “Effective Time” shall have the meaning assigned such term in Section 2.3 hereof.

(vv) “Election Date” shall have the meaning assigned such term in Section 5.2(b) hereof.

(ww) “Encumbrance” shall mean any claim, lien, security interest (or other security arrangement), charge, equity, mortgage, pledge, community property interest, condition, equitable interest, option, right of first refusal, conditional sale agreement, default of title, hypothecation, reservation, title retention or encumbrance of any nature whatsoever other than the mortgages and encumbrances which secure indebtedness which is properly reflected on the Citizens Financial Statements, liens for Taxes accrued but not yet payable, and, as to real property, such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use or sale of any of the real property of Citizens or any Citizens Subsidiary.

(xx) “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

(yy) “Environmental Laws” means any Laws that require or relate to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful

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substances; (g) cleaning up pollutants that have been released preventing the threat of release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, §§ 42 U.S.C. 9601 et seq. (“CERCLA”) or any successor law, and regulations and rules issued pursuant thereto or any successor, and the Resource Conservation and Recovery Act, as amended §§ 42 U.S.C. 6901 et seq. (“RCRA”) or any successor law, and regulations and rules issued pursuant thereto or any successor.

(zz) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and regulations and rules issued pursuant thereto or any successor thereto.

(aaa) “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Person under consideration would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

(bbb) “Exchange Agent” shall mean American Stock Transfer & Trust Company.

(ccc) “Exchange Fund” shall have the meaning assigned such term in Section 5.1(a) hereof.

(ddd) “Exchange Value” shall mean the difference between (i) Thirty Million Dollars ($30,000,000) and (ii) the Capital Shortfall.

(eee) “Exhibits” shall mean the exhibits so marked and attached to this Agreement, which Exhibits are hereby incorporated herein by reference and made a part hereof.

(fff) “Expense Reimbursement” shall mean the cash sum of $150,000.

(ggg) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(hhh) “Form of Election” shall have the meaning assigned such term in Section 5.2(b) hereof.

(iii) “FRB” shall mean the Board of Governors of the Federal Reserve System.

(jjj) “Funded Debt” shall mean, at any date, all indebtedness for borrowed money issued, incurred, assumed or guaranteed of or by a Person which would, in accordance with GAAP, be classified as funded indebtedness, but in any event “Funded Debt” shall include all indebtedness for borrowed money, whether secured or unsecured. However, notwithstanding the foregoing, “Funded Debt” shall not include, with respect to the subject Person, any liability or obligation of the subject Person incurred in the Ordinary Course of the subject Person’s banking or trust business with respect to (i) any deposits held by the subject Person or funds collected by the subject Person; (ii) any banker’s acceptance or letter of credit issued by the subject Person; (iii) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange accepted or endorsed by the subject Person; (iv) any lease of real or personal property, purchase money security agreement or similar instrument not involving an obligation of the subject Person for borrowed money other than purchase money indebtedness; (v) any guarantee or similar obligation incurred by the subject Person in such circumstances as are incidental or usual in carrying on the banking or trust business; (vi) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by the subject Person for the account of a third party after the application by the subject Person of the same banking considerations and legal lending limits that would otherwise be applicable if the transaction were a loan to such party; (vii) FHLB borrowings and Federal Funds transactions in the Ordinary Course of Business; and (viii) any transaction in which the subject Person acts solely in a fiduciary or agency capacity.

(kkk) “GAAP” shall mean generally accepted accounting principles applicable to banks and bank holding companies as set forth in the opinions and pronouncements of the Accounting Principles Board and the

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American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, in each case which are applicable to the circumstances as of the date of determination.

(lll) “Governmental Authorization” shall mean any approval, Consent, license, Permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(mmm) “Governmental Body” shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any self-regulatory organization, governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national governmental organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(nnn) “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including (without limitation) petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls, substances containing polychlorinated biphenyls, nitrate, perchloroethylene, 1,1,1-trichloroethane, trichloroethylene, tetrachloroethylene, 1,1-dichloroethane, 1, 1-dichloroethene, cis-1, 2-dichloroethene, trans-1, 2-dichloroethene, copper, chromium, zinc, cadmium, lead, mercury, nickel, iron, magnesium, nitrite and aluminum.

(ooo) “IIPI” shall have the meaning assigned such term in Section 6.26 hereof.

(ppp) “Indication of Interest” shall mean collectively those certain letters from G. Anthony Busseni, dated January 17, 2006 and February 2, 2006, to Paul Reese of Investors Bank Services, Inc. and Cynthia W. Young of Wyatt, Tarrant & Combs, LLP, respectively, regarding a non-binding expression of interest by the Company to purchase all of the outstanding capital stock of Citizens.

(qqq) “Intellectual Property” shall mean any copyrights (in both published and unpublished works), patents, trademarks (registered and unregistered), service marks, service names, fictional business names and trade names, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, confidential information, customer lists, technical information, research and development information and records, data processing technology, plans, drawings, blueprints, franchises, know-how, inventions and discoveries (whether or not patentable), any applications for any of the foregoing and any other intellectual property rights of whatever nature.

(rrr) “KBCA” shall mean the Kentucky Business Corporation Act, Chapter 271B of the Kentucky Revised Statutes.

(sss) “Knowledge:” a Person who is an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware (or has reasonable grounds for being aware) of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as of the date of this Agreement as a director or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(ttt) “Law” shall mean any code, law, constitution, ordinance, regulation, principle of common law, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Body wherever located.

(uuu) “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts

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presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

(vvv) “Material Adverse Effect” shall mean that the Adverse Consequences from an event, change, or occurrence, individually or together with any other event, change or occurrence, have had or can reasonably be expected to have a material adverse impact (financial or otherwise) on (i) the financial condition, business, results of operations or properties of the subject Person or (ii) the ability of the subject Person to perform its obligations under this Agreement or to consummate other transactions contemplated by this Agreement in accordance with applicable Law; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Bodies, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written waiver of the other Parties pursuant to Section 12.5 hereof, or upon the specific request of the other Parties, (d) changes in economic conditions or interest rates generally affecting financial institutions or (e) the effects of or changes related to the performance of this Agreement and the consummation of the transactions contemplated hereby, including expenses incurred by the Parties in preparing this Agreement, performing their obligations hereunder and consummating the transactions contemplated hereby.

(www) “Merger” shall have the meaning assigned such term in Section 2.1 hereof.

(xxx) “Merger Consideration” has the meaning assigned such term in Section 4.1(c)(i)(B) hereof.

(yyy) “Merger Subsidiary” shall mean FCBC Subsidiary, Inc., a wholly-owned subsidiary of the Company organized under the Laws of the Commonwealth of Kentucky.

(zzz) “Merger Subsidiary Common Stock” shall mean the common stock, no par value per share, of Merger Subsidiary.

(aaaa) “NASD” shall mean the National Association of Securities Dealers, Inc.

(bbbb) “NASDAQ Capital Market” shall mean the Capital Market of The NASDAQ Stock Market, Inc.

(cccc) “1933 Act” shall mean the Securities Act of 1933, as amended.

(dddd) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(eeee) “Notice of Adverse Recommendation” shall have the meaning assigned such term in Section 9.8(b) hereof.

(ffff) “Office” shall mean the Kentucky Office of Financial Institutions.

(gggg) “Operating Property” shall mean any property owned or leased (or previously owned or leased) by the Party in question or any of its Subsidiaries or in which the Party in question or any of its Subsidiaries holds (or previously held) a security interest and, where required by Contract, such term means the owner or operator of the said property, but only with respect to such property.

(hhhh) “Order” shall mean any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or award, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Body.

(iiii) “Ordinary Course” or “Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course” or the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the shareholders of such Person (or

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by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the shareholders (or by any Person or group of Persons exercising similar authority as shareholders), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(jjjj) “Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates (or previously participated) in the management of such facility or property and, where required by the Contract, such term means the owner or operator of said facility or property, but only with respect to said facility or property.

(kkkk) “Party” shall mean Citizens, Merger Subsidiary or the Company and “Parties” shall mean, collectively, Citizens, Merger Subsidiary and the Company.

(llll) “Per Share Merger Consideration” shall mean the dollar amount equal to the quotient obtained by dividing the Exchange Value by the number of shares of Citizens Common Stock issued and outstanding as of the Effective Time.

(mmmm) “Permit” shall mean any federal, state, local or foreign Governmental Authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

(nnnn) “Person” shall mean any individual, association, corporation (including, without limitation, any non-profit corporation) estate, general partnership, limited liability partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, Governmental Body, unincorporated association or other legal entity or organization.

(oooo) “Plan of Merger” shall mean the Plan of Merger of even date herewith entered into by the Company, Merger Subsidiary and Citizens, in the form of Exhibit A hereto.

(pppp) “Proceeding” shall mean any action, arbitration, adjudication, case, cause of action, audit claim, litigation, suit, complaint, citation, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, notice of violation, administrative or other proceeding of whatever nature, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting any Person, its business, Assets or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(qqqq) “Real Property” shall have the meaning assigned such term in Section 6.11(b) hereof.

(rrrr) “Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by the Company under the 1933 Act with respect to the shares of Company Common Stock to be issued to the shareholders of Citizens in connection with the transactions contemplated by this Agreement.

(ssss) “Regulatory Authorities” shall mean, collectively, the FRB, the Office, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NASD and the SEC.

(tttt) “Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant or other non-employee representative of a Person.

(uuuu) “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, options, purchase rights, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests of whatever nature or other rights, or securities or rights convertible into or exchangeable for, shares of its capital stock or other

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equity interests of whatever nature, or by which a Person is or may be bound to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

(vvvv) “SEC” shall mean the Securities and Exchange Commission.

(wwww) “SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, certifications, exhibits and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

(xxxx) “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

(yyyy) “Share Adjustment” shall have the meaning assigned such term in Section 4.2 hereof.

(zzzz) “Significant Subsidiary” shall have the meaning assigned such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

(aaaaa) “Special Bonus Agreements” shall mean collectively those four separate Special Bonus Agreements, each dated December 2, 2005, between the Bank and each of Benjamin F. Brown, Jeffrey D. Ball, Duane S. Flora and Richard A. Collins.

(bbbbb) “Stock Consideration” shall have the meaning assigned such term in Section 4.1(c)(i)(B) hereof.

(ccccc) “Stock Election” shall have the meaning assigned such term in Section 5.2(b) hereof.

(ddddd) “Stock Election Shares” shall have the meaning assigned such term in Section 4.1(c)(iii).

(eeeee) “Subsidiaries” shall mean all those Persons of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

(fffff) “Superior Proposal” shall mean an Acquisition Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of Citizens or the Bank then outstanding or all or substantially all of the Assets of Citizens or the Bank that the Board of Directors of Citizens determines in its good faith judgment, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including, without limitation, any break-up fees, expense reimbursement provisions, required financing and whether conditions to consummation are reasonably capable of being completed), would be more favorable from a financial point of view to the shareholders of Citizens than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Company in response to such Acquisition Proposal).

(ggggg) “Surviving Corporation” shall have the meaning assigned such term in Section 2.1 hereof.

(hhhhh) “Taxes” shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, alternative, net worth, value added, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, fines and penalties, additions to tax or additional amounts imposed by any Governmental Body and whether disputed or not.

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(iiiii) “Tax Returns” shall mean all returns and reports of or with respect to any Tax, which are required to be filed by or with respect to the applicable Person.

(jjjjj) “Technology Systems” shall have the meaning assigned such term in Section 6.27(a) hereof.

(kkkkk) “Termination Fee” shall mean the cash sum of $1,200,000.

(lllll) “Voting Agreement” shall mean an agreement substantially in the form of Exhibit D hereto.

ARTICLE 2
TRANSACTIONS AND TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Citizens shall be merged with and into Merger Subsidiary in accordance with the provisions of KRS 271B.11-010 of the KBCA, and with the effect provided in KRS 271B.11-060 of the KBCA (the “Merger”). Merger Subsidiary shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the Commonwealth of Kentucky. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Citizens, the Company and Merger Subsidiary.

2.2 Time and Place of Closing. The Closing will take place at 10:00 A.M., local Frankfort, Kentucky time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 10:00 A.M., local Frankfort, Kentucky time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

2.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the Commonwealth of Kentucky (the “Effective Time”). Subject to the terms and conditions hereof, including the adjustment of the Anticipated Closing Date pursuant to Section 5.2(b) hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officers of each Party or (ii) this Agreement is terminated pursuant to Article 11 hereof, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Anticipated Closing Date”) five (5) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereto), (ii) the date on which the shareholders of Citizens approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

2.4 Restructure of Transaction. Prior to the Citizens Shareholders’ Meeting, the Company shall have the right with the consent of Citizens (which consent may not be unreasonably withheld, conditioned or delayed) to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which the Company may deem advisable; provided, however, that the Company shall not have the right, without the approval of the Board of Directors of Citizens and, if required by the KBCA, the holders of Citizens Common Stock, to make any revision to the structure of the Merger which: (i) changes the form or amount of the consideration which the holders of shares of Citizens Common Stock are entitled to receive (determined in the manner provided in Section 4.1 hereof); (ii) changes the intended tax free effects of the Merger with respect to the Stock Consideration to the Company, Citizens or the holders of shares of Citizens Common Stock; (iii) would permit the Company to pay the Stock Consideration other than by delivery of Company Common Stock registered with the SEC (in the manner described in Section 5.1 of this Agreement); (iv) would be adverse to the interests of Citizens or adverse to the holders of shares of Citizens Common Stock or would cause any material adverse tax consequences to the shareholders of Citizens; or (v) would impede or delay consummation of the Merger. The Company may exercise this right of revision by giving written notice to Citizens in the manner provided in Section

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12.7 hereof which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE 3
TERMS OF MERGER

3.1 Articles of Incorporation. The Articles of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

3.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

3.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 4
MANNER OF CONVERTING SHARES

4.1 Conversion of Shares. Subject to the provisions of this Article 4 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary, Citizens, or the shareholders of any of the foregoing, the shares of the constituent Parties shall be converted as follows:

(a) Each share of Company Common Stock (and any Rights with respect to Company Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time;

(b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time;

(c) (i) Subject to Sections 4.1(c) (ii), (iii) and (iv) and Section 4.1(d) below, each issued and outstanding share of Citizens Common Stock outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of this Article 4, into one of the following:

(A) cash in the amount of the Per Share Merger Consideration, without interest (the “Cash Consideration”); or

(B) (i) that number of shares of Company Common Stock, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing the Per Share Merger Consideration by the Company Stock Price or (ii) in the event the Company Stock Price is determined in accordance with clause (ii) of the proviso to Section 1.1(ll) hereof, that number of shares of Company Common Stock, rounded to the nearest thousandth of a share equal to the quotient obtained by dividing (x) the sum equal to ninety-five percent (95%) of the Per Share Merger Consideration by (y) the Company Stock Price (the “Stock Consideration”) (the aggregate Cash Consideration and the aggregate Stock Consideration [along with any cash payable in lieu of fractional shares as contemplated by Section 5.1(e) hereof and sums paid to the holders of Dissenting Shares] are referred to collectively herein as the “Merger Consideration”).

(ii) Notwithstanding anything herein to the contrary, subject to waiver or modification by the Company pursuant to Section 4.1(c)(iv) below, in all events (including the portion of the Merger

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Consideration attributable to shares cancelled pursuant to Section 4.3 hereof, Dissenting Shares and cash payable in lieu of fractional shares) the aggregate Cash Consideration shall be equal to the difference between (A) Fifteen Million Dollars ($15,000,000) and (B) fifty percent (50%) of the Capital Shortfall (the “Cash Consideration Amount”).

(iii) If, after the results of the Forms of Election are calculated, the number of shares of Citizens Common Stock respecting which a Stock Election is made would result in aggregate Cash Consideration being less than the Cash Consideration Amount, the Company shall cause the Exchange Agent to determine the number of shares of Citizens Common Stock respecting which a Stock Election was made (the “Stock Election Shares”) which must be redesignated as Cash Election Shares in order to reduce the shares converted into Stock Consideration to a number of shares such that the aggregate Cash Consideration equals the Cash Consideration Amount. In such event, all holders who have Stock Election Shares shall, on a pro rata basis (based on the number of Stock Election Shares they hold), have such number of their Stock Election Shares redesignated as Cash Election Shares so that the aggregate Cash Consideration equals the Cash Consideration Amount. If, after the results of the Forms of Election are calculated, the number of shares of Company Common Stock not making a Stock Election (the “Cash Election Shares”) would result in aggregate Cash Consideration greater than the Cash Consideration Amount, the Company shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the shares converted into Cash Consideration to a number of shares such that the aggregate Cash Consideration equals the Cash Consideration Amount. In such event, all holders who have Cash Election Shares shall, on a pro rata basis (based on the number of Cash Election Shares they hold), have such number of their Cash Election Shares redesignated as Stock Election Shares so that the aggregate Cash Consideration equals the Cash Consideration Amount.

(iv) Notwithstanding the foregoing, the Company may, in its sole discretion, taking into account the actual results of the election process described in Section 5.2 hereof, direct at any time prior to the Effective Time that the redesignation procedures provided in Section 4.1(c)(iii) above be waived in whole or in part and that the following procedure be followed. In such event, the amount specified in Section 4.1(c)(ii) above for the Cash Consideration Amount shall be disregarded and the procedures provided for in Sections 4.1(c)(ii) and (iii) above shall be applied substituting such amounts as the Company shall designate solely for the purpose of causing the Cash Consideration Amount to more closely match the results of Citizens shareholder elections than as set forth in Section 4.1(c)(ii) above, provided, however, that in no event shall such actions adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code. No change in the Cash Consideration Amount pursuant to this Section 4.1(c)(iv) shall affect the amount of the Per Share Merger Consideration.

(d)  Dissenting Shares shall not be converted pursuant to Section 4.1(c) above under the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 4.1(c) above effective as of the Effective Time.

4.2 Exchange Ratio Adjustment. In the event the Company changes the number of shares of Company Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock, pays a special dividend on Company Common Stock or makes a distribution on Company Common Stock of any security convertible into securities of the Company or is involved in any transaction resulting in the foregoing (including any exchange of Company Common Stock for a different number or kind of shares or securities) and the record date therefor (in the case of a dividend or distribution) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization or other transaction for which a record date is not established) shall be prior to the Effective Time (a “Share Adjustment”), the Stock Consideration shall be proportionately adjusted in such fashion as the Company and Citizens may agree, such agreement not to be unreasonably withheld, conditioned or delayed, so that each shareholder of Citizens entitled to receive Stock Consideration shall be entitled to receive such number of shares of Company Common Stock (and, if applicable, cash or other property) as such shareholder would have received had such Share Adjustment immediately followed the Effective Time. Notwithstanding anything to the contrary in this Section 4.2, payment by the Company of its regular quarterly dividend shall not constitute a Share Adjustment.

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4.3 Shares Held by Citizens or the Company. Each of the shares of Citizens Common Stock held by Citizens, any Citizens Subsidiary, the Company or any Company Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

ARTICLE 5
EXCHANGE OF SHARES;
ELECTION OF MERGER CONSIDERATION

5.1 Exchange of Certificates.

(a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the Citizens Proxy Statement, the Company shall appoint the Exchange Agent to act as exchange agent for payment of the Merger Consideration upon surrender of certificates representing Citizens Common Stock. The Exchange Agent shall also act as the agent for the Citizens shareholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares of Citizens Common Stock. At the Closing, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Citizens Common Stock for exchange in accordance with Article 4 through the Exchange Agent, (i) certificates representing the number of shares of Company Common Stock issuable and (ii) the amount of cash consideration payable, pursuant to Section 4.1(c) hereof in exchange for outstanding shares of Citizens Common Stock (such shares of Company Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the Company shall assume that there will not be any fractional shares of Company Common Stock. The Company shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 5.1(e) hereof. The Exchange Agent shall, pursuant to irrevocable instructions given upon the Effective Time, deliver Company Common Stock and cash contemplated to be issued pursuant to Section 4.1(c) hereof out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any case within five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Citizens Common Stock (such certificates are referred to hereinafter collectively as the “Certificates”) whose shares were converted into the right to receive Merger Consideration pursuant to Section 4.1(c) hereof and who did not complete (or have revoked prior to the Effective Time) a Form of Election pursuant to Section 5.2(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Company may reasonably specify with the consent of Citizens (which consent shall not be unreasonably withheld, conditioned or delayed)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall effect delivery within five (5) business days to the holder of such Certificate, in exchange therefor, the amount of cash, if any, and the number of whole shares of Company Common Stock, if any, into which the aggregate number of shares of Citizens Common Stock previously represented by such Certificate shall have been converted pursuant to Section 4.1(c) hereof, and the Certificate so surrendered shall forthwith be canceled. Each such holder who received any Company Common Stock shall be treated as a holder of Company Common Stock for all purposes under the KBCA and the Company’s Articles of Incorporation and Bylaws, in each case as amended. In the event of a transfer of ownership of Citizens Common Stock that is not registered in the transfer records of Citizens, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 5.1(b), each Certificate shall be deemed at any time after the Effective Time to evidence the right to receive (i) certificates evidencing the number of whole shares of Company Common Stock and (ii) the amount of cash, into which the Citizens Common

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Stock represented by such Certificate prior to the Effective Time shall have been converted pursuant to Section 4.1(c) hereof. No interest shall be paid or accrued on any cash payable upon surrender of any Certificate.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Citizens Common Stock with respect to the shares of Company Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 5.1(e) hereof, until the surrender of such Certificate in accordance with this Article 5.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 5.1(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in Citizens Common Stock. The Merger Consideration paid and/or issued in accordance with the terms of this Article 5 upon conversion of any shares of Citizens Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of Citizens Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Citizens on such shares of Citizens Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Citizens Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Citizens Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 5.

(e) No Fractional Shares.

(1) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the conversion of Citizens Common Stock pursuant to Section 4.1(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. For purposes of determining the Merger Consideration to which a holder of Citizens Common Stock is entitled, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded up to three decimal places.

(2) In lieu of any such fractional shares, each holder of Citizens Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Citizens Common Stock to which such holder is entitled under Section 4.1(c) (or would be entitled but for this Section 5.1(e)) and (B) the Company Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Citizens Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holder of Citizens Common Stock who has not theretofore complied with this Article 5 shall thereafter look only to the Company and the Surviving Corporation for payment of its claim for a portion of the Merger Consideration (including any cash in lieu of fractional shares of Company Common Stock to which such Person is entitled pursuant to Section 5.1(e) and any applicable dividends or distributions with respect to any Company Common Stock constituting Merger Consideration as provided in Section 5.1(c), in each case, without any interest thereon.

(g) No Liability. None of Citizens, the Merger Subsidiary, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or any shares of Company Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property,

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escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Governmental Body.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, in direct obligations of the U.S. Treasury or otherwise with the consent of Citizens (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

(i) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Citizens Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Citizens Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j) Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to any revision to the structure of the transaction as provided under Section 2.4 hereof, the Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

(k) Lost or Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares represented by the Certificate pursuant to this Article 5.

5.2 Elections.

(a) Each Person who, on or prior to the Election Date referred to in Section 5.2(b) below, is a record holder of shares of Citizens Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

(b) The Company shall prepare a form of election and other appropriate and customary transmittal materials, which form shall be subject to the reasonable approval of Citizens (the “Form of Election”) and shall be mailed with the Citizens Proxy Statement to the record holders of Citizens Common Stock as of the record date for the Citizens Shareholders’ Meeting, which Form of Election shall be used by each record holder of shares of Citizens Common Stock who wishes to elect to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof for any or all shares of Citizens Common Stock held by such holder (a “Stock Election”). Citizens shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become record holders of Citizens Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh business day prior to the Election Date. Any such holder’s election to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., EDT, on the business day immediately preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of Citizens Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Citizens (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or

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correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. Citizens will announce the Anticipated Closing Date and Company Stock Price through a letter to its shareholders mailed two weeks before such Anticipated Closing Date. If the Closing is delayed to a subsequent date, the Anticipated Closing Date shall be delayed by a like number of days, the Election Date shall be similarly delayed and the Company will promptly announce (by press release and the filing with the SEC of a Current Report on Form 8-K) such rescheduled Election Date and Closing.

(c) Any Form of Election may be revoked by the shareholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., EDT, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Company that this Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Citizens Common Stock to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent and any such shares shall be treated as Cash Election Shares (unless and until another duly completed Form of Election [accompanied by the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates] has been submitted to the Exchange Agent in accordance with this Agreement).

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof have been properly made or revoked pursuant to this Section 5.2 with respect to shares of Citizens Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Citizens Common Stock, or if the Exchange Agent determines that any election to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof was not properly made with respect to shares of Citizens Common Stock, such shares shall be treated by the Exchange Agent as Cash Election Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 4.1(c)(i)(A) hereof (subject to any required pro-ration pursuant to Section 4.1(c)(iii) hereof). The Exchange Agent shall also make all computations as to the adjustments contemplated by Section 4.1(c)(iii) hereof, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Citizens Common Stock. The Exchange Agent may, with the mutual agreement of the Company and Citizens, make such rules as are consistent with this Section 5.2(d) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF CITIZENS

Citizens hereby represents and warrants to the Company, except as set forth in the Citizens Disclosure Memorandum, as follows:

6.1 Organization, Standing and Power. Citizens is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Citizens is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the states of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens.

6.2 Authority; No Conflict.

(a) Subject to the approval of the shareholders of Citizens, Citizens has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements, documents or instruments contemplated hereunder and to consummate the transactions contemplated

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hereby and thereby. Subject to such shareholder approval, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Citizens’ duly constituted Board of Directors) in respect thereof on the part of Citizens and this Agreement constitutes the legal, valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms. Citizens has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Citizens nor the consummation of the transactions contemplated hereby, nor compliance by Citizens with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Citizens, (ii) constitute or result in a Default under, or require any Consent apart from necessary consents from Regulatory Authorities pursuant to, or result in the creation of any Encumbrance on any Asset of Citizens or any of the Citizens Subsidiaries under, any Contract or Governmental Authorization of or applicable to Citizens or any of the Citizens Subsidiaries, except for such Defaults and Encumbrances which will not have, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on Citizens, or (iii) subject to receipt of the requisite Consents referred to in Section 10.1(b) hereof, violate any Law or Order applicable to Citizens or any of the Citizens Subsidiaries or any of its material Assets.

(c) Other than notice and filings with the Regulatory Authorities and the Kentucky Secretary of State, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by Citizens of the transactions contemplated in this Agreement.

6.3 Capital Stock. The authorized capital stock of Citizens consists solely of 600,000 shares, $10.00 par value per share common stock, of which 196,600 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Citizens Common Stock are duly and validly issued and outstanding, are fully paid and non-assessable under applicable Law and the Articles of Incorporation and Bylaws of Citizens. None of the shares of Citizens Common Stock has been issued in violation of any preemptive rights of any current or past shareholder of Citizens. There are no outstanding Rights with respect to Citizens Common Stock. Since January 1, 2005, Citizens has not directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock.

6.4 Subsidiaries. Citizens has disclosed in Schedule 6.4 of the Citizens Disclosure Memorandum all of the Citizens Subsidiaries that are corporations (identifying its jurisdiction of incorporation), all of the Citizens Subsidiaries that are general or limited partnerships, other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Citizens Subsidiaries) or national associations. Citizens or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Citizens Subsidiaries. No capital stock (or other equity interest) of any Citizens Subsidiary is or may become required to be issued (other than to another Citizens Subsidiary) by reason of any Rights, and there are no Contracts by which Citizens or any of the Citizens Subsidiaries is bound to issue (other than to Citizens or another of the Citizens Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Citizens or any of the Citizens Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Citizens or any of the Citizens Subsidiaries (other than to Citizens or any of the Citizens Subsidiaries). There are no Contracts to which Citizens or any Citizens Subsidiary is a party or by which any of them is bound relating to the rights of Citizens or any Citizens Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Citizens or any Citizens Subsidiary. All of the shares of capital stock (or other equity interests) of each Citizens Subsidiary held by Citizens or any Citizens Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Citizens or a Citizens Subsidiary free and clear of any Encumbrances. Each Citizens Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Citizens Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the states of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on

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Citizens. The only Citizens Subsidiary that is a depository institution is the Bank. The Bank is an “insured depository institution” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder and the Bank is a member in good standing with the FDIC. The Bank is a member of the Bank Insurance Fund. The minute books and other organizational documents (and all amendments thereto) for Citizens, the Bank and each other Citizens Subsidiary that would qualify as a “Significant Subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of Citizens have been or will be made available to the Company for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

6.5 Financial Statements. Citizens has delivered to the Company (or will deliver, when available, with respect to periods ended after the date of this Agreement) complete copies of (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Citizens as of December 31, 2005, 2004 and 2003, and the related statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) for the fiscal years ended December 31, 2005, 2004 and 2003, (ii) the unconsolidated statements of financial position of Citizens and the Bank (including related notes and schedules, if any) and related statements of operations and shareholders’ equity (including related notes and schedules, if any) with respect to any quarterly period (in the case of Citizens) and any monthly period (in the case of the Bank) ending subsequent to December 31, 2005, and prior to the Closing Date (audited if for a fiscal year end) and (iii) all Consolidated Reports of Condition and Income (or similar reports, regardless of name), including any amendments thereto, filed with any Regulatory Authorities by Citizens or the Bank for the years ended December 31, 2005, 2004 and 2003, and with respect to any period ending subsequent to December 31, 2005, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and reports (collectively, the “Citizens Financial Statements”). Such Citizens Financial Statements (i) were (or will be) prepared from the records of Citizens and/or each Citizens Subsidiary; (ii) were (or will be) prepared in all material respects in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present), in all material respects, Citizens’ and each Citizens Subsidiary’s financial condition and the results of its operations, and changes in shareholders’ equity at the relevant dates thereof and for the periods covered thereby, except that any unaudited interim Financial Statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Citizens’ and each Citizens Subsidiary’s financial condition and the results of Citizens’ and each Citizens Subsidiary’s operations for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances, as reasonably determined by Citizens management, for loan losses, for OREO reserves, and for all reasonably anticipatable liabilities and Taxes, with respect to the periods then ended; (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions pursuant to SFAS Nos. 106 and 112, (vii) do not (or will not) contain any of items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business (except as expressly set forth in notes to the Citizens Financial Statements) and (viii) do not (or, when prepared, will not) contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.6 Absence of Undisclosed Liabilities. None of Citizens or any of the Citizens Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Citizens as of December 31, 2005, included in the Citizens Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Citizens nor any of the Citizens Subsidiaries has incurred or paid any Liability since December 31, 2005, except for such Liabilities (i) incurred or paid in the Ordinary Course of Business consistent with past business practice, (ii) for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with Citizen’s strategic planning and the transactions contemplated by this Agreement or (iii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens.

6.7 Regulatory Reports; Corporate Records. Citizens has delivered or made available to the Company (except where such delivery or availability is prohibited by Law) true and complete copies of (i) any and all material reports which Citizens or the Bank has filed with any Governmental Body since January 1, 2001, (ii) the Articles of Incorporation and Bylaws of Citizens and the Bank and (iii) stock transfer records and corporate minutes for the past

Appendix B                                                                                                                                     19

five (5) years of Citizens and the Bank. All of the foregoing are current, complete and correct in all material requests.

6.8 Loans; Allowance for Loan and Lease Losses.

(a) Each of the allowances for possible loan and lease losses and any allowance for other real estate owned shown on the Citizens Financial Statements is adequate to provide for all known and probable incurred credit losses of Citizens and/or the Bank as of the respective dates of the Citizens Financial Statements, in accordance with the requirements of GAAP and standard banking practice to provide for possible losses, net of recoveries relating to loans and leases previously charged off, on loans outstanding, lease receivables or other real estate owned by Citizens and/or the Bank (including, without limitation, accrued interest receivable).

(b) All outstanding Citizens or Bank loans, discounts and lease financings (as well as those reflected on the Citizens Financial Statements) have been (a) made for good, valuable and adequate consideration in the Ordinary Course of Business and (b) evidenced by notes or other evidences of indebtedness which are true, genuine, what they purport to be and enforceable in accordance with their terms. No Bank loan, discount or lease financing is subject to any defense with respect to the enforceability of same (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The signature of any party appearing on any note or instrument evidencing any Bank loan, discount or lease financing, or on any instrument evidencing any security therefor, is valid and the balances for the Bank loans, discounts or lease financings, as reflected on the books and records of the Bank, are accurate.

(c) The Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the Bank to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Bank, the FDIC or the Office of the Comptroller of the Currency, or (iv) an obligation of any director, executive officer or 10% shareholder of Citizens or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing.

(d) Any Bank loan made under, or in conjunction with, any Governmental Body program (including, without limitation, the Farm Services Administration) was made, and has been serviced and administered, in compliance with any applicable requirements of Law. Any Bank loan which has been assigned by the Bank (including, without limitation, Bank loans assigned to the secondary market) was made in accordance with applicable Law and in accordance with the requirements (including, without limitation, underwriting standards and documentation requirements) of the subject assignee and no such assignment is subject to any defense with respect to the enforceability of same or subject to revocation by the assignee whereby the assignee could require the Bank to repurchase any subject loan.

(e) Except for such secured loans the default of which would not have, individually or in the aggregate, a Material Adverse Effect on the Bank, (i) each of the Bank’s secured loans is secured with the collateral and priority indicated on the books and records of the Bank and (ii) each such lien or security interest granted to secure such secured loan is evidenced by a security agreement or mortgage that is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to Bank loans that have been cited in any compliance report to the Bank as a result of examination by any Governmental Body and the loan documentation with respect to all Bank loans, discounts or lease financings, complies in all material respects with applicable Law.
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(f) No borrower or obligor under any Bank loan has requested, and the Bank has not allowed, any relief pursuant to the Servicemembers Civil Relief Act.

6.9 Repurchase Agreements. With respect to all repurchase agreements to which the Bank is a party, (i) where the Bank has the obligation to sell securities, it has a valid, perfected first Encumbrance in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, and (ii) where the Bank has the obligation to buy securities, the value of the collateral securing such obligation does not materially exceed the amount of the obligation.

6.10 Absence of Changes. Since December 31, 2005, the business of Citizens and each Citizens Subsidiary has been conducted in the Ordinary Course and none of Citizens or any of the Citizens Subsidiaries has otherwise:

(a) experienced or suffered any change constituting a Material Adverse Effect or events or transactions reasonably likely to result in a Material Adverse Effect;

(b) incurred any Funded Debt or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other Person;

(c) created or suffered any Encumbrance with respect to its properties, business or assets;

(d) sold, pledged, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any portion of its assets, properties or rights, except in the Ordinary Course of Business and not exceeding in the aggregate $25,000;

(e) (i) conveyed or agreed to convey any property to any Affiliate or (ii) entered into any transaction with any Affiliate, that was not arm’s-length;

(f) experienced any general work stoppage, labor dispute or other employee disturbance;

(g) incurred or become subject to any claim or liability for any damages which could have a Material Adverse Effect on it, for negligence or any other tort, or for breach of Contract;

(h) entered into any Contract, or otherwise operated its business, other than in the Ordinary Course of Business;

(i) committed any act or omitted to do any act which would cause a Default under any Contract to which it is a party or by which it is bound on the date hereof, which Default is reasonably likely to result in a Material Adverse Effect on the Bank;

(j) issued, sold, purchased or redeemed any stock, bonds, debentures, notes, or other securities of Citizens or the Bank, or issued, sold or granted any Right in respect thereof;

(k) waived, released or canceled any debts owed to it, claims, rights of value or suffered any extraordinary loss, or paid any of its non-current obligations or liabilities, or written down the value of any assets or written down or off any receivable except for loan charge-offs and writedowns in other real estate owned in the Ordinary Course of Business;

(l) declared, set aside or paid any dividend or distributions on any shares of Citizens Common Stock other than semi-annual dividends of $1.00 per share of Citizens Common Stock;

(m) made any capital expenditures or capital additions or betterments (or commitment therefor) in excess of $10,000 for any single item or in excess of $25,000 in the aggregate;

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(n) suffered any casualty, damage, destruction or loss to any of its assets not covered by insurance in excess of $10,000 in the aggregate;

(o) terminated, placed on probation, or experienced any resignation of (other than resignations for retirement) any officer;

(p) paid or obligated itself to pay any bonuses, extra compensation or extraordinary compensation to, pensions, severance pay or payments in connection with changes in control, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any present or former officer, director or employee, or entered into any contract of employment;

(q) terminated or amended or suffered the termination or amendment of (i) any lease, bids, Contracts, commitments or other agreements other than in the Ordinary Course of Business, or (ii) any Permits, licenses, concessions, Governmental Authorizations, franchises and similar rights granted to or held by it, which are necessary or related to its operations;

(r) failed to use reasonable efforts to preserve its business or preserve the goodwill of its customers and others with which it has business relations;

(s) experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix of interest-bearing versus noninterest-bearing deposits which is reasonably likely to have a Material Adverse Effect on Citizens; or

(t) entered into any Contract to do any of the foregoing.

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6.11 Assets.

(a) Except as disclosed or reserved against in the Citizens Financial Statements made available concurrently with or prior to the execution of this Agreement, Citizens and the Citizens Subsidiaries have good, marketable and indefeasible title, free and clear of all Encumbrances, to all of the Assets owned by them. All tangible properties used in the businesses of Citizens and the Citizens Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business of Citizens and the Citizens Subsidiaries, except for instances in which the failure to be in such condition is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens. All Assets which are material to Citizens’ business on a consolidated basis and held under leases or subleases by Citizens or any of the Citizens Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms, assuming the enforceability with respect to third parties to such Contracts, of which Citizens has no reason to believe that any such Contracts are not enforceable against any such third party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) Schedule 6.11(b) of the Citizens Disclosure Memorandum contains a complete list of all real property, leaseholds or other interests in real property (other than mortgage interests held by the Bank with respect to its borrowers) owned by Citizens or a Citizens Subsidiary (collectively, the “Real Property”). With respect to each lease of any real property or personal property to which Citizens or any Citizens Subsidiary is a party (whether as lessee or lessor), except for financing leases in which Citizens or any Citizens Subsidiary is lessor, (i) such lease is in full force and effect in accordance with its terms against Citizens or any Citizens Subsidiary; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by Citizens or any Citizens Subsidiary; (iii) there exists no Default under such lease by Citizens or any Citizens Subsidiary; and (iv) upon receipt of the consents described in Section 6.11(b) of the Citizens Disclosure Memorandum, the Merger will not constitute a Default or a cause for termination or modification of such lease.

(c) Apart from any noncompliances which in the aggregate are not reasonably likely to have a Material Adverse Effect on Citizens, the improvements on the Real Property fully comply with all (and none of Citizens or any Citizens Subsidiary has received an uncured notice from any Governmental Body respecting any violation of any) Laws including, without limitation, all applicable zoning, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes and ordinances and any and all requirements imposed in connection with the zoning or rezoning of the Real Property (including, without limitation, requirements with respect to on-site storm water detention or retention). Certificates of Occupancy and all other required Governmental Authorizations have been issued for each building or structure constituting a portion of the Real Property improvements and for all leased or leasable areas of such improvements and all fees and other expenses required to be paid in connection with any zoning or rezoning of the Real Property and all obligations to be performed by or on behalf of Citizens or any Citizens Subsidiary with respect to any such zoning or rezoning have been paid and performed in full. The Real Property is zoned in a manner which permits Citizens or any Citizens Subsidiary to use the Real Property for the purpose and in the manner as the Real Property is currently being used. There are no Contracts with Governmental Bodies with respect to the Real Property which would bind the Real Property following the Closing.

(d) There are no Proceedings pending or, to the Knowledge of Citizens, threatened against or relating to the Real Property (including, without limitation, any Proceeding for the taking or condemnation of all or any portion of the Real Property) which, if successful, would affect Citizens or the Real Property or restrict or prevent the continued operation of the Real Property in the same manner as that in which it is being operated and maintained as of the date hereof.

(e) There are no outstanding construction accounts payable or mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman or laborer or any other Person for sums that are delinquent in connection with construction on any portion of the Real Property.

(f) The Real Property is not located within an area which has been designated by any Governmental Body as having, or being subject to, special flood hazards or wetlands restrictions.

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(g) There are no encroachments from or upon property adjoining the Real Property or upon any easements located on the Real Property that would have a material impact on the continued operation of the Real Property in the same manner as that in which it is being operated and maintained as of the date hereof.

(h) The structures on the Real Property and the improvements thereon (including, without limitation, (i) the walls, ceilings and other structural elements of any improvements erected thereon and (ii) the building systems, such as heating, plumbing, ventilation, air conditioning and electrical systems, related thereto) constitute all of the real property currently used in relation to the business of Citizens and the aforesaid building systems located on such properties are in good working order, repair and operating condition, ordinary wear and tear expected.

(i) There are no items of maintenance scheduled by Citizens or any Citizens Subsidiary for completion during the past six months that have been deferred with respect to any building system located on the Real Property or with respect to the structural soundness of the improvements comprising part of such premises in excess of $20,000 in the aggregate.

(j) None of Citizens or any Citizens Subsidiary has received any notice from any insurance company or insurance broker or underwriter of any material defects or inadequacies in respect of the Real Property that could reasonably be expected to affect the insurability of such property.

6.12 Intellectual Property. All of the Intellectual Property rights of Citizens and each of the Citizens Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and there currently are not, any material Defaults thereunder by Citizens or any Citizens Subsidiary. Citizens and each Citizens Subsidiary (as applicable) owns, is the valid licensee of, or otherwise has the right to use in the manner in which it is or has been used, all such Intellectual Property rights free and clear of all Encumbrances or claims of infringement. To the Knowledge of Citizens, none of Citizens or any of the Citizens Subsidiaries, nor any of their respective predecessors, has infringed the Intellectual Property rights of others (except to the extent any such infringement will not have a Material Adverse Effect on Citizens) and to the Knowledge of Citizens none of the Intellectual Property rights as used in the business conducted by Citizens or the Citizens Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. None of Citizens or the Citizens Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Citizens or a Citizens Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using. To the Knowledge of Citizens, no officer, director, or employee of Citizens or the Citizens Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Citizens or any of the Citizens Subsidiaries, except those not reasonably likely to have a Material Adverse Effect on Citizens.

6.13 Insurance. Citizens and each Citizens Subsidiary currently maintains insurance pursuant to the policies disclosed on Schedule 6.13 of the Citizens Disclosure Memorandum in amounts, scope, and coverage which are adequate for the operations of Citizens and the Citizens Subsidiaries and consistent with the insurance carried by prudent Persons similarly situated. All amounts due and payable under any of such insurance policies have been paid. None of Citizens or any of the Citizens Subsidiaries is liable for any material, retroactive premium adjustments respecting any of its insurance policies. None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated normal rate. None of Citizens or any of the Citizens Subsidiaries has received notice from any insurance carrier that (i) any of such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Citizens or any Citizens Subsidiary under such policies. To the Knowledge of Citizens, none of Citizens or any of the Citizens Subsidiaries has failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material (or potentially material) claim under its insurance policies and bonds. None of Citizens or any of the Citizens Subsidiaries has, during the past five (5) years, been denied or had revoked or rescinded any policy of insurance.

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6.14 Tax Matters. All Tax Returns required to be filed by or on behalf of Citizens or any Citizens Subsidiary have been timely filed for periods ended on or before the date hereof and all such Tax Returns are true, complete and accurate in all respects. All Taxes shown on each filed Tax Return of Citizens or any Citizens Subsidiary have been paid. There is no audit examination, deficiency or refund Proceeding respecting Citizens or any Citizens Subsidiary pending (or, to the Knowledge of Citizens, threatened) with respect to any Taxes. No presently pending assessments of deficiencies in respect of Taxes have been made against Citizens or any Citizens Subsidiary or with respect to the income, receipts or net worth of Citizens or any Citizens Subsidiary, and no extensions of time are in effect for the assessment of deficiencies against Citizens or any Citizens Subsidiary. None of Citizens or any Citizens Subsidiary has executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Deferred Taxes of Citizens or any Citizens Subsidiary have been provided for in accordance with GAAP under the Citizens Financial Statements. Each of Citizens and each Citizens Subsidiary is in material compliance with, and the records of Citizens or any Citizens Subsidiary contain all information and documents (including, without limitation, properly completed Internal Revenue Service Forms W-9) necessary to comply in all respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. None of Citizens or any Citizens Subsidiary has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Code Section 382(g), of Citizens or any Citizens Subsidiary that occurred during or after any taxable period in which Citizens or any Citizens Subsidiary incurred a net operating loss that carries over to any taxable period ending after December 31, 2000, except in connection with the transactions contemplated pursuant to this Agreement. None of Citizens or any Citizens Subsidiary is a party to any tax allocation or sharing agreement nor does Citizens or any Citizens Subsidiary have any material liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. None of Citizens or any Citizens Subsidiary has received notice of any claim by any Governmental Body that Citizens or any Citizens Subsidiary or the income, receipts or net worth of Citizens or any Citizens Subsidiary may be subject to Taxes. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings related to Tax Return and/or Taxes of Citizens or any Citizens Subsidiary have been paid. There are no Encumbrances with respect to Taxes upon any of the assets of Citizens or any Citizens Subsidiary.

6.15 Environmental Matters.

(a) Each of Citizens and each Citizens Subsidiary and their respective Participation Facilities and Operating Properties are, and have been (or, in the case of Operating Properties in which Citizens or any Citizens Subsidiary holds or has held a security interest, to Citizens’ Knowledge are and have been), in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens or any Citizens Subsidiary.

(b) There is no Proceeding pending or threatened before any Governmental Body or other forum in which Citizens or any Citizens Subsidiary or any of their respective Operating Properties or Participation Facilities has been or, with respect to threatened Proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Citizens or any Citizens Subsidiary or any respective Operating Properties or Participation Facilities, except those not reasonably likely to have a Material Adverse Effect on Citizens.

(c) During the period of (i) Citizens or any Citizens Subsidiary’s ownership, leasing or operation of any of their respective current properties, (ii) Citizens or any Citizens Subsidiary’s participation in the management of any Participation Facility, or (iii) Citizens or any Citizens Subsidiary’s holding of a security interest in an Operating Property, there have been (or, in the case of an Operating Property in which Citizens or any Citizens Subsidiary holds or has held a security interest, there have to the Knowledge of Citizens been) no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens or any

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Citizens Subsidiary. Prior to the period of (i) Citizens’ or any Citizens Subsidiary’s ownership, leasing or operation of any of its current properties, (ii) Citizens’ or any Citizens Subsidiary’s participation in the management of any Participation Facility or (iii) Citizens’ or any Citizens Subsidiary’s holding of a security interest in an Operating Property, there were to the Knowledge of Citizens no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens.

6.16 Compliance With Laws. Citizens is duly registered as a bank holding company under the BHC Act. Each of Citizens and each of the Citizens Subsidiaries has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. None of Citizens or any of the Citizens Subsidiaries is (or has been) in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for such violations, which are not reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on Citizens. None of Citizens or any of the Citizens Subsidiaries has received notification or communication from any Governmental Body or the staff thereof (i) asserting that Citizens or any Citizens Subsidiary is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens), (ii) threatening to revoke any Permits or (iii) requiring Citizens or any Citizens Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Citizens or any of the Citizens Subsidiaries of, or a failure on the part of Citizens or any of the Citizens Subsidiaries to comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of Citizens or any of the Citizens Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.17 Labor Relations. None of Citizens or any of the Citizens Subsidiaries is the subject of any Proceeding asserting that Citizens or any of the Citizens Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Citizens or any of the Citizens Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Citizens or any of the Citizens Subsidiaries pending or, to the Knowledge of Citizens, threatened, nor to the Knowledge of Citizens, is there any activity involving the employees of Citizens or any of the Citizens Subsidiaries seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

6.18 Employee Benefit Plans.

(a) Citizens has disclosed in Schedule 6.18 of the Citizens Disclosure Memorandum and has delivered or made available to the Company concurrently with or prior to the execution of this Agreement true and complete copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Citizens or any of the Citizens Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Citizens or any of the Citizens Subsidiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Citizens or any of the Citizens Subsidiaries are eligible to participate (collectively, the “Citizens Benefit Plans”). No Citizens ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b) All Citizens Benefit Plans are in compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable Laws, apart from noncompliances not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens. Each Citizens ERISA Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (and Citizens has no Knowledge of any

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circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. None of Citizens or any of the Citizens Subsidiaries is subject to a Tax imposed by Section 4975 of the Code or a civil penalty imposed by Section 502(i) of ERISA. Citizens has no Knowledge of any fact which would adversely affect the qualification of any of the Citizens Benefit Plans, or of any threatened or pending claim against any of the Citizens Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Body.

(c) Neither Citizens nor any Citizens Subsidiary maintains, or has ever had, any maintained “defined benefit plan” (as defined in Section 414(j) of the Code) or any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA. Neither Citizens nor any Citizens Subsidiary maintains, or has ever maintained, an “employee benefit pension plan”. None of Citizens or any of the Citizens Subsidiaries has provided, or, to Citizens’ Knowledge, is required to provide, security to any single- employer plan of an ERISA Affiliate, pursuant to Section 401 (a)(29) of the Code.

(d) Within the six year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been incurred by Citizens or any of the Citizens Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. None of Citizens or any of the Citizens Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Citizens Benefit Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

(e) Each of Citizens or any of the Citizens Subsidiaries has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the proposed regulations thereunder, whether proposed or final. All reports, statements, returns and other information required to be furnished or filed with respect to the Citizens Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the Citizens Benefit Plans have been maintained in material compliance with Section 107 of ERISA. None of Citizens or any of the Citizens Subsidiaries nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Citizens Benefit Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(f) None of Citizens or any of the Citizens Subsidiaries has, with respect to any of the Citizens Benefit Plans, nor has any administrator of any of the Citizens Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975(c) of the Code) which would subject Citizens or any of the Citizens Subsidiaries, any of the Citizens Benefit Plans, any administrator or trustee or any party dealing with any of the Citizens Benefit Plans or any such trusts, to a Tax or any Adverse Consequences on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

(g) None of Citizens or any of the Citizens Subsidiaries has any liability for retiree health and life benefits under any of the Citizens Benefit Plans except as required by Law.

(h) Other than in connection with the Special Bonus Agreements, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Citizens or any of the Citizens Subsidiaries under any Citizens Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Citizens Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Citizens or any of the Citizens Subsidiaries and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or

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Section 302 of ERISA, have been fully reflected on the Citizens Financial Statements to the extent required by and in accordance with GAAP.

(j) Citizens has delivered to the Company (i) copies of the most recent Forms 5500 for any Citizens Benefit Plan required by Law to file such form and (ii) copies of the latest actuarial report with respect to any Citizens Benefit Plan which is a defined benefit or retiree plan.

6.19 Material Contracts. None of Citizens, any Citizens Subsidiary or any of their respective Assets, businesses or operations is a party to, is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by Citizens or any of the Citizens Subsidiaries or the guarantee by Citizens or any of the Citizens Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business), (iii) any Contracts which prohibit or restrict Citizens or any of the Citizens Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract which is a financial derivative Contract (including various combinations thereof), (v) any executory Contract not made in the Ordinary Course of Business, (vi) any executory Contract relating to capital expenditures and involving future payments which (either alone or when combined with other like Contracts) exceed $25,000, (vii) apart from this Agreement, any Contract involving an Acquisition Proposal, (viii) any Contract involving Intellectual Property, (ix) any Contract involving the provision of data processing or other technical services, or (x) any Contract which (A) will not be performed within sixty (60) days of the date of this Agreement, (B) involves future payments by Citizens or any Citizens Subsidiary (whether during the term of any such Contract or in connection with its termination or expiration) in excess of $10,000 or (C) is not cancelable by Citizens or any Citizens Subsidiary without penalty on no more than 30 days’ notice. With respect to each such Citizens Contract, apart from such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect on Citizens: (i) the Contract is valid and in full force and effect in accordance with its terms; (ii) none of Citizens or any Citizens Subsidiary is in Default thereunder; (iii) none of Citizens or any Citizens Subsidiary has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Citizens, in Default in any respect or has repudiated or waived any material provision thereunder; (v) to the Knowledge of Citizens no event or condition has occurred or exists (or is alleged to have occurred or existed) which constitutes (or with the lapse of time might constitute) a Default; and (vi) the Contract may be assigned by Citizens by operation of Law in connection with the Merger without the consent of the other party or parties thereto.

6.20 Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of Citizens, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Citizens or any Citizens Subsidiary, or against any asset, employee benefit plan, interest or right of Citizens or any Citizens Subsidiary that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens nor are there any Orders of any Governmental Body outstanding against Citizens or any Citizens Subsidiary. There is no Proceeding instituted or pending, or to the Knowledge of Citizens, threatened (or unasserted but considered probable of assertion) against any officer, director or employee of Citizens or any Citizens Subsidiary arising in connection with actions taken (or omitted to be taken) by such officer, director or employee in his capacity as an officer, director or employee. Schedule 6.20 of the Citizens Disclosure Memorandum hereto includes a summary report of all Proceedings as of the date of this Agreement to which Citizens or any Citizens Subsidiary is a party.

6.21 Reports. Since January 1, 2003, Citizens and each Citizens Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Body. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of such documents so filed contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or intentionally omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Copies of all reports, correspondence, notices

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and other documents relating to any inspection, examination, audit, monitoring or other form of review or enforcement action by a Regulatory Authority has been made available to the Company.

6.22 Deposits. The deposit records of the Bank accurately reflect the Bank’s deposit accounts and are and shall be sufficient to enable the Company to conduct a banking business with respect to the Bank. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Bank deposit liabilities and the terms and conditions and other documentation with respect to the Bank deposit liabilities comply in all material respects with all applicable Laws and have been provided to the Company. Bank deposit liabilities are insured by the FDIC to the full extent provided by Law. The Bank is in material compliance with all terms and conditions and other documentation applicable to Bank deposit liabilities. To the Knowledge of Citizens, there are not (and have not been within the past three years) any “kiting” schemes associated with any of the Bank’s deposit liabilities.

6.23 Books and Records. The books of account, general ledger and records of Citizens and each Citizens Subsidiary fairly and accurately in all material respects reflect the assets and liabilities of Citizens and each Citizens Subsidiary in accordance with GAAP consistently applied. The books of account, general ledger and records of Citizens and each Citizens Subsidiary (i) are maintained by each such Person substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions. The records and other information provided in accordance with this Agreement by Citizens will accurately reflect in all material respects the book value of the assets and liabilities referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with the subject Person’s historical accounting policies, all in accordance with GAAP consistently applied.

6.24 Safe Deposit Boxes. The Bank is in compliance in all material respects with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in connection with the safe deposit business conducted by the Bank.

6.25 Community Reinvestment Act. The Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.26 Privacy of Customer Information.

(a) The Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the Company and/or Merger Subsidiary pursuant to this Agreement, the Plan of Merger and the other transactions contemplated hereby. For purposes of this Section 6.26, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by the Bank, the transfer of such IIPI to the Company and/or Merger Subsidiary and the use of such IIPI by the Company and/or Merger Subsidiary as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.

6.27 Technology Systems.

(a) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including, without limitation, any outsourced systems and processes, and any Intellectual Property that is used by Citizens or the Bank (collectively, the “Technology Systems”), following the Effective Time.

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(b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Encumbrances. Access to business critical parts of the Technology Systems is not shared with any third party.

(c) Details of the Bank’s disaster recovery and business continuity arrangements have been provided or made available to the Company with the Citizens Disclosure Memorandum.

(d) Neither Citizens nor the Bank has received notice of, nor is either aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any agreements or arrangements relating to the Technology Systems (including maintenance and support).

6.28 Bank Secrecy Act Compliance. The Bank is and has been in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. The Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. § 326.8.

6.29 Statements True and Correct.

(a) Neither this Agreement, nor any Exhibit or document delivered by Citizens to the Company pursuant to this Agreement contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b) All of the information supplied or to be supplied by Citizens expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

6.30 Regulatory Matters. Citizens has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in Section 10.1(b) of this Agreement.

6.31 Brokers’ or Finders’ Fees. No agent, broker or other Person acting on behalf of Citizens or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to Citizens, except as set forth in the Company Disclosure Memorandum, as follows:

7.1 Organization, Standing and Power. Each of the Company, the Company Subsidiaries and Merger Subsidiary is a corporation, limited liability company or business trust duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky or State of Delaware, as applicable, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Each of the Company and Merger Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the states of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.2 Authority; No Breach by Agreement.

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(a) Each of the Company and Merger Subsidiary has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of the Company and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of the Company and Merger Subsidiary. Subject to the receipt of all Consents required from Governmental Bodies and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement by Citizens, this Agreement represents a legal, valid and binding obligation of each of the Company and Merger Subsidiary, enforceable against each in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Company or Merger Subsidiary, nor the consummation by Company or Merger Subsidiary of the transactions contemplated hereby or thereby, nor compliance by the Company or Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of the Company’s, any Company Subsidiary’s or Merger Subsidiary’s Articles of Incorporation or Bylaws or (as applicable) Articles of Organization or Operating Agreement, (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Encumbrance on any material asset of the Company or any Company Subsidiary under, any Contract or Governmental Authorization of or applicable to the Company, any Company Subsidiary or Merger Subsidiary except for such Defaults and Encumbrances which will not, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on the Company, any Company Subsidiary or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in Section 10.1(b) hereof, violate any Law or Order applicable to the Company, any Company Subsidiary or Merger Subsidiary or any of their material assets.

(c) Other than (i) Consents required from Governmental Bodies, and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by the Company or Merger Subsidiary of the transactions contemplated in this Agreement.

7.3 Capital Stock. The authorized capital stock of the Company consists solely of 9,608,000 shares of Company Common Stock, of which 7,379,480 shares were issued and outstanding as of March 1, 2006. All of the issued and outstanding shares of Company Common Stock are, and all of the shares of Company Common Stock to be issued in exchange for shares of Citizens Common Stock upon consummation of the Merger, when issued in exchange for shares of Citizens Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the KBCA and the Company’s Articles of Incorporation and Bylaws. None of the outstanding shares of Company Common Stock has been, and none of the shares of Company Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person.

7.4 Company Subsidiaries. The Company owns all of the issued and outstanding capital stock of Merger Subsidiary, and the Company or one of the Company Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Company Subsidiaries which would qualify as a “Significant Subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of the Company. No capital stock (or other equity interest) of any Company Subsidiary which would qualify as a Significant Subsidiary of the Company, is or may become required to be issued (other than to another Company Subsidiary) by reason of any Rights, and there are no Contracts by which the Company or any of the Company Subsidiaries which is a Significant Subsidiary of the Company, is bound to issue (other than to the Company or any of the Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which the Company or any of the Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of the Company or any of the Company Subsidiaries (other than to the Company or any of the Company Subsidiaries). There are no Contracts relating to the rights of the Company or any Company Subsidiary which is wholly-owned by the Company or which would qualify as a Significant Subsidiary of the Company, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Company Subsidiaries. All of the shares of capital stock (or other equity interests) of each Company

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Subsidiary which would qualify as a Significant Subsidiary of the Company and held by the Company or any Company Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company or a Company Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding capital stock of any other Company Subsidiary which qualifies as a Significant Subsidiary of the Company, has been issued in violation of any preemptive rights of any Person. Each Company Subsidiary which qualifies as a Significant Subsidiary of the Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the states of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The minute book and other organizational documents (and all amendments thereto) for each of the Company, Merger Subsidiary and each Company Subsidiary that qualifies as a Significant Subsidiary of the Company, have been made available to Citizens for its review, and are true and complete in all material respects as in effect as of the date of this Agreement. A true, accurate and complete list of each Company Subsidiary is included in Section 7.4 of the Company Disclosure Memorandum.

7.5 Financial Statements. Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Documents, including any Company SEC Document filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

7.6 Absence of Undisclosed Liabilities. None of the Company or any of the Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Company as of December 31, 2005, included in Company’s Annual Report on Form 10-K for the year then ended or reflected in the notes thereto. None of the Company or any of the Company Subsidiaries has incurred or paid any Liability since December 31, 2005, except for such Liabilities (i) incurred or paid in the Ordinary Course of Business consistent with past business practice, (ii) for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with Company’s strategic planning and the transactions contemplated by this Agreement or (iii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

7.7 Tax Matters. All Tax Returns required to be filed by or on behalf of Company or any Company Subsidiary have been timely filed for periods ended on or before the date hereof and all such Tax Returns are true, complete and accurate in all respects. All Taxes shown on each filed Tax Return of the Company or any Company Subsidiary have been paid. There is no audit examination, deficiency or refund Proceeding respecting the Company or any Company Subsidiary pending (or, to the Knowledge of the Company, threatened) with respect to any Taxes. No presently pending assessments of deficiencies in respect of Taxes have been made against the Company or any Company Subsidiary or with respect to the income, receipts or net worth of the Company or any Company Subsidiary, and no extensions of time are in effect for the assessment of deficiencies against the Company or any Company Subsidiary. None of the Company or any Company Subsidiary has executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Deferred Taxes of the Company or any Company Subsidiary have been provided for in accordance with GAAP under the Company Financial Statements. Each of the Company and each Company Subsidiary is in material compliance with, and the records of the Company or any Company Subsidiary contain all information and documents (including, without limitation, properly completed Internal Revenue Service Forms W-9) necessary to comply in all respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding

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under Section 3406 of the Code. None of the Company or any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Code Section 382(g), of the Company or any Company Subsidiary that occurred during or after any taxable period in which the Company or any Company Subsidiary incurred a net operating loss that carries over to any taxable period ending after December 31, 2000, except in connection with the transactions contemplated pursuant to this Agreement. None of the Company or any Company Subsidiary is a party to any tax allocation or sharing agreement nor does the Company or any Company Subsidiary have any material liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. None of the Company or any Company Subsidiary has received notice of any claim by any Governmental Body that Company or any Company Subsidiary or the income, receipts or net worth of Company or any Company Subsidiary may be subject to Taxes. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings related to Tax Return and/or Taxes of the Company or any Company Subsidiary have been paid. There are no Encumbrances with respect to Taxes upon any of the assets of the Company or any Company Subsidiary.

7.8 Absence of Certain Changes or Events. Since December 31, 2005, except as disclosed in the Company SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.9 Compliance With Laws. The Company is duly registered as a financial holding company under the BHC Act. Each of the Company and the Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or any of the Company Subsidiaries:

(a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

(b) has received any notification or communication from any Governmental Body or the staff thereof (i) asserting that the Company or any Company Subsidiary is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company), (ii) threatening to revoke any Permits, or (iii) requiring the Company or any Company Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company or any of the Company Subsidiaries of, or a failure on the part of the Company or any of the Company Subsidiaries to comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of the Company or any of the Company Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

The Company has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in Section 10.1(b) of this Agreement.

7.10 Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of the Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Company or any Company Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against the Company or any Company Subsidiary.

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7.11 Brokers’ or Finders’ Fees. No agent, broker or other Person acting on behalf of the Company or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

7.12 No Citizens Common Stock Owned. None of the Company or any Company Subsidiary owns any shares of Citizens Common Stock.

7.13 Accuracy of SEC Information. None of the information supplied or to be supplied by the Company expressly for inclusion in the Registration Statement to be filed by the Company with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion in the Citizens Proxy Statement to be mailed to Citizens’ shareholders in connection with the Citizens Shareholders’ Meeting, and any other documents to be filed by the Company or any Company Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Citizens Proxy Statement, when first mailed to the shareholders of Citizens, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Citizens Proxy Statement or any amendment thereof or supplement thereto, at the time of the Citizens Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein necessary to correct any statement made by the Company in any earlier communication with respect to the solicitation of any proxy for the Citizens Shareholders’ Meeting. All documents that the Company or any Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

7.14 SEC Documents. The Company has been in compliance in all material respects with the Securities Laws and/or filed all SEC Documents and the Company will be in compliance in all material respects with the Securities Laws and will file all required SEC Documents between the date hereof and the Effective Time. None of such SEC Documents contained, or will contain at the time of filing, an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.15 Statements True and Correct.

(a) Neither this Agreement, nor any Exhibit or document delivered by the Company to Citizens pursuant to this Agreement contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b) All of the information supplied or to be supplied by the Company expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 8
CONDUCT OF BUSINESS PENDING CONSUMMATION

8.1 Affirmative Covenants of Citizens. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Citizens shall (and shall cause each Citizens Subsidiary to) (i) operate its business only in the Ordinary Course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

8.2 Negative Covenants of Citizens. Except as specifically permitted by this Agreement or required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement,

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Citizens covenants and agrees that it will not permit, do or agree or commit to do (and covenants and agrees that it will not permit any Citizens Subsidiary to do) any of the following without the prior written consent of the chief executive officer of the Company, which consent may, with respect to matters other than those set forth in Section 8.2(n), be withheld for any reason or no reason and, with respect to matters set forth in Section 8.2(n), will not be unreasonably withheld:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments;

(b) (i) incur any Funded Debt, (ii) impose, or suffer the imposition of, on any of its material Assets any Encumbrances in excess of $50,000 in the aggregate or permit any such Encumbrance to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, FHLB borrowings in the Ordinary Course of Business, “treasury tax and loan” accounts established in the Ordinary Course of Business and the satisfaction of legal requirements in the exercise of trust powers), or (iii) guarantee or become a surety or otherwise contingently liable for any obligations of others;

(c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares of Citizens Common Stock or declare, set aside or pay any dividend or make any other distribution in respect of Citizens Common Stock apart from the following:

(i) with respect to Citizens dividends, such dividends respecting Citizens Common Stock consistent with such dividends declared and paid in 2005 with respect to Citizens Common Stock; and

(ii) with respect to Bank dividends, the sums required to enable Citizens to pay the dividends prescribed by clause (i) above and to pay the expenses of Citizens as they come due;

(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue capital stock, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its capital stock, or any other Right to acquire any such stock, or any security convertible into any such stock;

(e) adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock, or sell, lease or transfer in any fashion Assets having in the aggregate a book value in excess of $15,000 other than in the Ordinary Course of Business for reasonable and adequate consideration;

(f) except for purchases of investment securities acquired in the Ordinary Course of Business, purchase any securities or make any investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the Ordinary Course of Business, or (ii) acquisitions of control in its fiduciary capacity;

(g) except as set forth in the Citizens Disclosure Memorandum, grant any increase in compensation or benefits to its employees, directors or officers or pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers; grant any increase in fees or other increases in compensation or other benefits to directors; or voluntarily accelerate the vesting of any employee benefits;

(h) enter into any employment Contract with any Person;

(i) adopt any new employee benefit plan of or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan;

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(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

(k) commence any Proceeding other than in the Ordinary Course of Business or settle any Proceeding involving any Liability on its part for material money damages or restrictions upon its operations;

(l) experience a Change in Control other than in accordance with the provisions of this Agreement;

(m) unless determined by the Bank to be required by safe and sound banking practices, encourage or solicit any Bank customer or depositor to replace or diminish his relationship with the Bank including, without limitation, through entering into (or enhancing) a relationship with an Affiliate of the Bank or Citizens;

(n)  enter into (or acquire the entirety of or a portion of) a loan, discount or lease financing in an original principal amount greater than $1,500,000 or increase a current loan, discount or lease financing by an amount greater than $1,500,000; or

(o)  except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan or deposit Contract) or waive, release, compromise, or assign any material rights or claims.

Any request by Citizens for consent or response thereto by the Company shall be made in accordance with the notice provisions of Section 12.7 hereof and shall note that it is a request pursuant to this Section 8.2. The Company shall be deemed to consent and agree to any request hereunder to the extent it does not deny the request within three business days.

8.3 Covenants of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it shall (i) continue to conduct its business and the business of the Company Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Company Common Stock and the business prospects of Company and the Company Subsidiaries, (ii) take no action which would (a) materially and adversely affect the ability of any Party to obtain any Consent required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 10.1(c) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement and (iii) cause to be voted all of the shares of Merger Subsidiary Common Stock it owns in favor of the Merger.

8.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) could have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of any condition precedent set forth in Article 10 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same; provided, however, that any breach of this Section 8.4, in and of itself, shall not constitute a breach of a covenant or agreement that would, in and of itself; (i) result in the failure of any condition contained in Section 10.2(b) or 10.3(b) of this Agreement or (ii) give rise to a right of termination pursuant to Section 11.1(c) of this Agreement.

8.5 Reports. (a) Each Party and its Subsidiaries shall file all reports required to be filed by it with Governmental Bodies between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Parties copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the Person filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of such Person for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material).

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As of their respective dates, such reports will comply in all material respects with the Securities Laws (to the extent applicable thereto) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) At any time prior to ten (10) days before the Closing Date, a Party may deliver to the other Parties an updated Company Disclosure Memorandum or Citizens Disclosure Memorandum (as applicable) to reflect developments occurring after the date of this Agreement. If a Party objects to or otherwise is not completely satisfied with the form or substance of the updated Disclosure Memorandum delivered by another Party, then the objecting Party shall notify the other Party within five (5) days after delivery thereof, at which time the Parties shall cooperate in good faith in an effort to reach mutual agreement with respect to such Disclosure Memorandum acceptable to all parties. If the Parties fail to reach mutual agreement with respect to such Disclosure Memorandum within two (2) days of the date of the objecting Party’s notice of objection thereto, then either Party may terminate this Agreement without penalty (except where an updated Disclosure Memorandum discloses or involves a willful breach of the terms of this Agreement, in which event the Party that delivered the updated Disclosure Memorandum would be subject to damages available at Law to the other Parties).

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1 Registration Statement; Proxy Statement; Shareholder Approval. The Company shall prepare and file the Registration Statement, of which the Citizens Proxy Statement shall form a part, with the SEC, and use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Company Common Stock constituting the Stock Consideration upon consummation of the Merger. Citizens shall furnish all information concerning it and the holders of its capital stock as Company may reasonably request in connection with such action. Subject to Section 9.8 hereof, Citizens shall call the Citizens Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the Citizens Shareholders’ Meeting, (i) the Board of Directors of Citizens shall recommend (subject to Sections 9.8 and 10.3(f) hereof) to its shareholders the approval of the Merger, and (ii) the Board of Directors and officers of Citizens (subject to Sections 9.8 and 10.3(f) hereof) shall use their reasonable efforts to obtain shareholder approval of the Merger.

9.2 Exchange Listing. Company shall use its reasonable efforts (to the extent required by the NASD’s rules) to list, prior to the Effective Time, on the NASDAQ Capital Market, subject to official notice of issuance, the shares of Company Common Stock to be issued to the holders of Citizens Common Stock pursuant to the Merger, and Company shall give all notices and make all filings with the NASDAQ Capital Market required in connection with the transactions contemplated herein.

9.3 Applications. Company shall prepare and file as soon as practicable following the execution of this Agreement, and Citizens shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five days prior to each filing, Company shall provide Citizens and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

9.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Company, Merger Subsidiary and Citizens each agree to execute if necessary and file Articles of Merger with the Secretary of State of the Commonwealth of Kentucky in connection with the Closing.

9.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all

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actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without being limited to, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 10 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

9.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party’s customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party or its respective Representatives shall affect the representations and warranties of any other Party.

(b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents and Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information, (b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving Party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as required by Law, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party’s auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof. Any such confidential or proprietary information will be used only in connection with the transactions contemplated by this Agreement.

9.7 Press Releases. Prior to the Effective Time, Citizens and the Company shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

9.8 Acquisition Proposals.

(a) Upon the execution of this Agreement, Citizens shall, and shall cause the Citizens Subsidiaries to, and it shall use its reasonable best efforts to cause any of its and their Representatives to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. From and after the date of this Agreement until the earlier of the Effective Time or the termination hereof and except as permitted by the following provisions, Citizens shall not, and it shall cause the Citizens Subsidiaries and each of its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of an Acquisition Proposal, (ii) except in accordance with Section 11.1(d) hereof, enter into any Contract or letter of intent with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the

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provisions of this Section 9.8(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 9.8, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to Citizens or the Bank in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; provided, however, that, at any time prior to the Effective Time, in response to an unsolicited Acquisition Proposal that the Board of Directors of Citizens determines in good faith is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and did not result from a material breach of this Section 9.8, Citizens may (i) furnish information with respect to Citizens and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided, however, that all such information has previously been, or is, in substance, provided to the Company contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal, and its officers, directors, employees, Representatives and agents regarding such Acquisition Proposal.

(b) Provided the condition in Section 10.3(f) hereof is satisfied, neither the Board of Directors of Citizens nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Citizens Adverse Recommendation Change”) or (ii) approve or recommend, or allow Citizens or any of the Citizens Subsidiaries to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than one or more of the confidentiality agreements referred to in Section 9.8(a) hereof). Notwithstanding the foregoing, if (x) Citizens receives an Acquisition Proposal, (y) the Board of Directors of Citizens shall have determined in good faith after consultation with outside counsel that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, and (z) Citizens provides written notice (a “Notice of Adverse Recommendation”) advising the Company that the Board of Directors of Citizens has made the determination described in clause (y) above, then the Board of Directors of Citizens may take either or both of the following actions: (A) make a Citizens Adverse Recommendation Change and (B) upon termination of this Agreement in accordance with Section 11.1(d), approve and enter into a Contract relating to an Acquisition Proposal that constitutes a Superior Proposal.

(c) From and after the date of this Agreement, unless the Board of Directors of Citizens shall have determined reasonably and in good faith that taking such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, Citizens shall promptly (but in any event within twenty-four hours) advise the Company of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to Citizens or any of its Subsidiaries by any Person that informs Citizens or any Citizens Representative that such Person is considering making, or has made, an Acquisition Proposal. Any such notice shall be made in writing, shall indicate the material terms and conditions thereof and the identity of the other party or parties involved, and shall include a copy of any such written inquiry, request, proposal or offer (the confidentiality of which the Company agrees to maintain). Citizens agrees that it shall keep the Company informed on a current basis of the status and terms of any Acquisition Proposal.

(d) Nothing contained in this Section 9.8 shall prohibit Citizens from making any disclosure to the shareholders of Citizens if, in the good faith judgment of the Board of Directors, failure so to disclose would be reasonably likely to result in a breach of its fiduciary duties or any other obligations under applicable Law.

9.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

9.10 Agreement of Affiliates. Citizens has disclosed in Schedule 9.10 of the Citizens Disclosure Memorandum each Person whom it reasonably believes is an Affiliate of Citizens or the Bank as of the date of this

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Agreement for purposes of Rule 145 under the 1933 Act. Citizens shall use its reasonable efforts to cause each such Person to deliver to Company not later than 30 days after the date hereof, an Affiliate Agreement. Each of such Affiliates who is a director or executive officer of Citizens or the Bank has delivered to the Company a Voting Agreement contemporaneously with the execution of this Agreement.

9.11 Employee Benefits. Following the Effective Time, the Company shall generally provide to officers and employees of Citizens and any Citizens Subsidiary, employee benefits under employee benefit and welfare plans of the Company or the Company Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided and made available by the Company or a Company Subsidiary to their similarly situated officers and employees (it being acknowledged in this regard that the Company does not anticipate granting stock options to any officers of employees of the Company or any Company Subsidiaries). The service of the employees of Citizens and any Citizens Subsidiary prior to the Effective Time shall be treated as service with the Company or a Company Subsidiary for purposes of participation, vesting and benefit accrual in any such employee benefit plans of the Company or any Company Subsidiary in which officers and employees of Citizens or any Citizens Subsidiary may be permitted to participate.

9.12 Indemnification.

(a) For six (6) years after the Effective Time, the Company shall, with respect to the present and former directors, officers, employees, and agents of Citizens or any Citizens Subsidiary (each, a “Continuing Indemnified Person”) (including any person who becomes a director, officer, employee, or agent prior to the Effective Time), (i) honor any indemnification obligation of Citizens and any Citizens Subsidiary as of the Effective Time under the Articles of Incorporation and Bylaws of Citizens and any Citizens Subsidiary and applicable Law (ii) indemnify, defend and hold harmless any such Continuing Indemnified Person against all Adverse Consequences based on, or arising out of the fact that such Continuing Indemnified Person is or was a director, officer, employee or agent of Citizens or any of its Subsidiaries or is or was serving at the request of Citizens or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent that any such Adverse Consequences pertain to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Adverse Consequences are asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable Law and the Articles of Incorporation or Bylaws of Citizens or any Citizens Subsidiary (though subject to any restrictions or limitations imposed by Law), including provisions relating to advancement of expenses incurred in the defense of any such Adverse Consequences. Without limiting the foregoing, in any case in which approval by the Company is required to effectuate any indemnification, the Company shall direct, at the election of the Continuing Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Company and the Continuing Indemnified Person.

(b) Any Continuing Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 9.12, upon learning of any such Liability or Proceeding, shall promptly notify Company thereof, provided that the failure so to notify shall not affect the obligations of Company under this Section 9.12 unless and to the extent such failure materially increases Company’s Liability under this Section 9.12. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) Company or the Surviving Corporation shall have the right to assume the defense thereof and Company shall not be liable to such Continuing Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Continuing Indemnified Persons in connection with the defense thereof, except that if Company or the Surviving Corporation elects not to assume such defense or counsel for the Continuing Indemnified Person advises that there are substantive issues which raise conflicts of interest between Company or the Surviving Corporation and the Indemnified Person or between the Continuing Indemnified Person, the Continuing Indemnified Person may retain counsel satisfactory to them, and Company or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Continuing Indemnified Person promptly as statements therefor are received; provided, that Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Continuing Indemnified Persons in any jurisdiction to the extent one firm may ethically do so, (ii) the Continuing Indemnified Person will cooperate in the defense of any such Proceeding, to the extent he may do so without adversely affecting any of his legal rights or defenses and (iii) neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Continuing Indemnified Person when and if a court of competent jurisdiction shall determine, and such determination shall have become

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final, that the indemnification of such Continuing Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If Company or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Company shall assume the obligations set forth in this Section 9.12.

(d) Effective as of the Closing Date, the Company shall cause to be issued one or more policies of insurance, or provide for coverage under the existing policies of one or more of the parties to this Agreement, for all of the former directors and officers of Citizens and the Bank for a period of three (3) years from the Closing Date, providing liability insurance coverage on substantially the same terms and conditions as presently provided for the benefit of the directors and officers of Citizens and the Bank under their respective existing directors’ and officers’ liability insurance policies, but only to the extent that such insurance may be purchased or kept in force at an annual cost not greater than 150% of the premium for the current Citizens or the Bank, as applicable, directors’ and officers’ liability insurance policies; provided that if such insurance cannot be so maintained at such cost, the Company shall maintain as much of such insurance as can be so maintained at a cost equal to 150% of the current annual premiums of Citizens or the Bank, as applicable, for such insurance.

9.13 Wilmore Property. Within sixty (60) days following the Closing, the Company will cause the Bank (or another Company Subsidiary) to purchase from Log Cabin Bankers, Inc. unencumbered, fee simple title to the Branch Site for a purchase price of $1,000,000 (being the agreed upon fair market value of such property) pursuant to the Branch Site Purchase Agreement.

9.14 Special Bonus Agreements Payments. At the Closing, the Bank will make all payments under the Special Bonus Agreements triggered by the consummation of the transactions contemplated by this Agreement.

ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

10.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.5 of this Agreement:

(a) Citizens Shareholder Approval. The shareholders of Citizens shall have approved this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner deemed to be unreasonable by the Company.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 10.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Boards of Directors of the Company or Citizens would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

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(d) Legal Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Company Common Stock issuable pursuant to the Merger shall have been received.

(f) NASDAQ Listing. The shares of Company Common Stock issuable pursuant to the Merger shall (to the extent required by the exchange’s rules) have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

(g) Tax Matters. The Company and Citizens shall have received a written opinion of counsel from Stoll Keenon Ogden PLLC, in form and substance reasonably satisfactory to the Company and Citizens, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the Company, Merger Subsidiary and Citizens will each be “a party to a reorganization” within the meaning of Section 368(a) of the Code and (iii) the exchange under the Merger of Citizens Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of Citizens with respect to such exchange (except to the extent of any cash received), (iv) the basis of shares of Company Common Stock received by shareholders of Citizens shall be the same as the basis of the shares of Citizens Common Stock exchanged therefor and (v) the holding period of the shares of Company Common Stock received by such shareholders shall include the holding period of the shares of Citizens Common Stock exchanged therefor, provided such shares were held as capital assets at the Effective Time.

10.2 Conditions to Obligations of Company. The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 12.5(a) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 10.2(a), the accuracy of the representations and warranties of Citizens set forth in this Agreement (without reference to any updated Disclosure Memorandum delivered pursuant to Section 8.5(b)) shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Citizens set forth herein (without reference to any updated Disclosure Memorandum delivered pursuant to Section 8.5(b)) shall each be true and correct in all material respects as of the date of this Agreement and as of the Effective Time. In addition, as of the Effective Time, there shall not exist inaccuracies in the representations and warranties of Citizens set forth in this Agreement (without reference to any updated Disclosure Memorandum delivered pursuant to Section 8.5(b)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Citizens, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Citizens to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Citizens shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 10.2(a) and 10.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Citizens’ Board of Directors and shareholders

Appendix B                                                                                                                                     42

evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company shall request.

(d) Consents and Approvals. Citizens shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 10.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens or the Company.

(e) Legal Opinion. Citizens shall have delivered to the Company an opinion of Wyatt, Tarrant & Combs, LLP, counsel to Citizens, dated as of the Closing Date, covering those matters set forth in Exhibit E hereto.

(f) Affiliate Agreements. Each Affiliate of Citizens and of the Bank shall have executed an Affiliate Agreement.

(g) Bank Deposits. The average total deposits of the Bank for the calendar month immediately preceding the calendar month in which the Closing Date is to occur (or the calendar month in which the Closing Date is to occur if occurring on the last day of such month) shall not be less than $127,500,000.

(h) Loans. The total loans of the Bank as of the Closing Date shall not be less than $116,000,000.

(i) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 10.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on Citizens.

(j) Special Bonus Agreements Payments. The covenants set forth in Section 9.14 hereof shall have been satisfied.

10.3 Conditions to Obligations of Citizens. The obligations of Citizens to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Citizens pursuant to Section 12.5(b) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 10.3(a), the accuracy of the representations and warranties of Company set forth in this Agreement (without reference to any updated Disclosure Memorandum delivered pursuant to Section 8.5(b)) shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of the Company (without reference to any updated Disclosure Memorandum delivered pursuant to Section 8.5(b)) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time. In addition, as of the Effective Time there shall not exist inaccuracies in the representations and warranties of Company set forth in this Agreement (without reference to any updated Disclosure Memorandum delivered pursuant to Section 8.5(b)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company and/or Merger Subsidiary to be performed and complied with by the Company and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. The Company shall have delivered to Citizens (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 10.3(a) and 10.3(b) of this Agreement have

Appendix B                                                                                                                                     43

been satisfied, and (ii) certified copies of resolutions duly adopted by the Company’s and Merger Subsidiary’s Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including, but not limited to, actions of the Company as sole shareholder of Merger Subsidiary approving the Merger, all in such reasonable detail as Citizens shall request.

(d) Consents and Approvals. The Company and/or Merger Subsidiary shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 10.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

(e)  Lega1 Opinion. Company and Merger Subsidiary shall have delivered to Citizens an opinion of Stoll Keenon Ogden PLLC, counsel to the Company, dated as of the Closing Date, covering those matters set forth in Exhibit F hereto.

(f) Opinion of Citizens Financial Advisor. Citizens shall have received as of the date of the mailing of the Citizens Proxy Statement an opinion from Investment Bank Services, Inc. that the Merger Consideration is fair, from a financial viewpoint, to the holders of Citizens Common Stock.

(g) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 10.3(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had individually or in the aggregate, a Material Adverse Effect on the Company.

ARTICLE 11
TERMINATION

11.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Citizens, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of the Company and the Board of Directors of Citizens;

(b) By the Board of Directors of the Company or the Board of Directors of Citizens (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of Citizens and Section 10.3(a) in the case of the Company or in material breach of any covenant or other agreement contained in this Agreement) in the event of any failure of any condition to its obligations contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the other Party and which failure would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Article 10 of this Agreement;

(c) By the Board of Directors of the Company or the Board of Directors of Citizens (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of Citizens and Section 10.3(a) in the case of Company or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;

(d) By the Board of Directors of Citizens in order to concurrently enter into a Contract respecting an Acquisition Proposal that (i) has been received by Citizens and the Board of Directors of Citizens in compliance with Section 9.8 hereof and (ii) the Board of Directors of Citizens has concluded in good faith, in

Appendix B                                                                                                                                     44

consultation with its financial and legal advisors, is a Superior Proposal; provided, however, that this Agreement may be terminated by Citizens pursuant to this Section 11.1(d) only after the fifteenth calendar day following Citizens’ provision of written notice to the Company advising the Company that the Board of Directors is prepared to accept a Superior Proposal and setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of Citizens Common Stock the shareholders of Citizens will receive (valuing any non-cash consideration at what the Board of Directors of Citizens determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and only if (i) during such fifteen-calendar day period, Citizens has caused its financial and legal advisors to negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) the Board of Directors of Citizens has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by the Company;

(e) By the Board of Directors of the Company if (i) prior to the approval of the Merger at the Citizens Shareholders’ Meeting the Board of Directors of Citizens shall have failed to make its approval recommendation of this Merger or (ii) at any time prior to the Effective Time the Board of Directors of Citizens shall have effected a Citizens Adverse Recommendation Change;

(f) By the Board of Directors of Company or the Board of Directors of Citizens in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Citizens fail to vote their approval of this Agreement, the Plan of Merger and the transactions contemplated hereby as required by the KBCA and this Agreement at the Citizens Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon;

(g) By the Board of Directors of the Company or the Board of Directors of Citizens in the event that the Merger shall not have been consummated by September 30, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(g);

(h) By the Board of Directors of the Company on or before 5:00 p.m. EDT on the second business day following the Company Stock Price Calculation Date if the Company Stock Price is less than $25.69; or

(i) By the Board of Directors of Citizens if there is a Capital Shortfall.

11.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 11.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, and, subject to Section 11.2(b) below, none of the Company, Merger Subsidiary or Citizens or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that (i) the provisions of this Section 11.2, Section 9.6(b), Section 9.8 and Article 12 of this Agreement shall survive any such termination and abandonment and (ii) if this Agreement is terminated by the Company or Citizens pursuant to Sections 11.1(b) or (c) by reason of the willful breach of a representation, warranty, condition or covenant herein, then the Party eligible to terminate this Agreement shall be entitled to such remedies as are available under Law.

(b) (i) If (A) this Agreement is terminated by either the Company or Citizens pursuant to Section 11.1(d) or (e) hereof, respectively, and at the time of such termination the Company is not in breach in any material respect of any of its representations, warranties or covenants in this Agreement and (B) on or before March 31, 2007, Citizens or any of its Subsidiaries enters into a Contract with respect to, or consummates, any Acquisition Proposal, then Citizens shall pay the Company, as liquidated damages, the Termination Fee in immediately available funds by wire-transfer to an account designated by the Company, on or prior to the earlier of the date on which the Contract with respect to the Acquisition Proposal is executed or the date on which the Acquisition Proposal is consummated. The Termination Fee represents (1) direct costs and expenses of the

Appendix B                                                                                                                                     45

Company (including, without limitation, the fees and expenses incurred by the Company with respect to its Representatives in negotiating and undertaking to carry out the transactions contemplated by this Agreement), (2) indirect costs and expenses of the Company in connection with the transactions contemplated by this Agreement, including, without limitation, the Company’s management time devoted to negotiation and preparation for the transactions contemplated by this Agreement and (3) the Company’s loss as a result of the transactions contemplated by this Agreement not being consummated;

(ii) If this Agreement is terminated pursuant to Section 11.1(i) hereof, within thirty (30) days of such termination Citizens shall deliver to the Company, as liquidated damages, the Expense Reimbursement which sum represents the (1) direct costs and expenses of the Company (including, without limitation, the fees and expenses incurred by the Company with respect to its Representatives in negotiating and undertaking to carry out the transactions contemplated by this Agreement) and (2) indirect costs and expenses of the Company in connection with the transactions contemplated by this Agreement, including, without limitation, the Company’s management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and

(iii) Subject to the provisions of Section 11.2(a) hereof, any payment of the Termination Fee pursuant to Section 11.2(b)(i) hereof or payment of the Expense Reimbursement pursuant to Section 11.2(b)(ii) hereof shall represent the sole remedy for any termination of this Agreement requiring such payment and Citizens and its Subsidiaries shall have no further liability under this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 Survival. Except as expressly provided in this Agreement (including, without limitation, Section 11.2 hereof), all representations, warranties, covenants, agreements and indemnification obligations made and incurred hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall terminate as of the Effective Time.

12.2 Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

(b) Nothing contained in this Section 12.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

12.3 Entire Agreement; Benefits of Agreement. This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the transactions contemplated hereunder and concedes and supersedes all prior arrangements or understandings with respect thereto, written or oral, between the Parties (including, without limitation, the Indication of Interest and the Confidentiality Agreement). Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.4 Amendments. To the extent permitted by Law, this Agreement may be amended, only by a subsequent writing signed by each of the Parties, upon the approval of the Board of Directors of each of the Parties, whether before or after shareholder approval (if applicable) of this Agreement has been obtained.

12.5 Waivers.

(a) Prior to or at the Effective Time, the Company, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by Citizens, to waive or extend the time for the compliance or fulfillment by Citizens of any and all of its obligations

Appendix B                                                                                                                                     46

under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of the Company.

(b) Prior to or at the Effective Time, Citizens, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of Citizens.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

12.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

12.7 Notices. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, (ii) if sent by registered mail, return receipt requested, postage prepaid, (iii) if sent by a nationally recognized overnight courier or (iv) if sent by facsimile transmission, to the following addresses and numbers:

Company:                            Farmers Capital Bank Corporation
G. Anthony Busseni
President and Chief Executive Officer
202 West Main Street
P.O. Box 309
Frankfort, KY 40602
Facsimile Number: (502) 227-1692

Merger Subsidiary:            FCBC Subsidiary, Inc.
G. Anthony Busseni
President and Chief Executive Officer
202 West Main Street
P.O. Box 309
Frankfort, KY 40602
Facsimile Number: (502) 227-1692

Copy to Company
And Merger
Subsidiary Counsel:           Stoll Keenon Ogden PLLC
Attn: J. David Smith, Jr.
300 West Vine Street, Suite 2100
Lexington, KY 40507
Facsimile Number: (859) 246-3662

Citizens:                             Citizens National Bancshares, Inc.
Benjamin F. Brown
President and Chief Executive Officer
201 North Main Street
Nicholasville, KY 40356
Facsimile Number: (859) 885-0909

Appendix B                                                                                                                                     47

Copy to Citizens
Counsel:                              Wyatt, Tarrant & Combs, LLP
Attn: Cynthia W. Young
PNC Plaza
500 West Jefferson Street, Suite 2800
Louisville, KY 40202
Facsimile Number: (502) 589-0309

or, as to each party, at such other address or number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.7. All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail, (iii) on the date following the date sent by overnight courier if delivered by overnight courier or (iv) the date sent by facsimile if delivered by facsimile transmission on or before 2:30 p.m., local Frankfort, Kentucky time (if received by facsimile after 2:30 p.m., local Frankfort, Kentucky time, then the following day).

12.8 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Commonwealth of Kentucky, without regard to its principles of conflicts of law or choice of law.

12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any such counterpart may be delivered through facsimile transmission provided the original thereof is promptly delivered to the Parties hereto.

12.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

12.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

12.12 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

12.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

12.14 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law, Order, or otherwise.

Appendix B                                                                                                                                     48

12.15 Investigation. Neither Party’s access to documents and information of another Party or its Subsidiaries, nor any investigation by it, shall affect the right of such Party to rely on any representations and warranties of the other Party made in this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FARMERS CAPITAL BANK CORPORATION

By:              /s/ G. ANTHONY BUSSENI
G. Anthony Busseni
President and Chief Executive Officer

CITIZENS NATIONAL BANCSHARES, INC.

By:                /s/ BENJAMIN F. BROWN
Benjamin F. Brown
President and Chief Executive Officer

FCBC SUBSIDIARY, INC.

                                                            By:                /s/ G. ANTHONY BUSSENI
                                                                          G. Anthony Busseni
                                                                           President and Chief Executive Officer

Appendix B                                                                                                                                     49

EXHIBIT “A”

PLAN OF MERGER

[Superceded by Schedule 1 - Exhibit A to Amendment No. 1
to the Agreement and Plan of Merger. The Amended and Restated Plan of Merger
appears at Appendix A to this Proxy Statement-Prospectus]

Appendix B                                                                                                                                     A-1

EXHIBIT “B”

AFFILIATE AGREEMENT

Farmers Capital Bank Corporation
Attention: G. Anthony Busseni, President and Chief Executive Officer
202 West Main Street
Frankfort, Kentucky 40602

Dear Mr. Busseni:

The undersigned is a shareholder of Citizens National Bancshares, Inc. (“Citizens”), a Kentucky corporation and may be deemed to be an affiliate of Citizens. The undersigned will receive cash and/or shares of common stock of Farmers Capital Bank Corporation (the “Company”) pursuant to the transactions described in the Agreement and Plan of Merger, dated as of April 11, 2006 (the “Agreement”), by and between Citizens, the Company and FCBC Subsidiary, Inc. (the “Merger Subsidiary”). Under the terms of the Agreement, Citizens will be merged into and with the Merger Subsidiary (the “Merger”), and the shares of the $10.00 par value common stock of Citizens (“Citizens Common Stock”) will be converted into and exchanged for cash and shares of the $.125 par value common stock of the Company (“Company Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and the Company regarding certain rights and obligations of the undersigned in connection with the Agreement, the Merger and the shares of Company Common Stock (if any) to be received by the undersigned as a result of the Merger, effective upon consummation of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of Citizens under the Merger and the mutual covenants contained herein, the undersigned and the Company hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to Citizens the undersigned may be deemed an “affiliate” (a “Citizens Affiliate”) under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the SEC under the 1933 Act, and the undersigned anticipates that the undersigned may be deemed to be such an “affiliate” at the time of the Merger.

2. Covenants and Warranties of Undersigned Respecting Company Common Stock. The undersigned represents, warrants and agrees that the Company has informed the undersigned that any distribution by the undersigned of Company Common Stock has not been registered under the 1933 Act and that shares of Company Common Stock received pursuant to the Merger can, for a period of one (1) year after the Effective Time, only be sold by the undersigned (i) following registration under the 1933 Act, (ii) in conformity with the volume and other requirements of Rule 144 (as applicable to the undersigned by virtue of Rule 145(d)) promulgated by the SEC as the same now exist or may hereafter be amended or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that the Company is under no obligation to file a registration statement with the SEC covering the disposition of the shares of Company Common Stock received by the undersigned pursuant to the Merger.

3. Confidentiality Agreement. The undersigned shall not, during such time as the undersigned is a director, officer and/or employee of Citizens or the Bank, disclose or use or otherwise exploit (for his own benefit or the benefit of any other Person) any Confidential Information of which the undersigned became aware as a Citizens Affiliate, whether or not any such information was developed by him. For purposes of this Agreement, “Confidential Information” shall mean all non-public, proprietary information of or respecting Citizens or the Bank, including, without limitation, manner of operations, financial information and customer lists, records and relationships.

4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer or otherwise dispose of the shares of Company Common Stock (if any) received by the undersigned in connection with the Merger, to the extent he believes necessary, with his counsel or counsel for Citizens.

Appendix B                                                                                                                                     B-1

5. Filing of Reports by the Company. The Company agrees, for a period of two years after the Effective Time, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the 1934 Act, so that the public information provisions of Rule 144(c) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Company Common Stock issued to the undersigned pursuant to the Merger.

6. Entire Agreement; Modification; Waiver. This Affiliate Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral. No supplements, modification, or amendment of this Affiliate Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Affiliate Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

7. Successors and Assigns; Assignment. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Agreement is intended to be personal to the undersigned and the rights and obligations of the undersigned hereunder may not be assigned or transferred by him.

8. Governing Law. This Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky without taking into account provisions regarding choice of Law or conflicts of Law, except to the extent certain matters may be governed as a matter of law by federal Law.

9. Execution in Counterparts. This Affiliate Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

10. Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

11. Effectiveness. This Affiliate Agreement is conditioned on the consummation of the Merger and it shall be void ab initio if the Merger Agreement is terminated in accordance with its terms.

12. Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms under the Agreement.

This Affiliate Agreement is executed as of the __ day of __________, 2006.

Very truly yours,

_________________________________________________
Signature
_________________________________________________
Printed Name
_________________________________________________
Address
AGREED TO AND ACCEPTED as of
_________________________________________________
____________________ _____, 2006                      Telephone Number

FARMERS CAPITAL BANK CORPORATION
By:         ___________________________________________
               G. Anthony Busseni
President and Chief Executive Officer

Appendix B                                                                                                                                     B-2

EXHIBIT “C”

AGREEMENT FOR SALE OF REAL ESTATE

THIS AGREEMENT FOR SALE OF REAL ESTATE (the “Agreement”) is made and entered into as of this the ____ day of __________, 2006, by and between CITIZENS NATIONAL BANK OF JESSAMINE COUNTY, a national banking association, with an address of ___________________________________________ (the “Buyer”), and LOG CABIN BANKERS, INC., a Kentucky corporation, with an address of ___________________________________________________ (the “Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the owner in fee simple of the “Property” (as hereinafter defined), which real property Seller has agreed to sell and convey to Buyer;

WHEREAS, Buyer has agreed to purchase the Property from Seller subject to and in accordance with the terms and provisions hereinafter contained; and

WHEREAS, this Agreement is being entered in connection with that certain Agreement and Plan of Merger, dated April 11, 2006 (the “Merger Agreement”), by and among Farmers Capital Bank Corporation, Citizens National Bancshares, Inc. (“Citizens”) and FCBC Subsidiary, Inc.

NOW, THEREFORE, for and in consideration of the terms and conditions of this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1: SALE

Upon and subject to the terms and conditions herein set forth, Seller agrees to sell and convey, and Buyer agrees to purchase that certain tract or parcel of real property located in Jessamine County, Kentucky, which is known and designated as 106 South Lexington Avenue, Wilmore, Kentucky, and all appurtenances and hereditaments appertaining thereto (the “Real Estate”), together with all buildings, structures, improvements and fixtures thereon (the “Improvements”) (the Real Estate and Improvements are herein collectively referred to as the “Property”).

SECTION 2: PURCHASE PRICE AND METHOD OF PAYMENT

The total purchase price for the Property is the sum of One Million Dollars ($1,000,000.00) (the “Purchase Price”). The Purchase Price, plus or minus any adjustments provided for herein, shall be paid by Buyer to Seller at “Closing” (as hereinafter defined).

SECTION 3: CONDITIONS PRECEDENT

The obligation of Buyer hereunder to purchase the Property and to pay the Purchase Price as provided for herein is subject to satisfaction of each of the following conditions on or before the Closing, unless expressly waived in writing by Buyer in its sole discretion, and in the event any of the following conditions are not satisfied or waived in writing by Buyer in its sole discretion, Buyer shall be entitled to elect to terminate this Agreement, whereupon this Agreement shall be null and void and of no further force or effect.

A. Buyer shall have determined that Seller has good, marketable and insurable, fee simple title to the Property, subject only to (i) easements and restrictions of record which are reasonably acceptable to Buyer, do not interfere with Buyer’s intended use of the Property as a branch banking office with drive-thru windows at the same level and scope of use as of the date of the Merger Agreement (the “Buyer’s Intended Use”) and do not materially impact the value of the Property, and (ii) any unpaid taxes or liens which Seller shall be obligated to pay and/or obtain a release for at or before Closing as hereinafter provided.

Appendix B                                                                                                                                     C-1

B. Buyer shall have determined that the Property is in a physical condition and state of repair as of the date of the Merger Agreement, normal wear and tear excepted, and such that it may be used for Buyer’s Intended Use. Buyer shall have obtained such inspections and testing of the Property as may be customary to determine the foregoing condition is satisfied.

C. Buyer shall have determined that the Property is free from the presence or harmful effects of any hazardous or toxic substances or materials, including, but not limited to, petroleum products and asbestos, and all issues relating to underground storage tanks previously removed from the Property, if any, shall be resolved to the satisfaction of the Buyer. Buyer shall be permitted to make or obtain such environmental audits, inspections and/or testing of the Property as may be desired by Buyer using such experts or consultants as Buyer deems desirable, the results of which shall be reasonably acceptable to Buyer.

D. Buyer shall have obtained a survey of the Property which shall reflect no encroachments, boundary line discrepancies, easements or other conditions which are objectionable to Buyer due to their interference with Buyer’s Intended Use and shall indicate that no improvements on the Property lie within a flood plain. Said survey shall be performed by a duly qualified and licensed surveyor.

E. Buyer shall have determined that the Property is properly served with sufficient water, electricity, telephone and other utilities sufficient for Buyer’s Intended Use, which utility services shall be in compliance with all regulations applicable thereto.

F. Buyer shall have determined that the Property is properly zoned under any applicable laws and ordinances so as to permit Buyer’s Intended Use thereof.

G. As of the Closing, the Property shall in all respects be neat, clean and trash free and in essentially the same condition of order and repair as existed on the date of the Merger Agreement.

H. The merger contemplated by the Merger Agreement shall have been consummated.

SECTION 4: CLOSING

Subject to (i) the satisfaction by Seller or waiver by Buyer of all obligations of Seller hereunder; (ii) the satisfaction or waiver of all conditions set forth herein; and (iii) the continued accuracy of the representations and warranties of Seller set forth in Section 6 hereof, the closing of the transaction contemplated by this Agreement (the “Closing”) shall be held on or before sixty (60) days after the “Effective Time” (as defined in the Merger Agreement) at a mutually convenient time and place.

A. At the Closing, Seller shall deliver to Buyer a general warranty deed for the Property, thereby conveying good and marketable, fee simple title to same to Buyer, free and clear of all liens or encumbrances, and subject only to easements and restrictions which are of record in the Jessamine County Clerk’s Office and the lien for the ad valorem real property taxes for the year in which the Closing occurs.

B. At Closing, Seller shall provide Buyer with a Non-Foreign Seller’s Affidavit as required by Section 1445 of the Internal Revenue Code of 1986, as amended, and a Form 1099S, if required, in such form as may be prescribed by the Internal Revenue Service.

C. At Closing, Seller shall provide such affidavits or certificates as may be reasonably required by the title insurance company for purposes of issuing an owner’s policy of title insurance to be provided to Buyer for the Property, including, but not limited to, an affidavit stating that there are no parties in possession of the Property other than Seller and Buyer pursuant to a written lease and that there is no sum owing to any person(s) or entity for work done or material furnished on the Property, and that there are no materialmans or mechanics liens that exist or that have been filed against the Property that have not been paid in full.

D. At Closing, Buyer shall pay to Seller that portion of the Purchase Price as set forth in Section 2 hereof and as adjusted in accordance with the terms hereof.

Appendix B                                                                                                                                     C-2

E. At Closing, Buyer and Seller shall each sign a closing statement setting forth the Purchase Price and all items of cost and expense or adjustment as provided for herein.

F. At Closing, Seller shall be responsible for the payment of any transfer taxes imposed upon the sale of the Property. Buyer shall be responsible for the recording fee for the deed to be received by it. Each party shall be responsible for any attorneys’ fees which it may incur.

G. All assessments, property taxes and rents for the year in which the Closing occurs shall be prorated between Buyer and Seller at the time of Closing.

H. At Closing, each party shall further execute and deliver such other documents and take such other actions as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement. All documents to be delivered to Buyer in connection with the Closing shall be in form and substance reasonably satisfactory to Buyer and its counsel.

SECTION 5: POSSESSION OF PROPERTY

Buyer shall receive possession of the Property at the time of Closing free and clear of all leases, tenancies and rights of others to possession of the Property, with delivery of the deed, excepting the lease of the Property to Buyer.

SECTION 6: REPRESENTATIONS AND WARRANTIES

As an inducement to Buyer to enter into this Agreement, Seller hereby makes the following representations and warranties to Buyer, which representations and warranties shall also be true and correct as of Closing and shall survive Closing for a period of one (1) year:

A. Seller is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky. The execution, delivery and performance of this Agreement and any documents relating hereto have been duly authorized by all necessary corporate action by Seller. Seller has full power and authority to enter into this Agreement, to execute and deliver all instruments and documents referred to herein and to consummate the transactions contemplated hereby. Neither the execution of this Agreement, nor the consummation of any transaction contemplated herein, violates any contract or agreement to which Seller is a party.

B. Seller owns good and marketable fee simple title to the Property subject only to easements and restrictions of record which do not impair the use of the Property for Buyer’s Intended Use.

C. There is no sum owing to any person(s) or entity for work done or material furnished on the Property, and there are no materialmans or mechanics liens that exist or that have been filed against the Property that have not been paid in full.

D. Seller knows of no latent defects in the Property which would materially impair use of the Property. The Property is currently in material compliance with all laws, rules, regulations and ordinances applicable thereto including, but not limited to, zoning or building laws, rules, regulations and ordinances, and there is no pending taking, condemnation, claim, lawsuit, agency proceeding or other legal, quasi legal or administrative challenge concerning the Property, the operation of the Property or any condition existing thereon, and no such taking, condemnation, claim, litigation, proceeding or challenge is proposed or threatened by any person or entity to the knowledge of Seller.

E. Except as described in Section 6.15 of the Citizens Disclosure Memorandum delivered by Citizens pursuant to the Merger Agreement, to Seller’s knowledge, without further inquiry, there does not now exist and has never existed, in, on or under the Property any flammable explosives, radioactive materials, hazardous waste, toxic substances or any other regulated substances or materials and there are not now and have never been any underground storage tanks in or upon the Property.

Appendix B                                                                                                                                     C-3

F. The Property is not subject to any leases, written or oral, which shall extend beyond the Closing date, excepting that certain lease to Buyer under which Buyer currently occupies the Property.

G. Access exists from the Property to a publicly dedicated roadway.

H. To Seller’s knowledge, the Property has never been subject to any mining for any minerals, either underground or by any of the so-called surface methods.

I. There are no outstanding options to purchase or contracts of sale with respect to the Property.

J. Seller has not made a general assignment for the benefit of creditors, has not admitted, in writing, its inability to pay its debts as they become due, has not filed a petition in bankruptcy, has not been adjudicated as bankrupt or insolvent, and no proceeding has been commenced by Seller or Seller’s creditors seeking an adjudication of bankruptcy, insolvency or similar relief under any statute, law or regulation.

SECTION 7: RISK OF LOSS

Seller shall bear all risk of loss of any nature whatsoever to the Property between the date of the Merger Agreement and the delivery of the deed of the Property. In the event of any casualty loss to the Property between the date of this Agreement and the delivery of the deed of the Property, Buyer shall be entitled to elect whether to close in accordance with the terms hereof and to receive at Closing any insurance proceeds payable in connection therewith, or to terminate this Agreement, whereupon this Agreement shall be null and void and of no further force or effect.

SECTION 8: CONDEMNATION

In the event of the institution of any proceedings, judicial, administrative or otherwise, which relate to the taking or the proposed taking of all or any portion of the Property by eminent domain or other public taking prior to Closing, Buyer shall be entitled to elect whether to close in accordance with the terms hereof and to receive at Closing an assignment of all condemnation awards and/or payments in connection therewith, which shall be the sole property of Buyer, or to terminate this Agreement, whereupon this Agreement shall be null and void and of no further force or effect.

SECTION 9: TITLE, SURVEY, MAINTENANCE OF THE PROPERTY, ETC.

Prior to Closing and delivery of possession as provided for herein, Seller shall maintain the Property in a condition of good order and repair in substantially the same condition as existed as of the date of the Merger Agreement, normal wear and tear excepted. If, following Buyer’s approval and/or acceptance of the condition of the Property, title, survey, or any of the other matters which are subject to Buyer’s approval, there is a material change prior to Closing which is not caused by Buyer, Buyer shall have the same rights of termination with respect to such changed matter(s) or condition(s) as are provided to Buyer by this Agreement with respect to similar matters in existence as of the date of Buyer’s original review and acceptance thereof.

SECTION 10: NOTICES

All notices required or provided for in this Agreement shall be made in writing and delivered either (i) personally, (ii) via certified mail with return receipt requested, (iii) by Federal Express or other nationally recognized, overnight courier service, or (iv) by facsimile, with the original by United States, first class, postage prepaid mail, to the party to whom directed at the address set forth above. All notices given as provided for herein, other than by way of certified mail, shall be deemed effective upon personal delivery or delivery to the overnight courier service. Notice given by way of certified mail shall be deemed effective two (2) days after the posting thereof, postage prepaid.

Appendix B                                                                                                                                     C-4

SECTION 11: REALTORS AND REAL ESTATE COMMISSION

Buyer and Seller each covenant with the other that neither has dealt with any realtor, broker or agent in the sale of the Property and each will indemnify and hold the other harmless from any commission claimed to be due by any realtor, broker or agent with whom the indemnifying party has allegedly dealt or contracted for a commission.

SECTION 12: DEFAULT AND REMEDIES

In the event Buyer shall default in its obligation to purchase the Property following satisfaction or waiver of all contingencies referred to herein, Seller shall be entitled to any remedies available at law or in equity. In the event Seller shall default in its obligations hereunder, Buyer shall be entitled to elect to (i) seek damages from Seller and/or (ii) seek specific performance of this Agreement, in addition to any other remedies available at law or in equity. If legal action is instituted to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all costs of such legal action, including reasonable attorneys’ fees. The aggregate liability and obligations of Seller to Buyer under this Section 12 shall not exceed an amount equal to the Purchase Price.

SECTION 13: ACCESS TO PROPERTY

Buyer and its representatives shall be permitted reasonable access to the Property from and after the date hereof for purposes of obtaining or performing the testing and inspections provided for in Section 3 hereof. Buyer shall indemnify seller for any physical damage to the Property caused by Buyer’s inspections.

SECTION 14: MISCELLANEOUS

A. This Agreement may be changed, modified or amended only in writing, which shall set forth the provisions of such change, modification or amendment and which shall be executed by all of the parties hereto.

B. This Agreement shall inure to the benefit of, and shall be valid and binding upon, each of the parties hereto and their respective successors, heirs and assigns.

C. This Agreement contains the entire agreement of the parties pertaining to its subject matter and supersedes all prior written and oral agreements pertaining thereto.

D. The waiver by any party hereto of a breach of any covenant, representation or warranty herein contained shall not be deemed a continuing waiver of such breach nor a waiver of any breach of any other covenant, representation or warranty herein contained; but to the contrary, demand may be made at any time for the cure of such breach.

E. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the date and year first above written.

CITIZENS NATIONAL BANK OF JESSAMINE
COUNTY, a national banking association

By: _________________________________________
Its: _________________________________________

LOG CABIN BANKERS, INC., a Kentucky corporation,

By: _________________________________________
Its: _________________________________________

Appendix B                                                                                                                                     C-5

EXHIBIT “D”

VOTING AGREEMENT

Farmers Capital Bank Corporation
Attention: G. Anthony Busseni, President and Chief Executive Officer
202 West Main Street
Frankfort, Kentucky 40602

Dear Mr. Busseni:

The undersigned is a shareholder and a director of Citizens National Bancshares, Inc. (“Citizens”), and is delivering this Voting Agreement to you concurrently with the execution by Farmers Capital Bank Corporation (the “Company”) of the Agreement and Plan of Merger, dated as of April 11, 2006 (the “Merger Agreement”), by and between Citizens, the Company and FCBC Subsidiary, Inc. (the “Merger Subsidiary”). This Voting Agreement represents an agreement between the undersigned and the Company regarding certain rights and obligations of the undersigned in connection with the Merger Agreement.

In consideration of the benefits the undersigned will receive as a shareholder of Citizens upon consummation of the merger under the Merger Agreement and the mutual covenants contained herein, the undersigned and the Company hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of Citizens Common Stock that the undersigned owns of record in favor of approving the Merger Agreement and the Plan of Merger at the Citizens Shareholders’ Meeting, unless the Company is then in Default as regards any covenant, agreement, representation or warranty as to it contained in the Merger Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Citizens Common Stock over which he has or shares voting power solely in a fiduciary capacity on behalf of any person other than Citizens, if the undersigned determines, in goof faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other Person.

2. Restriction on Transfer. The undersigned further agrees that he will not, without the prior written consent of the Company (which consent may be withheld for any reason or no reason), transfer any shares of Citizens Common Stock prior to the record date for the Citizens Shareholders’ Meeting, except by operation of law, by will, or under the laws of descent and distribution.

3. Entire Agreement; Modification; Waiver. This Voting Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral. No supplements, modification, or amendment of this Voting Agreement shall be binding unless executed in writing by all parties hereto. No waiver or any of the provisions of this Voting Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

4. Successors and Assigns; Assignment. This Voting Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns; provided, however, that this Voting Agreement is intended to be personal to the undersigned and the rights and obligations of the undersigned hereunder may not be assigned or transferred by him. This Voting Agreement is not assignable by the Company.

5. Governing Law. This Voting Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky without taking into account provisions regarding choice of Law or conflicts of Law, except to the extent certain matters may be governed as a matter of law by federal law.

Appendix B                                                                                                                                     D-1

6. Execution in Counterparts. This Voting Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

7. Individual Capacity. As regards the provisions of this Voting Agreement related to voting of shares of Citizens Common Stock, the parties hereto acknowledge that the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require the undersigned, in his or her capacity as a director of Citizens or any Citizens Subsidiary, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, the undersigned makes no agreement or understanding herein in his or her capacity as a director of Citizens or any Citizens Subsidiary.

8. Severability of Provisions. The invalidity or unenforceability of any particular provision of this Voting Agreement shall not affect the other provisions hereof and this Voting Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9. Termination. This Voting Agreement will terminate automatically and shall have no further force and effect upon the termination of the Merger Agreement.

10. Capitalized Terms. All capitalized terms in this Voting Agreement shall have the same meaning as given such terms under the Merger Agreement.

This Voting Agreement is executed as of the 11th day of April, 2006.

Very truly yours,

__________________________________________________
Signature

__________________________________________________
Printed Name

__________________________________________________
Address

__________________________________________________
Telephone Number

AGREED TO AND ACCEPTED as of
April 11, 2006.

FARMERS CAPITAL BANK CORPORATION

By:         __________________________________________
G. Anthony Busseni
President and Chief Executive Officer

Appendix B                                                                                                                                     D-2

EXHIBIT “E”

MATTERS AS TO WHICH
WYATT, TARRANT & COMBS LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1. Citizens is a bank holding company existing and in good standing under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets. The Bank is a national banking association existing and in good standing with the FDIC and under the Laws of the United States of America with corporate power and authority to conduct its business and to own and use its Assets.

2. Citizen’s authorized capital stock consists of _______ shares of Citizens Common Stock, of which, _______ shares were outstanding as of the Closing Date. The outstanding shares of Citizens Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no Rights obligating Citizens to issue or acquire any of its equity securities.

3. The Bank’s authorized capital stock consists of ___________ shares of Bank common stock, of which, ___ shares were outstanding as of the Closing Date and owned of record in their entirety by Citizens. The outstanding shares of Bank common stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge there are no Rights obligating the Bank to issue or acquire any of its equity securities.

4. The execution and delivery by Citizens of the Agreement do not, and if Citizens were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Citizens or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which Citizens or the Bank is a party or by which any of such Persons is bound.

5. The Agreement has been duly and validly executed and delivered by Citizens and assuming valid authorization, execution and delivery of the Agreement by the Company and Merger Subsidiary, constitutes a valid and binding agreement of Citizens, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

Appendix B                                                                                                                                     E-1

EXHIBIT “F”

MATTERS AS TO WHICH
STOLL KEENON OGDEN PLLC WILL OPINE

[Superceded by Schedule 2 - Exhibit F to Amendment No. 1
to the Agreement and Plan of Merger.]

Appendix B                                                                                                                                     F-1

AMENDMENT NO. 1
Dated as of June 16, 2006
to
Agreement and Plan of Merger
Among
Farmers Capital Bank Corporation
Citizens National Bancshares, Inc.
and
FCBC Subsidiary, Inc.
Dated April 11, 2006

Farmers Capital Bank Corporation (“Company”), Citizens National Bancshares, Inc. (“Citizens”) and FCBC Subsidiary, Inc. (“Merger Subsidiary”) (collectively the “Parties”) agree as follows:

PRELIMINARY STATEMENT

The Parties entered into a certain Agreement and Plan of Merger dated April 11, 2006 (the “Agreement”) in connection with the merger of Citizens into Merger Subsidiary. The Parties have agreed to amend the Agreement in the manner set forth below to acknowledge the assignment by Merger Subsidiary to FCBC Acquisition Subsidiary, LLC of all right, title and interest of Merger Subsidiary in the Agreement.

Section I. Cross-References and Definitions.

(a)  Reference is made to the Agreement. Upon and after the effective date of this Amendment all references to the Agreement in that document, or in any related document, shall mean the Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or waiver of any noncompliance with the provisions of, the Agreement, and, except as specifically provided in this Amendment, the Agreement shall remain in full force and effect.

(b)  Unless otherwise defined herein, terms used in this Amendment which are defined in the Agreement shall have the same meaning herein as therein.

Section II. Amendments. The Agreement is hereby amended as of the date hereof in the following manner:

(i)       The Agreement is hereby amended in order to acknowledge the assignment by Merger Subsidiary to FCBC Acquisition Subsidiary, LLC of all right, title and interest of Merger Subsidiary in the Agreement, and accordingly (i) each reference in the Agreement to Merger Subsidiary shall hereforth be deemed to refer to FCBC Acquisition Subsidiary, LLC and (ii) Exhibit A to the Agreement is hereby substituted and replaced in its entirety by the Exhibit A attached hereto as Schedule 1;

(ii)      by deleting Section 1.1(ll) of the Agreement in its entirety and substituting in lieu thereof the following:

   “Company Stock Price” shall mean the Average Company Stock Closing Price; provided, however, that (i) in the event the Average Company Stock Closing Price is (A) below $28.54 but not below $25.69, then “Company Stock Price” shall mean $28.54 and (B) above $35.85, then “Company Stock Price” shall mean $35.85 and (ii) in the event the Average Company Stock Closing Price is below $25.69, then, subject to the right of the Company pursuant to Section 11.1(h) hereof to terminate this Agreement, “Company Stock Price” shall mean such Average Company Stock Closing Price, where

   “Average Company Stock Closing Price” shall mean the average of the daily closing prices of a share of Company Common Stock as reported on the NASDAQ Capital Market for the fifteen (15) consecutive days when the stock markets are open for trading ending on the Company Stock Price Calculation Date.

(iii)      by changing the designation of Section 1.1 (rrr) to Section 1.1 (rrr)(1)

(iv)     by adding the following as Section 1.1 (rrr) (2) to the Agreement:

                   “KLLCA” shall mean the Kentucky Limited Liability Company Act, Chapter 275 of the Kentucky Revised Statutes.

(v)       by deleting Section 1.1 (yyy) of the Agreement in its entirety and substituting in lieu thereof the following:

   “Merger Subsidiary” shall mean FCBC Acquisition Subsidiary, LLC, a wholly-owned subsidiary of the Company organized under the laws of the Commonwealth of Kentucky.
Appendix B

(vi)      by deleting Section 1.1 (zzz) of the Agreement in its entirety and substituting in lieu thereof the following:

   “Merger Subsidiary Membership Interests” shall mean the membership interests of Merger Subsidiary.

(vii)    by deleting Section 1.1 (llll) of the Agreement in its entirety and substituting in lieu thereof the following:

    “Per Share Merger Consideration” shall mean the dollar amount equal to the quotient obtained by dividing

(i)   the sum of (a) 50% of the Exchange Value plus (b) the product obtained by multiplying Aggregate Stock Consideration times the Average Company Stock Closing Price by

(ii)  the number of shares of Citizens Common Stock issued and outstanding as of the Effective Time;

where “Aggregate Stock Consideration” shall mean that number of shares of Company Common Stock equal to the result obtained by dividing (x) the sum equal to fifty percent (50%) of the Exchange Value by (y) the Company Stock Price; provided, however, that in the event the Company Stock Price is determined in accordance with clause (ii) of the proviso to Section 1.1(ll) hereof, “Aggregate Stock Consideration” shall mean that number of shares of Company Common Stock obtained by dividing (xx) the sum equal to forty-seven and five-tenths percent (47.5%) of the Exchange Value by (yy) the Company Stock Price.

(viii)   by deleting Section 1.1 (oooo) of the Agreement in its entirety and substituting in lieu thereof the following:

                                 “Plan of Merger” shall mean the Plan of Merger entered into by and among the Company, Merger Subsidiary and Citizens, in the form of Exhibit A hereto.

(ix)     by deleting Section 1.1 (ggggg) of the Agreement in its entirety and substituting in lieu thereof the following:

    “Surviving Entity” shall have the meaning assigned such term in Section 2.1 hereof.

(x)       by deleting Section 4.1(c)(i)(B) of the Agreement in its entirety and substituting in lieu thereof the following:

    (B) that number of shares of Company Common Stock, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing the Per Share Merger Consideration by the Average Company Stock Closing Price (the “Stock Consideration”) (the aggregate Cash Consideration and the Aggregate Stock Consideration [along with any cash payable in lieu of fractional shares as contemplated by Section 5.1(e) hereof and sums paid to the holders of Dissenting Shares] are referred to collectively herein as the “Merger Consideration”).

(xi)     the reference in Section 5.1(e)(2) of the Agreement to “Company Stock Price” is changed to “Average Company Stock Closing Price”.

(xii)    the penultimate sentence in Section 5.2(b) of the Agreement is deleted in its entirety and there is inserted in lieu thereof the following:

Citizens will announce the Anticipated Closing Date, Average Company Stock Closing Price, Company Stock Price and the Per Share Merger Consideration through a letter to its shareholders mailed two weeks before such Anticipated Closing Date.

(xiii)   by substituting “Surviving Entity” for each reference to “Surviving Corporation” in the Preamble to the Agreement and in Sections 5.1 (d), 5.1 (f), 5.1(g), 5.1 (i) and 9.12 (b) of the Agreement.

(xiv)           by deleting Section 2.1 of the Agreement in its entirety and substituting in lieu thereof the following:

    Merger. Subject to the terms and conditions of the Agreement and the Plan of Merger, at the Effective Time, Citizens shall be merged with and into Merger Subsidiary in accordance with the provisions of KRS 275.345 of the KLLCA and KRS 271B.11-010 of the KBCA, and with the effect provided in KRS 275.365 of the KLLCA and KRS 271B.11-060 of the KBCA (the “Merger”). Merger Subsidiary shall be the surviving entity resulting from the Merger (the “Surviving Entity”) and shall continue to be governed by the Laws of the Commonwealth of Kentucky. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors and/or members, as applicable, of Citizens, the Company and Merger Subsidiary.

(xv)           by substituting for “KBCA” in the sixth line of Section 2.4 of the Agreement “KLLCA or KBCA”.

(xvi)          by deleting Section 3.1 of the Agreement in its entirety and substituting in lieu thereof the following:

  Articles of Organization. The Articles of Organization of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Entity until otherwise amended or repealed.

Appendix B                                                                                                                                     2

(xvii)        by deleting Section 3.2 of the Agreement in its entirety and substituting in lieu thereof the following:

  Operating Agreement, Limited Liability. The Operating Agreement of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity until otherwise amended or repealed. Limited liability will be retained by the Surviving Entity.

(xviii)        by deleting Section 3.3 of the Agreement in its entirety and substituting in lieu thereof the following:

    Officers. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the Operating Agreement of the Surviving Entity.

(xix)           by substituting for “the shareholders” in the third line of Section 4.1 of the Agreement “the shareholders or members, as applicable”.

(xx)             by deleting Section 4.1 (b) of the Agreement in its entirety and substituting in lieu thereof the following:

     Each Merger Subsidiary Membership Interest issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one Merger Subsidiary Membership Interest from and after the Effective Time.

(xxi)            by substituting for “foreign corporation” in the sixth line of Section 7.1 of the Agreement “foreign corporation or limited liability company ( as applicable)”.

(xxii)    by substituting for “capital stock of Merger Subsidiary” and “shares of capital stock of Merger Subsidiary” in Section 7.4 of the Agreement “Merger Subsidiary Membership Interests”.

(xxiii)          by substituting for “of the shares of Merger Subsidiary Common Stock” in Section 8.3 of the Agreement “Merger Subsidiary Membership Interests”.

(xxiv)           by substituting for “sole shareholder of Merger Subsidiary” in Section 10.3 (c) of the Agreement “sole member of Merger Subsidiary”.

(xxv)     by substituting for “Company’s and Merger Subsidiary’s Boards of Directors” in the fifth line of Section 10.3 (c) of the Agreement “Company’s Board of Directors and Merger Subsidiary’s members”.

(xxvi)           by deleting the reference to Merger Subsidiary in Section 12.7 of the Agreement in its entirety and substituting in lieu thereof the following:

      Merger Subsidiary:      FCBC Acquisition Subsidiary, LLC
G. Anthony Busseni
President and Chief Executive Officer of Farmers Capital Bank Corporation (Sole Member)
202 West Main Street
P.O. Box 309
Frankfort, Kentucky 40602
Facsimile Number: (502) 227-1692

(xxvii)         by deleting Exhibit F to the Agreement in its entirety and substituting in lieu thereof the Exhibit F attached hereto as Schedule 2.

Section III.        Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the Commonwealth of Kentucky, without reference to its principles of conflicts of law or choice of law.

Section IV.        Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their respective successors and assigns and all of which taken together shall constitute one and the same agreement.

Section V.         Binding Effect; Benefit. This Amendment shall be binding on, and inure to the benefit of, the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns.
Appendix B                                                                                                                                     3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be executed by their duly authorized officers or agents, all as of the day and year first above written.

FARMERS CAPITAL BANK CORPORATION

By:	/s/ G. Anthony Busseni
G. Anthony Busseni
President and Chief Executive Officer

CITIZENS NATIONAL BANCSHARES, INC.

By:	/s/ Benjamin F. Brown
Benjamin F. Brown
President and Chief Executive Officer

FCBC SUBSIDIARY, INC.

By:	/s/ G. Anthony Busseni
G. Anthony Busseni
President and Chief Executive Officer

Appendix B                                                                                                                                    4

SCHEDULE 1

EXHIBIT “A”

[Amended and Restated Plan of Merger is included at Appendix A to this Proxy Statement-Prospectus.]

Appendix B                                                                                                                                     A-1

SCHEDULE 2

EXHIBIT “F”

MATTERS AS TO WHICH
STOLL KEENON OGDEN PLLC WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1. The Company is a financial holding company existing and in good standing under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets. Merger Subsidiary is a limited liability company existing and in good standing under the Laws of the Commonwealth of Kentucky with the corporate power and authority to conduct its business and to own and use its Assets.

2. The Company’s authorized capital stock consists of ______ shares of preferred stock and _______ shares of Company Common Stock, of which ____ shares and ____ shares, respectively, were outstanding as of the Closing Date. The outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable. All of the outstanding Merger Subsidiary Membership Interests are owned of record by the Company.

3. The execution and delivery by the Company and Merger Subsidiary of the Agreement do not, and if the Company and Merger Subsidiary were now to perform their respective obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of the Company or the Articles of Organization or Operating Agreement of Merger Subsidiary or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which Company, Merger Subsidiary or any Company Subsidiary is a party or by which any of such Persons is bound.

4. The Agreement has been duly and validly executed and delivered by the Company and Merger Subsidiary, and, assuming valid authorization, execution and delivery of the Agreement by Citizens, constitutes a valid and binding agreement of the Company and Merger Subsidiary enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

5. The shares of Company Common Stock to be issued to the shareholders of Citizens as contemplated in the Agreement have been registered under the 1933 Act, and when issued and delivered following consummation of the Merger will be duly authorized, validly issued, fully paid and nonassessable under the KBCA and listed on the NASDAQ Capital Market.

Appendix B                                                                                                                                     F-1

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APPENDIX C    FULL TEXT OF SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

Right to Dissent and Obtain Payment for Shares

§ 271B.13-010. Definitions for subtitle

As used in this subtitle:

(1) “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 271B.13-020. Right to dissent

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

APPENDIX C                                                                                                                                C-1

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1.Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

(e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

(f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 271B.13-030. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

§ 271B.13-200. Notice of dissenters’ rights

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

APPENDIX C                                                                                                                                C-2

§ 271B.13-210. Notice of intent to demand payment

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

§ 271B.13-220. Dissenters’ notice

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this subtitle.

§ 271B.13-230. Duty to demand payment

(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

APPENDIX C                                                                                                                               C-3

§ 271B.13-240. Share restrictions

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 271B.13-250. Payment

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated; and

(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

§ 271B.13-260. Failure to take action

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

§ 271B.13-270. After-acquired shares

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

APPENDIX C                                                                                                                               C-4

§ 271B.13-280. Procedure if shareholder dissatisfied with payment or offer

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

§ 271B.13-300. Court action

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

APPENDIX C                                                                                                                               C-5

§ 271B.13-310. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX C                                                                                                                               C-6

APPENDIX D    CONSOLIDATED FINANCIAL STATEMENTS OF CITIZENS NATIONAL BANCSHARES, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
at and for the Three months Ended March 31, 2006

CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2006	December 31, 2005

ASSETS
Cash and due from banks	$5,336	$5,220
Federal funds sold	3,986	1,916
Securities available for sale	14,389	14,484
Loans receivable, net	126,155	124,957
Restricted investments	867	857
Premises and equipment, net	3,404	3,460
Accrued interest receivable	1,774	1,724
Deferred income taxes	242	212
Foreclosed assets	556	397
Other assets	146	222

Total assets	$156,855	$153,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Demand deposits	$26,281	$22,646
Savings and NOW accounts	39,703	37,721
Time deposits greater than $100,000	28,092	27,896
Other time deposits	44,398	45,126
Total deposits	138,474	133,389
Repurchase agreements and federal funds purchased	3,577	2,439
Federal Home Loan Bank advances		3,000
Other accrued expenses	1,197	1,281
Total liabilities	143,248	140,109

Stockholders’ equity
Common stock	1,966	1,966
Surplus	2,941	2,941
Retained earnings	8,955	8,629
Accumulated other comprehensive loss	(255)	(196)
Total stockholders’ equity	13,607	13,340

Total liabilities and stockholders’ equity	$156,855	$153,449

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months Ended March 31,
	2006	2005
Interest income
Loans, including fees	$2,162	$1,988
Securities	137	116
Federal funds sold	49	8
Other interest	12	3
	2,360	2,115
Interest expense
Deposits	921	638
Repurchase agreements and federal funds purchased	11	10
Federal Home Loan Bank advances	23	48
	955	696

Net interest income	1,405	1,419
Provision for loan losses	75	150

Net interest income after provision for loan losses	1,330	1,269

Non-interest income
Service charges and fees on deposits	333	359
Loss on disposal of foreclosed assets	(3)
Other income	27	25
	357	384
Non-interest expenses
Salaries and employee benefits	594	580
Furniture, fixtures and occupancy	170	177
Data processing	51	105
Other operating expenses	381	288
	1,196	1,150

Income before income taxes	491	503

Provision for income taxes	165	166

Net income	$326	$337
Basic earnings per share	$1.66	$1.71

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months Ended March 31,
	2006	2005
Cash flows from operating activities
Net income	$326	$337
Adjustments to reconcile net income to net
cash from operating activities
Depreciation	71	67
Amortization of discounts on securities	5	7
Accretion of premiums on securities	(10)	(3)
Provision for loan losses	75	150
Noncash investment income	(9)
Loss on sale of foreclosed assets	2

Increase/Decrease in:
Accrued interest receivable	(50)	2
Other assets	77	(38)
Accrued interest and other liabilities	(83)	64
Net cash from operating activities	404	586

Cash flows from lending and investing activities

Proceeds from calls and maturities of securities and paydowns on mortgage backed securities	9	21
Net change in loans	(1,404)	(3,534)
Net increase in federal funds sold	(2,070)	(829)
Capital expenditures	(15)	(81)
Additions to foreclosed assets	(49)
Proceeds from the sale of other real estate owned	18
Net cash from investing activities	(3,511)	(4,423)

Cash flows from deposit and financing activities
Net increase in demand deposits, NOW accounts and savings accounts	5,617	277
Net change in certificates of deposit	(533)	3,558
Net Federal Home Loan Bank repayments	(3,000)
Net change in repurchase agreements and federal funds purchased	1,139	(64)

Net cash from financing activities	3,223	3,771
Net change in cash and cash equivalents	$116	$(66)

Cash and cash equivalents at beginning of year	5,220	3,306
Cash and cash equivalents at end of period	$5,336	$3,240

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements
Three months ended March 31, 2006 and 2005

NOTE 1 - BASIS OF PRESENTATION AND CONSOLIDATION

In the opinion of the management of Citizens National Bancshares, Inc. (“Citizens” or the “Company”), the accompanying unaudited consolidated financial statements include all normal recurring adjustments considered necessary to present fairly the financial position as of March 31, 2006, and the results of operations for the three months ended March 31, 2006 and 2005, and cash flows for the three months ended March 31, 2006 and 2005.

NOTE 2 - ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses follows:
(in thousands)	Three months Ended March 31,
	2006	2005
Balance - beginning of period	$1,346	$1,228

Provision charged to operation	75	150
Loans charged off	(27)	(16)
Recoveries of loans previously charged off	14	13

Balance - end of period	$1,408	$1,375

NOTE 3 - EARNINGS PER SHARE The following table sets forth the computation of basic earnings per share: (in thousands, except per share data)	Three months Ended March 31
	2006	2005
Net Income	$326	$337
Basic earnings per share:
Weighted average shares	197	197
Earnings per share:
Basic earnings per share	$1.66	$1.71

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Audited Consolidated Financial Statements
December 31, 2005 and 2004

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Board of Directors
Citizens National Bancshares, Inc. and Subsidiary
Nicholasville, Kentucky

We have audited the accompanying consolidated statements of financial position of Citizens National Bancshares, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, statements of comprehensive income, statements of stockholders' equity, and statements of cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens National Bancshares, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mountjoy & Bressler, LLP

Lexington, Kentucky
January 10, 2006

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Position
December 31, 2005 and 2004

	2005	2004
ASSETS

Cash and due from banks	$5,220,449	$3,371,592
Federal funds sold	1,916,000	-
Securities available for sale	14,483,740	12,273,443
Securities held to maturity	-	514,554
Restricted investments	857,050	827,750
Loans receivable, less allowance for loan losses of $1,346,451 in 2005 and $1,227,815 in 2004	124,957,173	123,254,470
Accrued interest receivable	1,723,752	1,534,053
Premises and equipment, net	3,460,170	3,597,741
Deferred income taxes	211,603	169,223
Foreclosed assets	397,071	93,000
Other assets	221,818	114,553

	$153,448,826	$145,750,379

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Demand deposits	$22,645,565	$20,682,000
Savings and NOW accounts	37,720,895	38,442,218
Time deposits greater than $100,000	27,896,037	22,882,753
Other time deposits	45,126,367	39,481,017

Total deposits	133,388,864	121,487,988

Repurchase agreements and federal funds purchased	2,439,019	2,949,616
Federal Home Loan Bank advances	3,000,000	8,000,000
Other accrued expenses	1,280,521	895,042

Total liabilities	140,108,404	133,332,646

Stockholders' Equity
Common stock: $10 par value; 600,000 shares authorized; 196,600 shares issued and outstanding	1,966,000	1,966,000
Additional paid in capital	2,941,345	2,941,345
Retained earnings	8,628,706	7,601,425
Accumulated other comprehensive loss	(195,629)	(91,037)

Total stockholders' equity	13,340,422	12,417,733

	$153,448,826	$145,750,379

See accompanying independent auditor's report and notes to consolidated financial statements.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Years ended December 31, 2005 and 2004
	2005	2004
Interest income
Loans receivable	$8,305,928	$7,330,837
Securities available for sale	491,871	661,159
Securities held to maturity	6,905	18,557
Federal funds sold	108,095	37,757
Other interest	47,653	34,823

Total interest income	8,960,452	8,083,133

Interest expense
Deposits	3,008,612	2,313,272
Repurchase agreements and federal funds purchased	40,077	59,364
Federal Home Loan Bank advances	237,261	23,239

Total interest expense	3,285,950	2,395,875

Net interest income	5,674,502	5,687,258

Provision for loan losses	450,000	642,000

	5,224,502	5,045,258
Non-interest income
Service charges and fees on deposits	1,509,986	1,548,193
Gain (loss) on sale of investments	812	(7,401)
Gain (loss) on disposal of foreclosed assets	(10,757)	25,122
Loss on disposal of fixed assets	(24,690)	(6,552)
Other income	93,872	104,104

Total non-interest income	1,569,223	1,663,466

Non-interest expense
Salaries and wages	1,938,941	1,842,329
Pensions and other employee benefits	353,882	296,314
Furniture, fixtures and occupancy	706,330	665,001
Data processing expense	299,735	395,885
Other operating expenses	1,350,975	1,353,868

Total non-interest expense	4,649,863	4,553,397

Income before income taxes	2,143,862	2,155,327

Income taxes	723,381	662,038

Net income	$1,420,481	$1,493,289

See accompanying independent auditor's report and notes to consolidated financial statements.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
Years ended December 31, 2005 and 2004

	2005	2004

Net income	$1,420,481	$1,493,289
Other comprehensive income
Unrealized loss on available-for-sale securities net of deferred tax benefit of $53,881 and $51,961	(104,592)	(100,866)

Total comprehensive income	$1,315,889	$1,392,423

See accompanying independent auditor's report and notes to consolidated financial statements.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
Years ended December 31, 2005 and 2004

	Common Stock		Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2003	200,000	$2,000,000	$2,992,345	$6,700,236	$9,829	$11,702,410
Comprehensive Income:
Net income	-	-	-	1,493,289	-	1,493,289
Other comprehensive income, net deferred taxes of $51,961	-	-	-	-	(100,866)	(100,866)
Retirement of 3,400 shares of common stock	(3,400)	(34,000)	(51,000)	(195,500)	-	(280,500)
Dividends paid	-	-	-	(396,600)	-	(396,600)

Balance, December 31, 2004	196,600	1,966,000	2,941,345	7,601,425	(91,037)	12,417,733

Comprehensive Income:
Net income	-	-	-	1,420,481	-	1,420,481
Other comprehensive loss, net of deferred tax credit of $53,881	-	-	-	-	(104,592)	(104,592)
Dividends paid	-	-	-	(393,200)	-	(393,200)

Balance, December 31, 2005	196,600	$1,966,000	$2,941,345	$8,628,706	$(195,629)	$13,340,422

See accompanying independent auditor's report and notes to consolidated financial statements.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 2005 and 2004
	2005	2004
Cash Flows from Operating Activities:
Net income	$1,420,481	$1,493,289

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	280,404	277,123
Deferred income taxes	11,501	(127,437)
Amortization on discounts on securities	22,688	63,232
Provision for possible loan losses	450,000	642,000
Noncash investment income	(29,300)	(18,700)
(Gain) loss on sales and calls of investments	(812)	7,401
Loss on sale of repossessed assets	10,757	25,122
Loss on sale of fixed assets	24,690	6,552
Accretion on premiums on securities	(22,530)	(12,733)
Increase/Decrease in:
Accrued interest receivable	(189,699)	(52,243)
Other assets	(107,265)	182,848
Accrued interest and other liabilities	385,479	84,658

Net cash provided by operating activities	2,256,394	2,571,112

Cash Flows from Lending and Investing Activities:
Proceeds from calls and maturities of securities and paydowns on mortgage backed securities	1,082,629	10,146,295
Net change in loans	(2,547,775)	(17,464,935)
Purchase of securities	(2,936,191)	(9,292,247)
Net increase in federal funds sold	(1,916,000)	-
Capital expenditures	(173,514)	(512,661)
Proceeds from the sale of assets	5,991	31,438
Proceeds from the sale of other real estate owned	80,244	670,671

Net cash used in lending and investing activities	(6,404,616)	(16,421,439)

Cash Flows from Deposit and Financing Activities:
Net increase in demand deposits, NOW accounts and savings accounts	1,242,242	618,597
Net payments from sale of certificates of deposits and payments maturing certificates	10,658,634	309,245
Net Federal Home Loan Bank (repayments) advances	(5,000,000)	6,000,000
Net change in repurchase agreements and federal funds purchased	(510,597)	569,121
Dividends paid	(393,200)	(280,500)
Stock retirement	-	(396,600)

Net cash provided by deposit and financing activities	5,997,079	6,819,863

Increase (decrease) in cash and due from banks and equivalents	1,848,857	(7,030,464)

Cash and due from banks and equivalents, beginning of year	3,371,592	10,402,056

Cash and due from banks and equivalents, end of year	$5,220,449	$3,371,592

Supplemental schedule of noncash transactions:

Noncash transfers to other real estate owned	$395,072	$398,293
See accompanying independent auditor's report and notes to consolidated financial statements.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Citizens National Bancshares, Inc. (the Company) and its wholly-owned Subsidiary, Citizens National Bank of Jessamine County (the Bank), conform with accounting principles generally accepted in the United States of America and practices within the banking industry. The nature of operations and accounting policies that materially affect financial condition, results of operations, and cash flows are summarized as follows:

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and the Bank. Material intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations: The Bank is a national chartered bank located in Nicholasville, Kentucky. The Bank's primary deposit products are demand deposits, savings accounts, and certificates of deposit. Its primary lending products are commercial business loans, real estate loans, and installment loans. The Company, a one-bank holding company, owns 100% of the Bank's outstanding common stock.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgment about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans may change materially in the near term.

Cash Equivalents: For purposes of the Statement of Cash Flows, the Company has defined cash and cash equivalents as those amounts included in the statement of financial position under the caption "Cash and due from banks". Cash paid for interest was $2,886,582 and $2,372,251 for 2005 and 2004, respectively. Cash paid for income taxes was $864,583 and $539,057 for 2005 and 2004, respectively.

Investments in Securities: The Bank's investment in securities is accounted for as follows:

Securities Available-for-Sale: Securities available-for-sale consist of bonds, notes, and certain equity securities not classified as securities held to maturity. Realized gains and losses on the sale of securities available-for-sale are determined using the specific-identification method and are included in earnings. Unrealized holding gains and losses are reported in other comprehensive income. Premiums and discounts of securities available-for-sale are recognized in interest income using the interest method over the period to maturity.

Held to Maturity: Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. All held to maturity securities matured during 2005.

Loans Receivable and Allowance for Loan Losses: Loans are stated at the amount of unpaid principal, reduced by an

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

allowance for loan losses. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding.

Loan origination fees and certain direct origination costs are not material to the financial statements and are not capitalized and recognized as an adjustment of the yield of the related loans.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payments shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed and expensed. Subsequent cash payments received on such loans are applied as a reduction of the loan principal balance. Interest income is recognized only to the extent of interest payments received.

Bank Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the useful lives of the assets which range from 3 to 39 years.

Other Real Estate Owned: Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Advertising: The Company expenses advertising costs as incurred. Advertising expense amounts to $34,713 and $17,732 for the years ended December 31, 2005 and 2004.

Income Taxes: The Company and its subsidiary file a consolidated federal income tax return. The Bank, for financial

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

reporting purposes, computes its tax expense and liability on a separate return basis, and recognizes no benefit or expense from inclusion in the consolidated federal income tax return. The provision for income taxes is based on income and expense as reported for financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

"Off-Balance-Sheet" Financial Instruments: In the ordinary course of business the Bank has entered into "off-balance-sheet" financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Values of Financial Instruments: The following methods and assumptions were used in the analysis in estimating the fair value of financial instruments.
•	Cash and due from banks and interest bearing deposits with other banks: Fair value equals the carrying value of such assets.

•	Investment securities and investment securities available for sale: Fair values for investment securities are based on market prices found on the bond accounting report.

•	Federal funds sold and securities purchased under agreements to resell: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair values.

•
Loans:  For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the bank on comparable loans as to credit risk and term.

•
Deposit liabilities: The fair values of demand deposits are, as required by FAS107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flows are used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the bank on comparable deposits as to amount and term.

•	Short term borrowings: The fair values of federal funds purchased, securities sold under agreements to repurchase and other short term borrowings approximate their carrying values.

•	FHLB and other borrowings: The carrying amount on variable rate borrowings approximate their fair value.

•
"Off Balance" Sheet Financial Instruments:  Loan commitments are negotiated at current market rates and are relatively short term in nature. Therefore, the estimated value of loan commitments approximated the fees charged.

NOTE B - RESTRICTION ON CASH AND DUE FROM BANKS

The Bank's correspondent agreement with an unrelated bank requires the Bank to maintain average cash balances of approximately $50,000.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

NOTE C - INVESTMENT SECURITIES

The aggregate fair value amounts of investment securities available-for-sale and their amortized cost basis at December 31, 2005 and 2004 were as follows:

		Unrealized
	Amortized Cost Basis	Gains	Losses	Aggregate Fair Value
December 31, 2005
Available for Sale
U.S. government agency securities	$11,150,445	$-	$(290,525)	$10,859,920
Mortgage-backed securities	77,422	868	-	78,290
Municipal securities	3,552,281	-	(6,751)	3,545,530
	$14,780,148	$868	$(297,276)	$14,483,740

		Unrealized
	Amortized Cost Basis	Gains	Losses	Aggregate Fair Value
December 30, 2004
Available for Sale
U.S. Government agency securities	$9,004,121	$-	$(173,351)	$8,830,770
Mortgage-backed securities	145,051	4,817	-	149,868
Municipal securities	3,262,206	30,599	-	3,292,805
	$12,411,378	$35,416	$(173,351)	$12,273,443
Held to Maturity
Municipal securities	$514,554	$2,796	$-	$517,350

During 2005 there were no sales of available-for-sale or held to maturity securities. During 2004 the Bank sold available-for-sale securities for proceeds totaling $6,789,056 and recognized a gain of $414. During 2005 and 2004 there were calls of available-for-sale or held to maturity securities of $1,015,000 and $2,110,000. Paydowns of $67,629 and $1,245,292 were received on mortgage-backed securities during 2005 and 2004, respectively.
The maturities of investment securities at December 31, 2005 and 2004 are as follows:

	2005
	Amortized Cost	Estimated Value
Available-for-sale
Due in one year or less	$3,490,670	$3,455,253
Due from one year to five years	6,813,037	6,678,274
Due from five years to ten years	4,476,441	4,350,213
	$14,780,148	$14,483,740

	2004
	Amortized Cost	Estimated Value
Available-for-sale
Due from one year to five years	6,629,235	6,599,811
Due from five years to ten years	3,352,596	3,232,341
Due from ten years to fifteen years	1,568,872	1,581,732
Due from fifteen years to twenty years	860,675	859,559
	$12,411,378	$12,273,443
Held to Maturity
Due from fifteen years to twenty years	$514,554	$517,350

Securities with a par value of $8,405,686, having a fair value of $8,105,448 were pledged to secure deposits and for other purposes as required or permitted by law at December 31, 2005.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

RESTRICTED INVESTMENTS:

Other investment securities consist of $200,050 in Federal Reserve Stock and $657,000 in Federal Home Loan Bank Stock, which are carried at cost. The Bank is required to maintain stock in these entities in order to borrow money from them.

NOTE D - LOANS RECEIVABLE

Major classifications of loans are as follows:
	2005	2004
Commercial and agricultural	$16,619,804	$16,905,657
Real estate	104,247,748	101,036,354
Consumer	5,321,894	6,392,272
Overdrafts	114,178	148,002
	126,303,624	124,482,285
Allowance for loan losses	(1,346,451)	(1,227,815)

Net loans	$124,957,173	$123,254,470

Changes in the allowance for loan losses were as follows:

	2005	2004
Balance, beginning of year	$1,227,815	$889,727

Provisions charged to operations	450,000	642,000
Loans charged off	(368,203)	(377,193)
Recoveries	36,839	73,281
Balance, end of year	$1,346,451	$1,227,815

Impaired loans are defined as loans on which principal and interest are not expected to be collected in accordance with the original note terms. At December 31, 2005 and 2004 the Bank had $860,110 and $506,332 in impaired loans and $0 in accrued interest related to these loans. The allowance for loan loss related to impaired loans for 2005 and 2004 is $412,895 and $300,000. The total amount of interest income not recorded for 2005 and 2004 was approximately $68,000 and $30,000. The average balance in impaired loans for 2005 and 2004 was $696,855 and $380,288. The Bank had $16,856 and $132,008 in loans that are still accruing interest but are over ninety days past due as of December 31, 2005 and 2004, respectively. The Bank is not committed to lend additional funds to debtors whose loans have been modified. Payments on impaired loans are first applied to the principal balance.

The balance of the allowance for loan losses for federal income tax purposes was $414,505 and $378,090 at December 31, 2005 and 2004. Federal income tax regulations limit the amount deductible for tax purposes resulting in different bases for financial reporting and tax reporting of the allowance for loan losses.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

NOTE E - PREMISES AND EQUIPMENT

The balances of the major classes of depreciable assets are as follows at December 31:

	2005	2004
Buildings	$2,455,550	$2,455,550
Land and improvements	740,546	740,545
Automobile	19,059	19,059
Furniture, fixtures and equipment	1,005,835	1,078,928
Computer equipment	1,068,011	901,463

	5,289,001	5,195,545
Accumulated depreciation	(1,828,831)	(1,597,804)

Premises and equipment, net	$3,460,170	$3,597,741

Depreciation expense for the years ended December 31, 2005 and 2004 was $280,404 and $277,123, respectively.

NOTE F - FORECLOSED ASSETS

At December 31, 2005 and 2004 the Bank had foreclosed assets expected to be disposed of in the near term of $397,071 and $93,000. The Bank recognized $10,757 in losses and $25,122 in gains on disposal of foreclosed assets in 2005 and 2004, respectively.

NOTE G - DEPOSITS

Maturities of time certificates are as follows:
	2005	2004
Twelve months or less	$54,806,381	$31,906,155
One through two years	8,286,390	19,355,385
Two to three years	2,286,576	5,156,282
Three to four years	3,855,789	2,397,555
Four to five years	3,787,268	3,548,393

	$73,022,404	$62,363,770

NOTE H - 401(k) PLAN

The Bank has established a 401(k) profit sharing plan which covers substantially all its full-time employees who meet the requirements as to age and length of service. Under the terms of the plan, participants may contribute up to 20 percent of their compensation, not to exceed limits set by the Internal Revenue Service. The Bank matches up to 5% of employee compensation. The Bank contributed $65,114 in 2005 and $55,451 in 2004.

NOTE I - OPERATING LEASES

The Company leases land and a building from a related party under an operating lease which expires in 2019. The following is a schedule of future minimum lease payments required under the lease:

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

Period ended December 31,	Payment Amount

2006	$87,000
2007	87,000
2008	87,000
2009	87,000
2010	87,000
Thereafter	739,500

Total	$1,174,500

Rent expense for the years ended December 31, 2005 and 2004 was $87,000.

NOTE J - OTHER BORROWED FUNDS

Other borrowed funds at December 31, 2005 and 2004 consist of the following:

	2005	2004
Federal Home Loan Bank advances with interest at 4.62% and 2.64% as of December 31, 2005 and 2004, respectively. These advances are secured by $4,050,000 and $10,800,000 in single family real estate loans as of December 31, 2005 and 2004, respectively.	$3,000,000	$8,000,000

NOTE K - COMMITMENTS

The Company has an unused line of credit with an unrelated financial institution in the amount of $3,500,000. This line of credit is secured by all of the shares of common stock of the Company.

NOTE L - FINANCIAL INSTRUMENTS WITH "OFF-BALANCE SHEET" RISK

The Bank is a party to financial instruments with "off-balance sheet" risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties as well as cash on deposit, stocks, bonds, and other marketable securities that are generally held in the Bank's possession. This collateral is valued and inspected to ensure both its existence and adequacy. The Bank requests additional collateral when appropriate.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, are as follows:

	2005	2004
Commitments to extend credit	13,098,966	11,456,260
Standby letters of credit	1,086,275	2,002,753

NOTE M - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Substantially all of the Bank's business activity is with customers located within the state of Kentucky. A majority of loans are secured by residential or commercial real estate or other personal property. The concentrations of credit by type of loan are set forth in Note D. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

The Bank's federal funds sold balance is $1,916,000 and $- as of December 31, 2005 and 2004, respectively. These funds are held through an unrelated bank.

NOTE N - INCOME TAXES

The Company and its subsidiary file consolidated federal income tax returns on a calendar year basis. The Bank is allowed a special bad debt deduction based on specific charge-offs or specified experience formulas. Through December 31, 2005, the Bank has been allowed a deduction for loan losses based on the experience method. The amounts of loan losses deducted on the federal income tax return were $367,895.

The consolidated provision for income taxes consisted of the following for the years ended December 31, 2005 and 2004:

	2005	2004
Current federal tax expense	$711,880	$789,476
Deferred federal tax expense (benefit)	11,501	(127,438)

	$723,381	$662,038

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that result in significant portions of the deferred tax asset at December 31, 2005 and 2004 relate to the following:

	2005	2004
Allowance for loan losses	$294,705	$318,767
Accumulated depreciation	(183,881)	(196,442)
Net unrealized losses on available-for-sale	100,779	46,898
	$211,603	$169,223

A valuation allowance has not been recorded as management believes it is more likely than not that the deferred tax assets will be realized.

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

NOTE O - RELATED PARTIES

In the normal course of business, the Bank makes loans to its directors and executive officers on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. The aggregate amount of loans to such related parties at December 31, 2005 and 2004, was approximately $1,563,036 and $1,749,863, respectively. In addition, each director has an approved overdraft line of credit available in the amount of $5,000.

During 2005 new loans to such related parties amounted to $559,213 and repayments amounted to $746,040. Total deposits of related parties were $4,552,929 and $3,944,007 at December 31, 2005 and 2004.

The Bank also pays fees to its directors. The total amount of directors' fees during the years ended December 31, 2005 and 2004 were $174,100 and $153,275, respectively.

NOTE P - RESTRICTIONS ON DIVIDEND, LOANS OR ADVANCES

The Bank is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. The Bank normally restricts dividends to a lesser amount. At December 31, 2005, retained earnings of approximately $3,109,000 was available for the payment of dividends without prior regulatory approval.

NOTE Q - FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments (in 000's) were as follows:

	December 31, 2005
	Carrying Amount	Fair Value
Financial assets:

Cash and due from banks	$5,220	$5,220

Securities available-for-sale and restricted investments	15,341	15,341

Federal funds sold	1,916	1,916

Loans receivable	126,304	124,934

Financial liabilities:
Deposits	133,389	132,655
FHLB advances	3,000	3,000
Customer repurchase agreements	2,439	2,439

Off balance-sheet instruments:
Commitments to extend credit	13,099	131
Standby letters of credit	1,086	11

NOTE R - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by

CITIZENS NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years ended December 31, 2005 and 2004

regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain "off-balance-sheet" items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets and exceeds all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital
(to Risk Weighted Assets)	$14,850,000	12.49%	$9,513,000	> 8.0%	$11,891,000	> 10.0%
Tier I Capital
(to Risk Weighted Assets)	13,504,000	11.36%	4,757,000	> 4.0%	7,135,000	> 6.0%
Tier I Capital
(to Average Assets)	13,504,000	8.85%	6,104,000	> 4.0%	7,630,000	> 5.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 30, 2004:
Total Capital
(to Risk Weighted Assets)	$13,723,000	11.70%	$9,385,000	> 8.0%	$11,731,000	> 10.0%
Tier I Capital
(to Risk Weighted Assets)	12,495,000	10.65%	4,692,000	> 4.0%	7,039,000	> 6.0%
Tier I Capital
(to Average Assets)	12,495,000	8.82%	5,666,000	> 4.0%	7,082,000	> 5.0%

NOTE S - RECLASSIFICATIONS

Certain reclassifications have been made to the 2004 financial statements in order to conform to the 2005 presentation

THIS PAGE LEFT BLANK INTENTIONALLY

APPENDIX E    FAIRNESS OPINION OF PROFESSIONAL BANK SERVICES, INC.

APPENDIX E

Professional Bank Services, Incorporated Atlanta, Chicago, Louisville, Nashville, Ocala Consultants to the Financial Industry	The 1000 Building 6200 Dutchman’s Lane, Suite 305 Louisville, Kentucky 40205 502 451-6633 502 451-6755 (FAX) 800-523-4778 (WATS)
ProfessionalBankServices

April 11, 2006

Board of Directors
Citizens National Bancshares, Inc.
201 North Main Street
Nicholasville, Kentucky 40356

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Citizens National Bancshares, Inc., Nicholasville, Kentucky (the “Company”) of the proposed merger of the Company with Farmers Capital Bank Corporation, Frankfort, Kentucky (“FFKT”) (the “Merger”). In the proposed Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive $30.0 million (the “Merger Consideration”) divided by the Company’s total common shares outstanding of 196,600 or $152.594 (the “Per Share Merger Consideration”). At the election of each Company common shareholder the Per Share Merger Consideration can be converted into either (i) cash (the “Cash Consideration”) or (ii) a number of shares of FFKT Common shares equal to the Per Share Merger Consideration divided by FFKT’s average daily closing stock price on the NASDAQ Capital Market for the fifteen consecutive trading days ending on the fifteenth day prior to the closing of the merger (the “FFKT Stock Price”) (the “Stock Consideration”). Under the terms of the proposed Merger the aggregate Cash Consideration shall equal $15.0 million and the aggregate Stock Consideration shall equal that number of FFKT common shares equal to $15.0 million divided by the FFKT Stock Price subject to adjustment as further defined the Agreement and Plan of Merger Among FFKT and the Company (the “Agreement”).

Professional Bank Services, Inc. (“PBS”) is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

APPENDIX E

Board of Directors
Citizens National Bancshares, Inc.
April 11, 2006

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company including:

•	December 31, 2003 and 2004 audited annual reports of the Company.

•	FR Y-9SP Parent Company Only Financial Statements dated June 30, 2005 and December 31, 2005 Filed by the Company.

•	December 31, 2004, June 30, 2005, September 30, 2005, and December 31, 2005 Consolidated Report of Condition and Income (“Call Reports”) for the Bank.

•	Uniform Bank Performance Reports as of September 30, 2005, and December 31, 2005 for the Bank.

•	The Company’s 2005 operating budget and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports.

We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

A limited scope due diligence review of FFKT has been performed by PBS, which included an on-site visit by PBS personnel on April 6th and April 7, 2006, utilizing various management and financial data of FFKT. The review included the following:

•	All Forms 10-Q, 10-K and 8-K for 2003, 2004, 2005 and year to date 2006 filed by FFKT with the Securities and Exchange Commission.

•	Year-end 2003, 2004 and 2005 audited annual reports of FFKT.

•	Certain 2005 FFKT Board of Directors reports and Committee reports.

APPENDIX E

Board of Directors
Citizens National Bancshares, Inc.
April 11, 2006

•	December 31, 2005, Federal Reserve FY- 9 Consolidated Report of Condition and Income for FFKT.

•	Most recent Uniform Holding Company Performance Report for FFKT.

•	Current consolidated listing of Investment portfolio holdings with book and market values.

•	Current consolidated month-end delinquency and non-accrual reports for FFKT.

•	Current and historical consolidated analysis of the allowance for loan and lease losses for FFKT as well as the loan policies of FFKT.

•	Current consolidated internal loan reports, consolidated problem loan listing with classifications and certain selected loan files.

•	Various other current internal financial and operating reports prepared by FFKT.

We have not compiled or audited the financial statements of the Company or FFKT, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or FFKT.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

     Very truly yours,

Professional Bank Services, Inc.

E-4
APPENDIX E